As filed with the Securities and Exchange Commission on May 7, 2004.

Registration No. 333-114021

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERSIL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3674	59-3590018
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

(408) 945-1323

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas C. Tokos, Esq.

Vice President, General Counsel and Secretary

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

(408) 945-1323

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher G. Karras, Esq. Lisa C.S. Burnett, Esq. Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103 (215) 994-4000	Steve L. Camahort, Esq. Don S. Williams, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate Date Of Commencement Of Proposed Sale to The Public: As soon as practicable after consummation of the merger described herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Offering Price (2)	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	11,268,146	$15.35	$247,226,489	$31,324

(1)	Based upon the estimated maximum number of shares of common stock of the Registrant that may be issued to shareholders of Xicor, Inc. pursuant to the merger described herein.
(2)	Estimated solely for the purpose of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457 (f) and (c) under the Securities Act based on (i) the average of the high and low per share prices of the common stock, no par value per share, of Xicor on the Nasdaq National Market on March 26, 2004 and (ii) the ultimate maximum number of shares of Xicor common stock to be acquired by Intersil pursuant to the merger, assuming that 29,191,891 shares of Xicor are outstanding, that 60,000 shares are issuable pursuant to outstanding purchase rights under the Xicor 1998 Employee Stock Purchase Plan, that 3,261,905 shares are issuable upon the exercise of options granted under the Xicor, Inc. 1995 Director Option Plan, 2000 Director Option Plan, 1990 Incentive and Non-incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan, and 2002 Stock Option Plan, which options become exercisable immediately prior to the merger and that 922,461 shares are issuable upon the exercise of outstanding warrants for Xicor shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated [    ], 2004

EXPLANATORY STATEMENT

AT THE REQUEST OF THE SECURITIES AND EXCHANGE COMMISSION, AND FOR EASE OF REVIEW, WE HAVE INSERTED CERTAIN DATES INTO THIS PROXY STATEMENT/PROSPECTUS. WE HAVE ASSUMED THAT THE RECORD DATE FOR HOLDERS OF XICOR COMMON STOCK WILL BE MAY 18, 2004, THE DATE OF MAILING OF THIS PROXY STATEMENT/PROSPECTUS WILL BE MAY 25, 2004 AND THE SPECIAL MEETING OF SHAREHOLDERS OF XICOR WILL BE HELD ON JUNE 25, 2004 AT 9:00 A.M. THESE DATES AND THE TIME OF XICOR’S SPECIAL MEETING ARE LIKELY TO CHANGE AND WILL BE REVISED IN A SUBSEQUENT FILING BEFORE THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. WE HAVE ALSO ASSUMED FOR PURPOSES OF THIS FILING THAT THE NUMBER OF SHARES OF XICOR COMMON STOCK OUTSTANDING AND INTERSIL CLASS A COMMON STOCK OUTSTANDING AS OF THE RECORD DATE IS THE SAME AS THE NUMBER OUTSTANDING AS OF MARCH 11, 2004.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

XICOR, INC., 933 MURPHY RANCH ROAD, MILPITAS, CALIFORNIA 95035

Dear Shareholders of Xicor, Inc.:

You are cordially invited to attend a Special Meeting of Shareholders of Xicor, Inc., which will be held on June 25, 2004 beginning at 9:00 a.m. local time at Xicor’s corporate headquarters at 933 Murphy Ranch Road, Milpitas, California 95035. At the special meeting, Xicor shareholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of March 14, 2004, by and among Intersil Corporation, Xicor, Inc., New Castle Sub LLC, a wholly-owned subsidiary of Intersil (the “LLC”), and New Castle Merger Sub Corp., a wholly-owned subsidiary of the LLC (“Merger Sub”). The agreement provides, in step one, for the combination of Xicor and Merger Sub into a single company through the merger of Merger Sub with and into Xicor and assuming certain conditions are satisfied, in step two, for the subsequent merger of Xicor (as the surviving corporation in step one of the merger) with and into the LLC, with the LLC being the ultimate surviving entity of the merger if step two takes place.

After careful consideration, the board of directors of Xicor has unanimously determined that the proposed merger is advisable and in the best interests of, Xicor and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger. Under the merger agreement, each share of Xicor common stock will be converted into merger consideration consisting of shares of Intersil Class A common stock and/or cash pursuant to the terms of the merger agreement. Intersil Class A common stock is listed on the Nasdaq National Market under the trading symbol “ISIL,” and on May 6, 2004, Intersil Class A common stock closed at a price of $19.50 per share. At the time of Xicor’s shareholders meeting, you will not know the value of the consideration you are receiving, because although the aggregate amount of cash and number of shares of Intersil Class A Common Stock to be received by all of the Xicor shareholders is fixed, the value of your consideration may differ at the time of the shareholders’ meeting and the time you actually receive the consideration because of fluctuations in the value of Intersil Class A common stock. Upon completion of the merger, Xicor shareholders will own approximately 8% of Intersil’s outstanding Class A common stock, based on the number of shares of Xicor common stock and Intersil Class A common stock outstanding as of May 18, 2004.

The federal income tax consequences of the transaction will depend upon, among other things, the value of Intersil Class A common stock. As described in the attached proxy statement/prospectus, the transaction is expected to be treated as a tax-free reorganization if the value of Intersil Class A common stock is greater than or equal to approximately $16 per share shortly before the merger; otherwise the transaction will be fully taxable to you.

Only shareholders who hold shares of Xicor common stock at the close of business on May 18, 2004 will be entitled to vote at the special meeting. Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting of Shareholders and in the balance of this proxy statement/prospectus. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 24 of the proxy statement/prospectus.

It is important that your shares be represented and voted at the special meeting. Xicor cannot complete the proposed merger unless the merger is approved and the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of Xicor common stock outstanding on the close of business on the record date. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. Alternatively, you may vote your shares electronically through the internet at www.voteproxy.com or by phone at (800) PROXIES. Returning the proxy or voting electronically does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

The proxy statement/prospectus attached to this letter provides you with detailed information about the proposed merger and related matters and we encourage you to read it, including the annexes, carefully. If the merger is completed, you will be sent written instructions for exchanging your certificates of Xicor common stock for Intersil Class A common stock. Please do not send your certificates in until you have received these instructions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Xicor. We look forward to seeing you at the special meeting.

Sincerely,

President, Chief Executive Officer and

Co-Chairman of the Xicor Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated May 21, 2004 and is first being mailed to Xicor shareholders on or about May 25, 2004.

XICOR, INC., 933 MURPHY RANCH ROAD, MILPITAS, CALIFORNIA 95035

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Xicor, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of Xicor shareholders will be held on Friday, June 25, 2004, at 9:00 a.m., California time, at 933 Murphy Ranch Road, Milpitas, California, to vote to adopt the Agreement and Plan of Merger, dated as of March 14, 2004, by and among Intersil Corporation, Xicor, Inc., New Castle Sub LLC, a wholly-owned subsidiary of Intersil (the “LLC”), and New Castle Merger Sub Corp., a wholly owned subsidiary of the LLC (“Merger Sub”). The agreement provides, in step one, for the combination of Xicor and Merger Sub into a single company through the merger of Merger Sub with and into Xicor, and assuming certain conditions are satisfied, in step two, for the subsequent merger of Xicor (as the surviving corporation in step one of the merger) with and into the LLC, with the LLC being the ultimate surviving entity of the merger if step two takes place.

The proposed merger is described in more detail in the accompanying document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to that document.

Only Xicor shareholders of record at the close of business on May 18, 2004 are entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof. A majority of the shares of Xicor common stock outstanding on the record date must be voted in favor of the merger agreement in order for the merger to be completed. THEREFORE, YOUR VOTE IS IMPORTANT.

All Xicor shareholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. You may vote by written proxy card, by touchtone telephone or through the Internet using the instructions provided on your proxy card. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against adoption of the merger agreement.

By order of the Board Of Directors,

Vice President, Finance and Administration, and Assistant Secretary

Milpitas, California

May 21, 2004

AFTER CAREFUL CONSIDERATION, XICOR’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF XICOR AND ITS SHAREHOLDERS, HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT XICOR SHAREHOLDERS VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

All Xicor shareholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible (a return addressed envelope, postage prepaid, is enclosed for this purpose) or vote electronically through the internet at www.voteproxy.com or by phone at (800) PROXIES in order to ensure your representation at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain a proxy from the record holder issued in your name.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Intersil Corporation and Xicor, Inc. from other documents that are not included in, or delivered with, the proxy statement/prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or over the internet from the appropriate company at one of the following addresses:

Intersil Corporation Meghan Dalton 2401 Palm Bay Road, Suite 100 Palm Bay, FL 32905 (321) 729-5738 mdalton@intersil.com	Xicor, Inc. Investor Relations 933 Murphy Ranch Road Milpitas, CA 95035 Tel: (408) 432-8888 email: investors@xicor.com

If you would like to request documents, the applicable company must receive their request by June 20, 2004 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting.

See “Where You Can Find More Information” that begins on page 85.

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Appendix A	Agreement and Plan of Merger
Appendix B	Voting Agreement
Appendix C	Opinion of Wachovia Capital Markets, LLC
Appendix D	Chapter 13 of the California General Corporation Law
Appendix E	Employment Agreement between Intersil and Louis DiNardo
Appendix F	Change in Control Severance Benefit Agreement between Intersil and Louis DiNardo
Appendix G	Form of Xicor Affiliate Letter

- ii -

GLOSSARY

•	ACPI: ACPI (Advanced configuration power interface) is the computing industry specification for the efficient handling of power consumption in desktop and mobile computers. ACPI specifies how a computer’s basic input/output system, operating system and peripheral devices communicate with each other. “Sleep states” like “suspend” or “hibernate” are controlled by devices following the ACPI standard.

•	Application specific standard products: a semiconductor device integrated circuit product that is dedicated to a specific application market and sold to more than one user (and thus, “standard”). Application specific standard products are marketed to multiple customers just as a general-purpose product is, but to a smaller number of customers since it is for a specific application.

•	BiCMOS: refers to either circuits that contain both bipolar and MOS (metal oxide semiconductor) type transistors or the manufacturing process required to produce circuits that contain both bipolar and MOS type transistors.

•	DDR memory: DDR (Double data rate) is synchronous dynamic Random Access Memory (RAM) that can theoretically improve memory clock speed to at least 200 megahertz (MHz), enhancing the performance of a personal computer. It activates output on both the rising and falling edge of the system clock rather than just on the rising edge, potentially doubling the output for each clock cycle.

•	DSL: digital subscriber line. DSL technologies use sophisticated modulation schemes to transmit high volumes of data over copper wires.

•	DVD: digital video disc, which is an optical storage technology.

•	EEPROM: electronically erasable programmable read-only memory. EEPROM is a memory chip that retains its contents even when the power is turned off. In addition, a distinguishing feature of an EEPROM is that exposing it to an electrical charge can erase its contents, enabling it to be re-programmed.

•	Hot plug: a type of power management integrated circuit that allows circuit boards and other devices to be inserted or removed from a live system without disrupting the system.

•	High-speed converters: a type of data converter. Data converters convert analog signals into digital bits or visa versa. Data converters play a fundamental role in converting real-world phenomena such as temperature, motion, pressure, light and sound into electrical signals to be used in a wide variety of electronic equipment.

•	Operational amplifiers: or “op-amp” refers to a class of integrated circuit with two inputs, one output and a high-gain. This device is very flexible and is used in signal amplification and conditioning applications.

•	Nonvolatile memory products: memory products that retain their information content when power is lost or turned off.

•	Smart phone: an electronic device that combines the functions of a cellular telephone with the functionality of other electronic devices including, but not limited to, personal digital assistants, pagers, electronic game devices, etc.

•	VOIP: VOIP (Voice over Internet protocol) uses the Internet Protocol (IP) to transmit voice as packets over an IP network.

•	Voltage reference: a device that generates an exact output voltage irrespective of the operating voltage, load current, temperature changes or the passage of time.

•	Wafer fabrication: refers to the process of manufacturing a semiconductor device.

•	Yield: a measure of manufacturing production. Yield is the number of good products produced divided by the total number of products that started in the production process. There are several different yield measures including: wafer yield (good wafers produced divided by wafers started), die yield (good die divided by number of die on all good wafers), test yield (good packaged integrated circuits divided by good die) and overall yield (good packaged semiconductors divided by the total number of possible semiconductors). The overall yield is equal to the product of the other three yields.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What will happen in the merger?

A:	In the merger, Xicor and a wholly owned indirect subsidiary of Intersil will merge and the resulting company will be a wholly owned indirect subsidiary of Intersil. Immediately thereafter, assuming certain conditions are satisfied, such resulting company will merge into a wholly owned subsidiary of Intersil and the resulting company of such second step merger will be a wholly owned subsidiary of Intersil. The merger agreement is attached to this proxy statement/prospectus as Appendix A. You are encouraged to read it carefully.

Q:	What will I receive as a Xicor shareholder? (see page 54)

A:	Upon consummation of the merger, Xicor shareholders will be able to elect, subject to the proration and allocation provisions described in the merger agreement, to receive Intersil Class A common stock, cash or a combination of stock and cash. The value that all Xicor shareholders are entitled to receive in the merger is intended to be the same, regardless of whether they receive cash or stock. After the merger, Xicor common stock will cease to trade. Xicor shareholders will receive cash for any fractional shares of Intersil Class A common stock that they would otherwise be entitled to receive in the merger.

Q:	If I am a Xicor shareholder, will I know the value of the consideration to be received in the merger at Xicor’s shareholders meeting?

A:	No. The value of the consideration received by Xicor shareholders may differ at the time of Xicor’s shareholders meeting and the time the consideration is actually received by Xicor shareholders because of fluctuation in the value of Intersil’s Class A common stock.

Q:	Does the exchange ratio that the Xicor shareholders receive change upon a change in the value of the Intersil Class A common stock?

A:	No. The exchange ratio that the Xicor shareholders receive is fixed and will not change as a result of a change in the price of the Intersil Class A common stock.

Q:	Can Xicor terminate the merger agreement upon a change in the value of the Intersil Class A Common Stock?

A:	No. Xicor does not have any right to terminate the merger agreement based solely upon a change in the value of the Intersil Class A common stock.

Q:	If I am a Xicor shareholder, can I choose whether I receive Intersil Class A common stock or cash? (see page 54)

A:	Xicor shareholders may request that they receive for their shares of Xicor common stock:

•	an amount of cash per share equal to the sum of:

•	0.335 multiplied by the lesser of the closing price for Intersil’s common stock on the day before the completion of the merger and the average of the high and low trading prices for Intersil’s common stock on the day before the completion of the merger and

•	$8.00;

•	the number of shares of Intersil Class A common stock equal to the sum of:

•	0.335 and

•	$8.00 divided by the lesser of the closing price for Intersil’s common stock on the day before the completion of the merger and the average of the high and low trading prices for Intersil’s common stock on the day before the completion of the merger; plus

•	cash in lieu of any fractional shares; or

•	a combination of cash and shares of Intersil Class A common stock.

Xicor shareholders are encouraged to submit an election form, which accompanies this proxy statement/prospectus, promptly. We expect the completion of the merger to occur on the day following Xicor’s shareholder meeting. Properly completed election forms must be received not later than immediately prior to commencement of the Xicor’s shareholder meeting, which we expect to take place at 9:00 a.m. on June 25, 2004, in order to be considered. There is no guarantee you will receive what you request.

The following table sets forth several assumed closing prices per share of Intersil Class A common stock to illustrate the equivalent value per share of Xicor common stock across a range of closing prices of Intersil’s Class A common stock.

Intersil’s Class A Common Stock Price	Individual All Stock Election Exchange Ratio*	Individual All Stock Election Value of Intersil Shares Received per Share*	Individual All Cash Election Cash Per Share*	50% Cash & 50% Stock Election Cash per share and Exchange Ratio*		50% Cash & 50% Stock Election Value of Cash and Stock per Share*
$17.00	0.806	$13.70/Share	$13.70/Share	.335 & $	8.00/Share	$13.70/Share
$18.00	0.779	$14.03/Share	$14.03/Share	.335 & $	8.00/Share	$14.03/Share
$19.00	0.756	$14.37/Share	$14.37/Share	.335 & $	8.00/Share	$14.37/Share
$20.00	0.735	$14.70/Share	$14.70/Share	.335 & $	8.00/Share	$14.70/Share
$21.00	0.716	$15.04/Share	$15.04/Share	.335 & $	8.00/Share	$15.04/Share
$22.00	0.699	$15.37/Share	$15.37/Share	.335 & $	8.00/Share	$15.37/Share
$23.00	0.683	$15.71/Share	$15.71/Share	.335 & $	8.00/Share	$15.71/Share
$24.00	0.668	$16.04/Share	$16.04/Share	.335 & $	8.00/Share	$16.04/Share
$25.00	0.655	$16.38/Share	$16.38/Share	.335 & $	8.00/Share	$16.38/Share
*Subject	to proration if maximum cash or maximum stock consideration is exceeded.

Q:	What happens if Xicor shareholders elect to receive more Intersil Class A common stock than is available? (see page 55)

A:	If more Xicor shareholders elect to receive Intersil Class A common stock for their shares of Xicor common stock than is available, then:

•	all shares of Xicor common stock for which Xicor shareholders elected to receive cash will receive cash;

•	all shares of Xicor common stock for which Xicor shareholders made no election will receive cash; and

•	all shares of Xicor common stock for which Xicor shareholders elected to receive Intersil Class A common stock will receive a pro rata amount of the available shares of Intersil Class A common stock and cash for the remaining shares of Xicor common stock. The pro rata amount will be determined by dividing the maximum number of shares of Xicor common stock entitled to receive available shares of Intersil Class A common stock by the total number of shares of Xicor common stock for which Xicor shareholders have elected to receive Intersil Class A common stock. The allocation will be made in such a manner as to distribute all of the Intersil Class A common stock available. No fractional shares will be issued and cash will be paid in lieu of fractional shares.

Q:	What happens if Xicor shareholders elect to receive more cash than is available? (see page 55)

A:	If more Xicor shareholders elect to receive cash for their shares of Xicor common stock than is available, then:

•	all shares of Xicor common stock for which Xicor shareholders elected to receive Intersil Class A common stock will receive Intersil Class A common stock;

•	all shares of Xicor common stock for which Xicor shareholders made no election will receive Intersil Class A common stock; and

•	all shares of Xicor common stock for which Xicor shareholders elected to receive cash will receive a pro rata amount of the cash and the available shares of Intersil Class A common stock for their remaining shares of Xicor common stock. The pro rata amount will be determined by dividing the maximum number of shares of Xicor common stock entitled to receive cash by the total number of shares of Xicor common stock for which Xicor shareholders have elected to receive cash. The allocation will be made in such a manner as to distribute all of the cash available. No fractional shares will be issued and cash will be paid in lieu of fractional shares.

Q:	Do I need to submit the election form if my Xicor shares are held in a brokerage account?

A:	Yes. Your broker cannot make an election for you unless you complete and return an election form. If you fail to do so, your shares will be classified as undesignated shares.

Q:	What happens if I do not submit an election form? (see page 54)

A:	If you do not submit an election form, your election form is not received on time or there is some other defect in your election form, your shares of Xicor common stock will be classified as undesignated. You will receive Intersil Class A common stock, cash or a combination thereof in proportions designed to provide Xicor shareholders who made elections with their desired election, subject to the maximum amount of Intersil Class A common stock to be issued and the maximum amount of cash to be paid as merger consideration.

Q:	How will the merger affect options to acquire Xicor common stock? (see page 53)

A:	Options to purchase shares of Xicor’s common stock will be assumed by Intersil and converted into options to purchase shares of Intersil Class A common stock after completion of the merger. The number of shares covered by these options will be adjusted based upon the exchange ratio for a Xicor shareholder electing shares of Intersil Class A common stock. The applicable exercise price of these options will be correspondingly adjusted. Holders of options will not be entitled to make an election to receive Intersil Class A common stock or cash and will not be entitled to cash in lieu of fractional shares with respect to their options.

Q:	Is the merger subject to governmental approvals? (see page 64)

A:	Yes. This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the required waiting period has expired or terminated. Intersil and Xicor made the required filings on March 19, 2004. On March 26, 2004, Intersil and Xicor received early termination of the waiting period under the Hart-Scott-Rodino Act, and they may proceed with the completion of the merger after the remaining closing conditions are satisfied or waived.

Intersil and Xicor believe that the proposed merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the Federal Trade Commission, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause Intersil or Xicor to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages.

Q:	What shareholder approvals are required for the merger? (see page 37)

A:	The holders of a majority of the outstanding shares of Xicor common stock on the record date for the Xicor special meeting of shareholders are required to approve and adopt the merger agreement and approve the merger.

Q:	Are there any shareholders already committed to voting in favor of the merger and the share issuance? (see page 48)

A:	Yes. Xicor directors and officers who collectively beneficially own approximately 5.24% of the voting power of the Xicor common stock outstanding as of March 11, 2004, entered into voting agreements requiring them to vote all of their beneficially owned shares in favor of approval and adoption of the merger agreement and in favor of the approval of the merger.

Q:	What are the expected United States federal income tax consequences of the merger? (see page 67)

A:	Provided the value of the Intersil Class A common stock issued in exchange for Xicor common stock is at least 40% of the total consideration, the merger is expected to qualify as a reorganization for United States federal income tax purposes. Assuming the merger so qualifies, the federal income tax consequences of the merger to each Xicor shareholder will vary depending on whether the Xicor shareholder receives cash, stock, or a combination of cash and stock in exchange for the stockholder’s shares of Xicor common stock. At the time that a Xicor shareholder makes an election to receive cash or stock, the shareholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each shareholder will not be ascertainable with certainty until the shareholder knows the precise amounts of cash and stock that will be received in the merger. Moreover, if the value of Intersil Class A common stock delivered to the Xicor shareholders is less than 40% of the total consideration, the second-step merger will not occur and the transaction will be fully taxable to the Xicor shareholders. Whether the value of the Intersil Class A common stock issued in exchange for Xicor common stock will be 40% or more of the total consideration will depend primarily upon the market value of the Intersil Class A common stock shortly before the merger. Assuming no dissenters to the merger, and ignoring cash that may be paid in lieu of fractional shares, the valuation test should be satisfied if the value of a share of Intersil Class A common stock is greater than or equal to approximately $16 per share on the day before the closing date. Therefore, absent a drop in the value of the Intersil Class A common stock below approximately $16 per share, the parties expect that the valuation test will be met, that the second-step merger will occur and that the transaction will qualify as a reorganization. However, no assurances can be given that the valuation test will be met.

Q:	How will the merger be accounted for? (see page 71)

A:	Intersil intends to account for the merger as a purchase for financial accounting purposes, in accordance with accounting principles generally accepted in the United States. As a result, the assets and liabilities of Intersil will be carried forward at their recorded amount but the assets and liabilities of Xicor will be recorded at fair value and the difference between the total purchase price and the fair value of the assets and liabilities assumed will be recorded as goodwill on the books of Intersil. The results of operations and cash flows of Xicor will be included in Intersil’s financial statements only from the date of the closing of the merger. Xicor and Intersil’s historical operating results will not be combined.

Q:	Do persons involved in the merger have interests which may conflict with mine as a Xicor shareholder? (see page 70)

A:	Yes. When considering the recommendations of Xicor’s board of directors, you should be aware that certain Xicor directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include employment of Xicor executive officers by Intersil after the merger, the acceleration of the vesting of options of certain Xicor directors and officers, and the indemnification of directors and officers of Xicor against certain liabilities for events that occurred or may occur before the merger is completed.

Q:	Are there risks I should consider in deciding whether to vote for the merger? (see page 24)

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled “Risk Factors” on page 16.

Q:	Am I entitled to dissenters’ rights? (see page 72)

A:	If you are a Xicor shareholder, under California law you may have the right to dissent from the merger by exercising dissenters’ rights. If a Xicor shareholder elects to exercise dissenters’ rights, the Xicor shareholder must precisely comply with all of the procedures set forth in Chapter 13 of the California General Corporation Law. Chapter 13 of the California General Corporation Law is reprinted in its entirety and attached to this proxy statement/prospectus as Appendix D.

Q:	What do I need to do now?

A:	First, carefully read this document in its entirety. Then, vote your shares of Xicor common stock by one of the following methods:

•	calling the toll-free number (800) PROXIES, entering the 14-digit Voter Control Number located on your proxy card, and following the directions provided (shareholders residing outside the United States should call collect on a touch-tone telephone); or

•	going to the website www.voteproxy.com, entering the 14-digit Voter Control Number located on your proxy card, and following the instructions provided; or

•	marking, signing, dating and returning your proxy card in the enclosed prepaid envelope; or

•	attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a proxy from your broker to vote your shares in person.

Q:	Why is my vote important?

A:	A majority of the outstanding shares of Xicor common stock must be represented in person or by proxy at the special meeting for there to be a quorum. If you do not vote using one of the methods described above, it will be more difficult for Xicor to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, that will have the same effect as a vote against the merger agreement. The merger agreement must be adopted by a majority of the outstanding shares of Xicor common stock entitled to vote.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Xicor shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares beneficially owned.

Shareholder of Record. If your shares are registered directly in your name with Xicor’s transfer agent, you are considered the shareholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Xicor, as applicable. If you are a Xicor shareholder, as shareholder of record, you have the right to grant your proxy directly to Xicor or to vote in person at the Xicor special meeting of shareholders. Xicor has enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the applicable special meeting.

However, since you are not the shareholder of record, you may not vote your shares in person at the applicable special meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed or provided voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your shares that are held in street name your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares. Please check the voting form used by your broker to see if your broker offers telephone or internet voting.

If you do not give voting instructions to your broker, you will, in effect, be voting against the merger.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are several ways you can change your vote after you have submitted a proxy.

•	First, you may revoke your proxy by telephone or over the Internet;

•	Second, you may send a written notice to Xicor’s Assistant Corporate Secretary stating that you would like to revoke your proxy;

•	Third, you may complete and submit a new proxy card. Any earlier proxy will be revoked automatically; or

•	Fourth, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your earlier proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange Xicor certificates for shares of Intersil Class A common stock. Please do not send in your stock certificates with your proxy.

Q:	When and where will the vote take place? (see page 37)

A:	The Xicor special meeting of shareholders will be held at Xicor’s corporate headquarters at 933 Murphy Ranch Road, Milpitas, California on June 25, 2004, starting at 9:00 a.m., local time.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger during the second quarter of the 2004 calendar year, assuming all the conditions to completion of the merger, including obtaining the approval of Xicor shareholders at the special meeting and receiving regulatory approvals, have been fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger are not fulfilled during the second quarter of 2004, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q:	Whom do I call if I have questions about the special meeting or the merger?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Xicor’s Investor Relations Department at (408) 432-8888.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Xicor and Intersil into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 83. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 85. Each item in this summary includes a page reference directing you to a more complete description of that item.

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the financial condition, results of operations and business of Intersil and Xicor; (ii) the benefits of the merger between Intersil and Xicor, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; (iii) Intersil’s and Xicor’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Intersil’s and Xicor’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The Merger

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of a wholly owned indirect subsidiary of Intersil with and into Xicor, followed by a merger of Xicor into a wholly owned subsidiary of Intersil.

What Xicor Shareholders Will Receive In The Merger (see page 54)

Xicor Shareholders. You will be offered the opportunity to elect to receive merger consideration in the form of Intersil Class A common stock, cash or a combination thereof in exchange for your shares of Xicor common stock. However, because the total amount of cash consideration and the stock consideration to be paid in the merger is fixed, regardless of your choice, you may actually receive a combination of cash and shares of Intersil Class A common stock for your Xicor shares depending on the election made by other Xicor shareholders. The total value of the merger consideration per Xicor share that you would receive will be the sum of:

•	0.335 multiplied by the lesser of the closing price for Intersil’s common stock on the day before the completion of the merger and the average of the high and low trading prices for Intersil’s common stock on the day before the completion of the merger and

•	$8.00.

If you elect to receive cash and you receive cash, the amount of cash will be equal to the amount calculated by this formula. If you elect to receive Intersil Class A common stock and you receive Intersil Class A common stock, the number of shares of Intersil Class A common stock you will be entitled to receive for each share of Xicor common stock will be the sum of:

•	0.335 and

•	$8.00 divided by the lesser of the closing price for Intersil’s common stock on the day before the completion of the merger and the average of the high and low trading prices for Intersil’s common stock on the day before the completion of the merger.

The following table sets forth several assumed closing prices per share of Intersil Class A common stock to illustrate the equivalent value per share of Xicor common stock across a range of closing prices of Intersil’s Class A common stock.

Intersil’s Class A Common Stock Price	Individual All Stock Election Exchange Ratio*	Individual All Stock Election Value of Intersil Shares Received per Share*	Individual All Cash Election Cash Per Share*	50% Cash & 50% Stock Election Cash per share and Exchange Ratio*	50% Cash & 50% Stock Election Value of Cash and Stock per Share*
$17.00	0.806	$13.70/Share	$13.70/Share	.335 & $8.00/Share	$13.70/Share
$18.00	0.779	$14.03/Share	$14.03/Share	.335 & $8.00/Share	$14.03/Share
$19.00	0.756	$14.37/Share	$14.37/Share	.335 & $8.00/Share	$14.37/Share
$20.00	0.735	$14.70/Share	$14.70/Share	.335 & $8.00/Share	$14.70/Share
$21.00	0.716	$15.04/Share	$15.04/Share	.335 & $8.00/Share	$15.04/Share
$22.00	0.699	$15.37/Share	$15.37/Share	.335 & $8.00/Share	$15.37/Share
$23.00	0.683	$15.71/Share	$15.71/Share	.335 & $8.00/Share	$15.71/Share
$24.00	0.668	$16.04/Share	$16.04/Share	.335 & $8.00/Share	$16.04/Share
$25.00	0.655	$16.38/Share	$16.38/Share	.335 & $8.00/Share	$16.38/Share

*	Subject to proration if maximum cash or maximum stock consideration is exceeded.

Holders of Xicor Warrants. Holders of Xicor’s warrants will not be affected by the merger, except that, upon any exercise of the warrants in accordance with their terms, holders of warrants will be entitled to receive the merger consideration such holder elects pursuant to the election form that such holder will receive, instead of Xicor common stock, on similar terms as prior to the merger.

Election Of Cash Or Stock Consideration (see page 54)

Along with the proxy statement/prospectus, you have been sent an election form. In accordance with such election form, Xicor shareholders have the opportunity to make an election to receive cash, Intersil Class A common stock or a combination of cash and Intersil Class A common stock, according to the allocation and proration procedures set forth in the election form provided for this purpose. If you do not submit an election form, your election form is not received on time or there is some other defect in your election form, your shares of Xicor common stock will be classified as undesignated. You will receive Intersil Class A common stock, cash or a combination thereof in proportions designed to provide Xicor shareholders who made elections with their desired election, subject to the maximum amount of Intersil Class A common stock to be issued and the maximum amount of cash to be paid as merger consideration.

No Fractional Shares (see page 60)

No fractional shares of Intersil Class A common stock will be issued in the merger. Instead of fractional shares, Xicor shareholders will receive an amount of cash based on the lesser of (i) the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the date the merger is completed and (ii) the average of the high and low trading prices of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the date the merger is completed.

Material Federal Income Tax Consequences (see page 67)

The parties intend that step one and step two of the merger, when taken together, will qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code if the value of the Intersil Class A common stock to be issued in step one of the merger (valued at the lesser of (i) the closing price of a share of Intersil Class A common stock on the day before the closing date and (ii) the average of the high and low trading prices of Intersil Class A common stock on the day before the closing date) is equal to or greater than 40% of the total consideration to be paid in exchange for the Xicor common stock.

Completion of step one of the merger is conditioned upon the receipt of tax opinions from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Xicor, and Dechert LLP, counsel to Intersil, that, if the valuation test described above is met, the transaction (i.e., step one and step two of the merger together) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be given in reliance on customary assumptions regarding the accuracy and authenticity of supporting documents and representations from Intersil and Xicor with respect to certain matters regarding the businesses and the existence or absence of transactions related to the merger. If such tax opinions are delivered but the valuation test is not satisfied (and assuming all other conditions to the closing of the merger are satisfied), step one of the merger will occur, step two of the merger will not take place, and the merger will be fully taxable to the Xicor shareholders.

If the valuation test described above is satisfied and the merger qualifies as a “reorganization,” the tax consequences of the merger to the Xicor shareholders will generally be as follows:

•	Xicor shareholders who exchange their shares of Xicor common stock and receive only cash will recognize gain or loss for federal income tax purposes.

•	Xicor shareholders who exchange their shares of Xicor common stock and receive a combination of cash and shares of Intersil Class A common stock may recognize gain, but not loss, in the exchange.

•	Xicor shareholders who exchange their shares of Xicor stock and receive only shares of our common stock will not recognize gain or loss for federal income tax purposes, other than gain or loss attributable to the receipt of cash in lieu of fractional shares.

As mentioned above, if the valuation test described above is not satisfied, step one of the merger will still occur, but step two of the merger will not be consummated, and the merger will be fully taxable to the Xicor shareholders. There can be no assurance that the valuation test will be met. Whether the valuation test is satisfied or not will depend primarily upon the value of the Intersil Class A common stock on the day before the closing date, as described above. However, assuming no dissenters in the transaction or cash paid in lieu of fractional shares, the valuation test should be satisfied if the value of Intersil Class A common stock on the valuation date is greater than or equal to approximately $16 per share on the valuation date.

You should read the summary under the caption “ Material United States Federal Income Tax Consequences” of the merger for a more complete discussion of the federal income tax consequences of the merger. You should also consult your own tax advisor with respect to other tax consequences of the merger or any special circumstances that may affect the tax treatment to you of the cash or shares of Intersil Class A common stock that you receive pursuant to the merger.

Recommendation of Xicor Board of Directors (see page 43)

After careful consideration, the Xicor board of directors, on March 14, 2004, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of Xicor and its shareholders and approved the merger agreement and the merger. The Xicor board of directors recommends that the shareholders of Xicor vote “FOR” the adoption and approval of the merger agreement and the merger.

In considering the recommendation of the Xicor board of directors with respect to the merger agreement and the merger, the Xicor shareholders should be aware that some directors and officers of Xicor will receive benefits if the merger is completed which results in those persons having interests in the merger that are different from, or in addition to, the interests of Xicor shareholders. Please see “Interests of Certain Persons in the Merger” beginning on page 44.

Opinion of Xicor’s Financial Advisor (see page 45)

On March 14, 2004, Wachovia Capital Markets, LLC, which is sometimes referred to in this document as “Wachovia Securities”, rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Xicor that, as of the date of that opinion, the merger consideration to be received by holders of shares of Xicor common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Wachovia Securities which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Appendix C to, and is incorporated by reference in, this proxy statement/prospectus. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of Xicor common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

Special Meeting of Xicor Shareholders (see page 37)

Xicor will hold a special meeting of its shareholders on Friday, June 25, 2004, at 9:00 a.m., California time, at 933 Murphy Ranch Road, Milpitas, California, 95035. At the special meeting, you will be asked to vote to adopt the merger agreement.

You may vote at the special meeting if you owned shares of Xicor common stock at the close of business on the record date, May 18, 2004. On that date, there were 29,191,891 shares of Xicor common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Xicor common stock you owned on the record date.

Shareholder Vote Required (see page 37)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Xicor common stock outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger. As of the record date, directors and executive officers of Xicor beneficially owned shares of Xicor common stock representing approximately 5.24% of the voting power of the outstanding Xicor common stock and have agreed to vote those shares in favor of the adoption of the merger agreement.

Voting Agreement (see page 74)

In connection with the execution of the merger agreement, Intersil entered into a voting agreement with New Castle Merger Sub Corp., Xicor and certain officers and directors of Xicor, whereby they agreed, among other things, to vote the shares of Xicor common stock they beneficially own, representing approximately 5.24% of the voting power of the outstanding Xicor common stock, in favor of the adoption of the merger agreement.

Dissenters’ Rights (see page 72)

Under California law, holders of Xicor common stock may have the right to receive an appraisal of the value of their shares of Xicor common stock in connection with the merger. To exercise dissenters’ rights, a Xicor shareholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required by California law. These procedures are described more fully beginning on page 46.

We have also included a copy of California General Corporation Law—Chapter 13—Dissenters’ Rights as Appendix D to this document.

Interests of Xicor’s Executive Officers and Directors in the Merger (see page 70)

In addition to their interests as shareholders, some of the directors and officers of Xicor have interests in the merger that are different from, or in addition to, your interests. Options granted under the Xicor 2000 Director Option Plan will, pursuant to the terms of the plan, accelerate immediately prior to the merger and may be exercised prior to the merger. In addition, certain officers of Xicor have entered into an employment agreement and/or severance agreement with Intersil in connection with the merger. Additionally, under specified circumstances, Intersil will indemnify the officers and directors of Xicor for events occurring before the merger.

Regulatory Approvals Required for Merger (see page 64)

The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the HSR Act). However, we are not permitted to complete the merger until the applicable waiting periods under the HSR Act have expired or been terminated. The Department of Justice or the Federal Trade Commission, as well as a state or a private person, may challenge the merger at any time before or after its completion. Antitrust filings and approvals are also required under the laws of other applicable jurisdictions, some of which prevent some transactions from being consummated until required information and materials are furnished to the relevant authorities and applicable waiting periods expire or approvals are obtained. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such approvals may be delayed or may not be obtained. On March 19, 2004 Xicor and Intersil each made the required filings under the Hart-Scott-Rodino Act and requested early termination of the required waiting period. Intersil and Xicor intend to comply with the antitrust laws of any other jurisdiction in which the merger is subject to review. On March 26, 2004, Intersil and Xicor received early termination of the waiting period under the Hart-Scott-Rodino Act, and Intersil and Xicor may proceed with the completion of the merger after the remaining closing conditions are satisfied or waived.

Conditions to the Merger Agreement (see page 65)

The respective obligations of Xicor and Intersil to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction and waiver of various conditions, including among other things:

•	the merger, the merger agreement and the transactions contemplated thereby must be approved and adopted by the holders of a majority of the outstanding shares of Xicor common stock;

•	all waiting periods under the HSR Act must have expired or been terminated, and any requirements of any foreign jurisdictions applicable to the consummation of the merger must be satisfied;

•	no provision of any applicable laws and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the merger or the transactions contemplated by the merger agreement;

•	no governmental action shall be pending or threatened which has the effect of prohibiting or limiting the effect of the merger and the transactions contemplated by the merger agreement;

•	the SEC shall have declared the registration statement of which this document is a part effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending; and

•	the representations and warranties of Xicor, Intersil, Merger Sub and LLC must be true and correct (except where the failure to be true and correct would not have a material adverse effect on the party making such representations and warrants), and each of them must have performed their obligations under the merger agreement in all material respects.

Intersil and Xicor cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (see page 66)

We expect the completion of the merger to occur on the day following Xicor’s shareholder meeting. At any time prior to the completion of the merger, Intersil and Xicor can mutually agree to terminate the merger agreement without completing the merger and each can terminate the merger agreement under certain circumstances as set forth in the merger agreement and summarized herein.

Termination Fees (see page 66)

If the merger agreement is terminated, Xicor would be required, under certain circumstances generally involving the acquisition of Xicor by another company, to pay Intersil a termination fee equal to $15.8 million.

Restrictions on Solicitation (see page 62)

The merger agreement prohibits Xicor from soliciting, and except in connection with certain unsolicited third-party superior proposals, prohibits Xicor from participating in discussions with, third parties or taking other actions related to, alternative transactions to the transaction with Intersil.

Accounting Treatment (see page 71)

Intersil will account for the merger under the purchase method of accounting for business combinations.

Information about the Parties to the Merger (see page 76)

Intersil (see page 75)

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

Telephone: (408) 945-1323

Facsimile: (408) 945-9305

http://www.intersil.com

Intersil is a global designer and manufacturer of high-performance analog integrated circuits. Intersil’s portfolio addresses some of the fastest growing applications within four attractive end markets: high-end consumer, computing, communications and industrial. Intersil’s high-end consumer products include its optical storage and video display products, its handheld power management products, and certain standard analog drivers. These products target high growth applications such as DVD recorders for the home market, liquid crystal display (“LCD”) televisions, smart phones and digital still cameras. Intersil’s computing category includes desktop, server and notebook power management, including core power devices and other peripheral applications, such as graphics, advanced configuration power interface (“ACPI”) control and double data rate (“DDR”) memory. Intersil’s communications group is made up of Intersil’s line drivers, broadband and hot plug power management products and high-speed converters targeted to applications in markets such as DSL, home gateway, space and VOIP. Intersil’s industrial products include its Elantec family of operational amplifiers, bridge driver power management products, interface and analog switches and multiplexers, and other standard analog products. These products target end markets including medical imaging, energy management and factory automation.

You should not consider the information on Intersil’s website to be part of this proxy statement/prospectus.

Xicor (see page 77)

Xicor, Inc.

933 Murphy Ranch Road

Milpitas, California 95035

Telephone: (408) 432-8888

Facsimile: (408) 432-0640

http://www.xicor.com

Xicor designs, develops and markets high performance analog mixed-signal integrated circuits used in communications, computing, networking, consumer and industrial applications. Xicor has three fundamental technology approaches to differentiate itself from competition and add value to its customers’ products. First Xicor has the ability to utilize EEPROM technology as a feature in its integrated analog mixed-signal designs. This integration provides significant flexibility and increases performance in many applications. The second technology approach utilizes the proprietary non-volatile technology that Xicor developed as an EEPROM supplier to implement precision analog mixed-signal integrated circuits with significantly lower power consumption than traditional approaches. These products add significant value in battery powered precision applications where power consumption and heat dissipation are critical. The third technology approach utilizes an industry standard 0.18-micron logic process to implement high frequency analog mixed-signal designs for data conversion and signal processing applications.

Xicor’s Mixed-Signal Products include data conversion products, power management integrated circuits, application specific standard products and time-keeping devices. Xicor is focused on providing innovative, differentiated analog mixed-signal products that serve the trends toward flexibility, portability and increased processing power in electronic systems. The increased complexity of system design and higher levels of analog content have created a greater need for programmability in the system. Xicor’s programmable analog mixed-signal components regulate, control, convert and manage various voltages and currents without manual adjustment. The growth in portable digital electronics has created a greater need for precision low-power analog mixed-signal products to perform a variety of critical analog tasks such as setting a voltage reference as a standard in the system or comparing signals to determine appropriate system response to a change in circumstances. The increased processing power available to system designers today has created a demand for more data. Incoming analog information must first be converted to a digital code before it can be processed. Commonly referred to as analog-to-digital conversion, this application requires very fast or high-frequency products that can convert millions of samples of analog information per second. Xicor’s products are designed to meet the needs of systems designed for flexibility, low power consumption and sophisticated signal processing.

Xicor was incorporated in California in 1978.

You should not consider the information on Xicor’s website to be part of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INTERSIL CORPORATION

The following table sets forth selected financial data for Intersil and its predecessor operations, when it was part of Harris Corporation (“Harris”). The historical financial data as of and for the fiscal year ended 1999 and for the six weeks ended August 13, 1999 are derived from Intersil’s predecessor’s audited consolidated financial statements, which are not included elsewhere in this report. The historical financial data as of and for the 46 weeks ended June 30, 2000, the 26 weeks ended December 29, 2000, fiscal year ended 2001, fiscal year ended 2002 and fiscal year ended 2003 are derived from Intersil’s audited consolidated financial statements. All periods presented have been audited.

	Predecessor Fiscal Year 1999	Predecessor Six Weeks Ended August 13, 1999	Successor 46 Weeks Ended June 30, 2000 (a)(i)(j)	Successor 26 Weeks Ended December 29, 2000 (f)(i)	Successor Fiscal Year 2001 (b)(e)(h)(i)	Successor Fiscal Year 2002 (c)(e)(g)(h)	Successor Fiscal Year 2003 (d)(e)(h)
	(in millions, except per share data)		(in millions, except per share data)
Consolidated Statement of Operations Data:
Revenue	$514.4	$54.3	$548.5	$338.4	$398.5	$419.6	$507.7
Income (loss) from continuing operations before cumulative effect of a change in accounting principle (k)	$45.6	$(0.6)	$(28.5)	$16.3	$96.0	$(23.3)	$58.5
Basic income (loss) per share from continuing operations before cumulative effects of a change in accounting principle (k)			$(0.37)	$0.16	$0.91	$(0.19)	$0.42
Diluted income (loss) per share from continuing operations before cumulative effect of a change in accounting principle (k)			$(0.37)	$0.15	$0.88	$(0.19)	$0.41
Consolidated Balance Sheet Data:
Total assets	$761.2	$736.1	$933.9	$1,229.8	$1,200.2	$2,369.5	$2,454.7
Long-term debt, less current portion	$4.2	$4.2	$116.2	$65.0	$—	$—	$—
Cash dividend per share			$—	$—	$—	$—	$0.03

The following transactions significantly affect the comparability of the results between the fiscal periods above:

(a)	Intersil was formed on August 13, 1999 through a series of transactions, in which Intersil and its wholly owned subsidiary, Intersil Communications, Inc. (“Intersil Communications”), acquired the semiconductor business of Harris.
(b)	On March 16, 2001, Intersil sold the assets of its Discrete Power product group to Fairchild Semiconductor. The results of operations of this product group were excluded after the date of sale.
(c)	On May 14, 2002, Intersil merged with Elantec Semiconductor, Inc. (“Elantec”). Accordingly, Elantec’s results of operations since the merger date are included within the results above.
(d)	On August 28, 2003, Intersil sold the assets of its Wireless Networking product group to GlobespanVirata, Inc.
(e)	During fiscal year 2001, fiscal year 2002 and fiscal year 2003, Intersil recorded various impairment charges.
(f)	In 2000, Intersil changed its year-end to the closest Friday to December 31. Accordingly, Intersil had a 26-week transition period ending December 29, 2000.
(g)	Fiscal year 2002 contains 53 weeks. All other periods identified as “fiscal years” include 52 weeks.
(h)	During fiscal year 2001, fiscal year 2002 and fiscal year 2003, Intersil recorded various restructuring charges.
(i)	In the 46 weeks ended June 30, 2000, the 26 weeks ended December 29, 2000, and fiscal year 2001, Intersil recorded losses related to the early extinguishment of some of our debt holdings.
(j)	During the 46 weeks ended June 30, 2000, Intersil sold its Malaysian fabrication facilities.
(k)	In the 26 weeks ended December 29, 2000 Intersil adopted Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This adoption was considered a change in accounting principle with a cumulative effect of $0.2 million.

The following table sets forth selected unaudited financial data for Intersil for the 13 weeks ended April 2, 2004 and April 4, 2003.

	Three Months Ended April 4, 2003 (a)	Three Months Ended April 2, 2004 (b)(c)
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Revenue	$115.6	$137.4
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$14.4	$23.1
Basic income (loss) per share from continuing operations before cumulative effects of a change in accounting principle	$0.11	$0.17
Diluted income (loss) per share from continuing operations before cumulative effect of a change in accounting principle	$0.10	$0.16
Consolidated Balance Sheet Data:
Total assets	$2,396.2	$2,393.2
Long-term debt, less current portion	$—	$—
Cash dividend per share	$—	$$0.03

The following transactions significantly affect the comparability of the results between the fiscal periods above:

(a)	During the three months ended April 4, 2003, Intersil recorded a restructuring charge of $1.3 million.
(b)	During the three months ended April 2, 2004, Intersil recorded a $27.0 million impairment of long-lived assets.
(c)	During the three months ended April 2, 2004, Intersil recorded a tax benefit of $15.7 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF XICOR, INC.

The following table sets forth selected financial data for Xicor, which has been derived from Xicor’s historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto. The consolidated financial data as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 are derived from Xicor’s audited consolidated financial statements, which are incorporated herein by reference. The consolidated financial data as of and for each of the years ended December 31, 1999 and 2000 are derived from Xicor’s audited financial statements which are not included elsewhere in this report. The consolidated financial data as of and for the periods ending March 30, 2003 and March 28, 2004 are derived from unaudited financial statements. On October 28, 2003, Xicor acquired Poweready for total consideration of $12.8 million, consisting of $9.4 million of stock, $3.0 million in cash, and direct acquisition costs of $0.4 million for legal, appraisal and accounting fees. The results of Poweready have been included in Xicor’s statement of operations from the date of acquisition. More information on the acquisition of Poweready, including the allocation of the purchase price, can be found in Xicor’s consolidated financial statements for the year ended December 31, 2003, incorporated by reference herein.

	Year Ended December 31,
	1999	2000	2001	2002	2003
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$114,887	$122,849	$70,073	$38,534	$41,448
Net income (loss)	$(26,929)	$13,166	$(9,469)	$(12,782)	$2,429
Net income (loss) per share:
Basic	$(1.32)	$0.62	$(0.43)	$(0.55)	$0.09
Diluted	$(1.32)	$0.57	$(0.43)	$(0.55)	$0.08
Consolidated Balance Sheet Data:
Total assets	$54,794	$64,323	$80,451	$67,096	$58,660
Long-term obligations, less current portion	$9,794	$715	$32,634	$32,976	$274

The following table sets forth selected unaudited financial data for Xicor for the 3 months ended March 28, 2004 and March 30, 2003.

	Three Months Ended March 30, 2003	Three Months Ended March 28, 2004
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$9,604	$12,011
Net income (loss)	$(1,408)	$171
Net income (loss) per share:
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01
Consolidated Balance Sheet Data:
Total assets	$63,900	$61,679
Long-term obligations, less current portion	$33,073	$208

UNAUDITED SUMMARY SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF INTERSIL CORPORATION

The following unaudited summary selected pro forma combined condensed financial information should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information and related notes included elsewhere in this proxy statement/prospectus. For accounting purposes, the merger will be accounted for as a purchase business combination with Intersil being the acquiring enterprise. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Intersil and Xicor, and the financial statements of Poweready, acquired by Xicor on October 28, 2003, and should be read in conjunction with each of those financial statements and notes thereto incorporated herein by reference. The Unaudited Pro Forma Combined Condensed Statement of Operations for the fiscal year ended January 2, 2004 gives effect to the merger and the acquisition of Poweready as if they occurred on January 4, 2003 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of January 2, 2004 gives effect to the merger as if it occurred on January 2, 2004. You should not rely on this pro forma information as being indicative of the results that would actually have been obtained if the merger and the Poweready acquisition had been in effect for the above-mentioned periods or the future results of the combined company. See “Where You Can Find More Information” and “Intersil Corporation Unaudited Pro Forma Combined Condensed Financial Statements”.

	Combined Xicor and Poweready Fiscal Year Ended December 31, 2003	Combined Intersil, Xicor and Poweready Fiscal Year Ended January 2, 2004
	(in thousands, except per share data)
Pro Forma Statement of Operations Information:

Net revenues	$43,103	$550,787
Income from continuing operations	$1,103	$44,751
Income from continuing operations per share—basic	Not applicable	$0.30
Income from continuing operations per share—diluted	Not applicable	$0.29
Shares used in computing basic income per share	Not applicable	147,121
Shares used in computing diluted income per share	Not applicable	153,127

		Combined Intersil, Xicor and Poweready as of January 2, 2004
		(in thousands)
Pro Forma Balance Sheet Information:

Cash, cash equivalents, and short-term and long-term marketable securities	Not applicable	$743,157
Total current assets	Not applicable	$837,307
Total assets	Not applicable	$2,711,107
Long-term obligations	Not applicable	$274
Total liabilities	Not applicable	$216,515
Shareholders’ equity	Not applicable	$2,494,592

Comparative Historical and Unaudited Pro Forma Per Share Information

The following table sets forth (i) historical basic and diluted income from continuing operations per share and historical book value per share of Intersil, (ii) historical basic and diluted income per share and historical book value per share of Xicor, which includes Powerready since its acquisition on October 28, 2003 by Xicor, (iii) unaudited pro forma combined income per share and unaudited pro forma combined book value per share of Intersil after giving effect to the merger and the acquisition of Powerready by Xicor and (iv) unaudited equivalent pro forma combined income per share and unaudited equivalent pro forma combined book value per share of Xicor based on the merger exchange ratio of 0.335 shares of Intersil Class A common stock for each share of Xicor common stock. The information in the table should be read in conjunction with the audited and unaudited consolidated financial statements of Intersil, Xicor and Poweready, and the notes thereto incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial information is not necessarily indicative of the income per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

Twelve Months Ended January 2, 2004
Historical—Intersil
Basic income from continuing operations per share	$0.42
Diluted income from continuing operations per share	$0.41
Cash dividends per share (6)	$0.03
Book value per share (at period end) (1)	$16.16

Twelve Months Ended December 31, 2003
Historical—Xicor
Basic net income per share	$0.09
Diluted net income per share	$0.08
Cash dividends per share (6)	$—
Book value per share (at period end) (1)	$1.55

Twelve Months Ended January 2, 2004
Unaudited Pro Forma Combined (2)
Basic income from continuing operations per share	$0.30
Diluted income from continuing operations per share (3)	$0.29
Cash dividends per share (6)	$0.03
Book value per share (at period end) (4)	$16.73

Twelve Months Ended January 2, 2004
Unaudited Pro Forma Combined Equivalent—Xicor (5)
Basic income from continuing operations per share	$0.10
Diluted income from continuing operations per share (3)	$0.10
Cash dividends per share	$0.01
Book value per share (at period end) (4)	$5.60

(1)	Historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of the period.
(2)	See Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this joint proxy statement/prospectus. The income from continuing operations includes $(0.8) million from Poweready’s historical results and a pro forma adjustment of $(0.5) million related to Xicor’s acquisition of Poweready. The effect of these items results in a negative impact of $(0.01) per share to basic and diluted income from continuing operations per share.
(3)	Pro forma combined basic and diluted income per share is computed using the weighted-average number of shares of common stock outstanding, after the issuance of the Intersil Class A common stock in the merger, and it also gives effect to any dilutive options, warrants and convertible debt securities.

(4)	The pro forma combined book value per share is computed by dividing pro forma shareholders’ equity, including the effect of pro forma adjustments, by the pro forma number of shares of Intersil Class A common stock which would have been outstanding had the merger been consummated as of January 2, 2004. Explanations as to the nature of the pro forma adjustments can be found in the notes to the Unaudited Pro Forma Combined Condensed Statement of Operations.
(5)	The Xicor equivalent pro forma combined per share amounts are computed by multiplying the pro forma combined per share amounts by the exchange ratio of 0.335 shares of Intersil Class A common stock for each share of Xicor common stock.
(6)	The Intersil cash dividends per share are based on Intersil’s historical dividend paid. Intersil’s first dividend was paid in fiscal 2003.

INTERSIL CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The Unaudited Pro Forma Combined Condensed Financial Information and explanatory notes of Intersil set forth below give effect to the merger with Xicor and the acquisition on October 28, 2003 of Poweready Inc. (“Poweready”) by Xicor. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements and notes thereto of each of Intersil, Xicor and Poweready and should be read in conjunction with those financial statements and notes, which are included in the applicable Form 10-K or Form 8-K, and are incorporated herein by reference. The merger will be accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141. For accounting purposes, Intersil is the acquiring enterprise in the merger since at the effective time of the merger, current Intersil stockholders are expected to own approximately 92% of Intersil.

These pro forma statements were prepared as if the merger and Xicor’s acquisition of Poweready had been completed as of January 4, 2003 for purposes of the Unaudited Pro Forma Combined Condensed Statement of Operations. For purposes of the Unaudited Pro Forma Combined Condensed Balance Sheet, the statements were prepared as if the merger occurred as of January 2, 2004.

The Unaudited Pro Forma Combined Condensed Financial Statements are based on estimates and assumptions, which are preliminary. The Unaudited Pro Forma Combined Condensed Financial Statements are presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of Intersil that would have been reported had the merger and the Poweready acquisition been completed as of the dates presented, and should not be taken as representative of future results of operations of Intersil. These values of the merger are preliminary and subject to change upon management’s final allocation. The Poweready pro forma adjustments are based upon Xicor management’s estimates of the values of the intangible assets acquired.

The Unaudited Pro Forma Combined Condensed Statement of Operations combines the historical audited consolidated statement of operations for Intersil for the year ended January 2, 2004, with Xicor’s historical audited consolidated statement of operations for the year ended December 31, 2003 and Poweready’s historical unaudited statement of operations for the period from January 1, 2003 through October 27, 2003. Xicor’s historical audited consolidated statement of operations for the year ended December 31, 2003 includes Poweready’s results from October 28, 2003 through December 31, 2003. The combination of these historical amounts gives effect to the merger and the Poweready acquisition as if they had occurred on January 4, 2003, the first day of Intersil’s most recently completed fiscal year.

These Unaudited Pro Forma Combined Condensed Financial Statements should be read in conjunction with the accompanying notes thereto and the separate historical consolidated financial statements and notes of Intersil and Xicor incorporated by reference into this registration statement. See the section entitled “Where You Can Find More Information.”

INTERSIL CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

For the year ended January 2, 2004

	Historical		Pro forma Adjustments	Pro forma Adjusted	Historical	Pro forma Adjustments		Pro Forma
	Xicor	Poweready	Poweready	Xicor	Intersil	Merger		Combined
	(in thousands, except per share data)
Revenue
Product Sales	$41,448	$1,655	$—	$43,103	$507,684	$—		$550,787
Costs, expenses and other income				—
Cost of product sales	18,779	1,270	—	20,049	221,757	1,867	(a)	243,673
Research and development	10,811	271	—	11,082	91,267	—		102,349
Selling, general and administrative	10,419	713	—	11,132	88,274	—		99,406
Amortization of intangible assets	1,135	153	492 (aa)	1,780	6,298	2,061	(b)	8,359
				—		(1,780	)(b)
Amortization of unearned stock-based compensation	—	—	—	—	10,212	14,396	(a)	24,608
Impairment of long-lived assets	—	—	—	—	12,576	—		12,576
Restructuring	—	—	—	—	4,887	—		4,887
Merger related expenses
Gain on sale of certain operations	—	—	—	—	1,428	—		1,428

Operating income (loss)	304	(752)	(492)	(940)	73,841	(16,544)		56,357
Interest income (expense)	(593)	(81)	—	(674)	8,958	(3,308	)(c)	4,976
Other income	2,718	—	—	2,718	—	—		2,718
Loss on investments	—	—	—	—	(3,443)	—		(3,443)

Income (loss) from continuing operations before income taxes	2,429	(833)	(492)	1,104	79,356	(19,852)		60,608
Income tax provision (benefit) from continuing operations	—	1	—	1	20,899	(5,043	)(d)	15,857

Income (loss) from continuing operations	$2,429	$(834)	$(492)	$1,103	$58,457	$(14,809)		$44,751

Basic income per share:
Income from continuing operations	$0.09			$0.04	$0.42			$0.30

Diluted income per share:
Income from continuing operations	$0.08			$0.04	$0.41			$0.29

Weighted average common shares outstanding (in millions):
Basic	26.4			27.4	137.3			147.1

Diluted	29.1			30.0	141.3			153.1

INTERSIL CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

January 2, 2004

	Historical		Adjustments		Pro Forma Combined
	Intersil	Xicor
	(in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$731,782	$9,213	$(243,199	)(e)	$497,796
Held-to-maturity investments	87,751	—	—		87,751
Available-for-sale investments	—	13,107	—		13,107
Trade receivables, net	82,611	5,268	—		87,879
Inventories	83,631	3,123	—		86,754
Prepaid expenses and other current assets	10,468	409	—		10,877
Deferred income taxes	39,843	—	13,300	(g)	53,143

Total Current Assets	1,036,086	31,120	(229,899)		837,307
Non-current Assets
Property, plant and equipment, less accumulated depreciation	153,410	2,603	—		156,013
Goodwill, less accumulated amortization	1,059,121	20,278	399,803	(f)	1,458,924
			(20,278	)(f)
Other intangibles, less accumulated amortization	31,784	4,487	10,305	(f)	42,089
			(4,487	)(f)
Held-to-maturity investments	144,503	—	—		144,503
Other long-term investments	12,227	—	—		12,227
Deferred income taxes	9,554	—	42,258	(g)	51,812
Related party notes	499	—	—		499
Other	7,561	172	—		7,733

Total Non-current Assets	1,418,659	27,540	427,601		1,873,800

Total Assets	$2,454,745	$58,660	$197,702		$2,711,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade payables	$16,544	$4,786	$—		$21,330
Related party payables	4,260	—	—		4,260
Retirement plan accruals	3,684	—	—		3,684
Accrued compensation	22,398	1,199	—		23,597
Accrued interest and sundry taxes	4,142	—	—		4,142
Deferred margin	12,105	3,175	—		15,280
Restructuring and exit costs	5,770	—	—		5,770
Litigation accruals	19,149	—	—		19,149
Other accrued items	20,881	4,207	—		25,088
Sales reserves	9,739	—	—		9,739
Income taxes payable	83,956	—	—		83,956
Long-term obligations, current portion	—	246	—		246

Total Current Liabilities	202,628	13,613	—		216,241
Long-term obligations, less current portion	—	274	—		274
Shareholders’ Equity
Common Stock	1,393	—	98	(h)	1,491
Additional paid-in capital	2,246,402	175,985	292,963	(h)	2,539,365
			(175,985	)(h)
Retained earnings (deficit)	40,898	(131,212)	131,212	(h)	22,771
			(18,127	)(i)
Unearned stock-based compensation	(8,956)	—	(32,459	)(j)	(41,415)
Accumulated other comprehensive income (loss)	2,378	—	—		2,378
Treasury shares, at cost	(29,998)	—	—		(29,998)

Total Shareholders’ Equity	2,252,117	44,773	197,702		2,494,592

Total Liabilities and Shareholders’ Equity	$2,454,745	$58,660	$197,702		$2,711,107

INTERSIL CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(i) Basis of Pro Forma Presentation

The Unaudited Pro Forma Combined Condensed Statement of Operations combines the historical audited consolidated statement of operations for Intersil for the year ended January 2, 2004, with Xicor’s historical audited consolidated statement of operations for the year ended December 31, 2003 and Poweready’s historical unaudited statement of operations for the period from January 1, 2003 through October 27, 2003, giving effect to the merger and the Poweready acquisition as if they had occurred on January 4, 2003, the first day of Intersil’s fiscal year. Xicor’s historical audited consolidated statement of operations for the year ended December 31, 2003 includes Poweready’s results from October 28, 2003 through December 31, 2003.

The Unaudited Pro Forma Combined Condensed Balance Sheet combines Intersil’s historical audited consolidated balance sheet as of January 2, 2004 with Xicor’s historical audited consolidated balance sheet as of December 31, 2003, giving effect to the merger as if it had occurred as of January 2, 2004. The acquisition of Poweready was consummated on October 28, 2003 and as such was reflected in Xicor’s historical audited consolidated balance sheet as of December 31, 2003.

On March 14, 2004, Intersil and Xicor entered into a definitive agreement whereby each outstanding share of Xicor common stock will be converted into 0.335 shares of Intersil Class A common stock and $8.00 cash, without interest. Each outstanding option to purchase shares of Xicor common stock will be assumed using an exchange ratio equal to 0.335 plus the quotient of $8.00 divided by the lesser of the closing sales price of Intersil Class A common stock as reported on the Nasdaq National Market on the trading day immediately preceding the date of the merger and the average of the high and low sales price of Intersil Class A common stock as reported on the Nasdaq National Market on the trading day immediately preceding the date of the merger. Completion of the merger is conditioned upon the affirmative vote of both companies’ shareholders, among other things. Under the terms of the merger agreement, Intersil expects to issue 9,821,312 shares of its Class A common stock and reserve 4,788,857 shares of its Class A common stock to be exchanged for Xicor’s outstanding stock options upon their future exercise. The total number of shares to be issued of 9,821,312 is calculated as the total Xicor shares outstanding of 29,317,349 (total outstanding as of April 29, 2004) multiplied by the stock conversion ratio of 0.335. While the stock conversion ratio is set, the total number of shares to be issued is subject to change based on the outstanding shares of Xicor as of the consummation of the merger. The actual number of shares of Intersil Class A common stock to be issued will be determined on the effective date of the merger based on the number of Xicor shares outstanding on such date.

Intersil also expects to reserve 309,024 shares of Intersil Class A common stock in conjunction with its exchange of warrants for the warrants outstanding to purchase 922,461 shares of Xicor common stock. Under terms of the merger agreement each warrant holder is entitled to receive $8.00 and 0.335 shares of Intersil Class A common stock in exchange for each outstanding Xicor stock warrant with an exercise price of $12.24 per share. The fair value of the stock options and stock warrants to be exchanged has been estimated using the Black-Scholes pricing model based on the closing price of Intersil Class A common stock on April 29, 2004 of $19.94. Additionally the following assumptions were used within the context of the Black-Scholes pricing model:

Options
Expected volatility	.695
Dividend yield	0.5%
Risk-free interest rate	3.38%
Expected life, in years	5
Warrants
Expected volatility	.695
Dividend yield	0.5%
Risk-free interest rate	3.38%
Expected life, in years	1

The basic and diluted pro forma weighted average common shares gives rise to the effect of the shares issued by Intersil in the merger with Xicor as well as the dilutive impact of options and warrants for which Intersil must reserve common shares. The dilutive impact of the warrants and options is lessened by the proceeds that would be received upon exercise. The table below summarizes the basic and diluted pro forma weighted average common shares outstanding (in thousands):

Intersil’s basic shares as of January 2, 2004:	137,300
Shares to be issued to Xicor shareholders	9,821

Total pro forma basic shares	147,121

Intersil’s diluted shares as of January 2, 2004:	141,300
Shares to be issued to Xicor shareholders	9,821
Dilutive impact of Intersil warrants to be issued for Xicor warrants	113
Dilutive impact of Intersil stock option to be issued for Xicor stock options	1,893

Total pro forma diluted shares	153,127

Under the merger agreement, if the closing of the mergers occurs on or before September 30, 2004, each outstanding purchase right under Xicor’s employee stock purchase plan will be assumed by Intersil. If the merger occurs on or after October 1, 2004, each outstanding purchase right will be required to be exercised by the recipient prior to the closing and the purchase rights will not be assumed by Intersil.

(ii) Preliminary Purchase Price

The estimated value of Intersil’s Class A common stock has been assumed to have a value of $21.91 per share based on the average closing price of Intersil’s common stock for the five-day period including the date of announcement of the signing of the merger agreement and the two days preceding and succeeding such date. The five-day period around the announcement date is used as the measurement date for accounting purposes because the total number of shares to be issued and cash paid does not change as a result of the application of a formula.

The purchase price of the Xicor merger is estimated as follows (in millions):

Value of Intersil common stock to be issued	$215.2
Cash to be paid to Xicor shareholders	234.5
Fair value of stock options and stock warrants to be issued	77.9
Merger costs and transaction fees	8.7
Unearned stock-based compensation	(32.5)

Total purchase price	$503.8

The final purchase price is dependent on the actual number of shares of Intersil common stock and cash to be issued, based on a change in the actual number of shares of Xicor outstanding at the merger date, the options assumed and actual acquisition related costs, all of which will be determined upon completion of the merger.

The preliminary purchase price allocation, which is subject to change based on Intersil’s final analysis, is as follows (in millions):

Net tangible assets acquired	$20.0
Completed technology	10.3
Acquired in-process research and development	18.1
Deferred tax assets	55.6
Goodwill	399.8

Total purchase price	$503.8

Intersil’s management performed an allocation of the total purchase price of Xicor to certain of its individual assets and liabilities. In addition to the value assigned to in-process research and development projects and tangible assets, specific intangible assets were identified and valued. The identifiable intangible assets consist of acquired completed technology. An independent appraisal will be obtained as of the date of closing. For purposes of these pro forma combined condensed financial statements, estimated values as of December 31, 2003 have been used.

The $18.1 million amount allocated to acquired in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the resulting net cash flows from the sale of products resulting from the completion of the projects, reduced by the portion of the revenue attributable to developed technology and the percentage of completion of the project. The resulting cash flows were then discounted to their present value at appropriate discount rates.

The amounts allocated to acquired in-process research and development will be charged to the statement of operations in the period the acquisition is consummated. The related amortization of identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Combined Condensed Statement of Operations.

The preliminary residual purchase price of $399.8 million has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or FAS 142, goodwill will be carried at cost and tested for impairment annually and whenever events indicate that impairment may have occurred. Goodwill is not amortized under FAS 142.

(iii) Pro Forma Adjustments

Intersil and Xicor Merger

There were no transactions between Intersil and Xicor during the periods presented. Based on the timing of the closing of the merger, the final purchase price, finalization of the valuation and purchase price allocation, finalization of the integration plans, determination of the fair value of acquired assets and liabilities and other factors, the pro forma adjustments may differ materially from those presented in these Unaudited Pro Forma Combined Condensed Financial Statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The unaudited pro forma combined condensed provision for income taxes may not represent the amounts that would have resulted had Intersil and Xicor filed consolidated income tax returns during the periods presented.

The following pro forma adjustments have been made to the unaudited pro forma combined condensed financial statements:

(a) To record the unearned stock-based compensation ($16.3 million) related to the merger as if it had occurred on January 4, 2003. Stock-based compensation is amortized over the remaining vesting periods ranging from 1 to 48 months.

(b) To record the amortization of intangible assets ($2.1 million) related to the merger as if it had occurred on January 4, 2003. Intangible assets are amortized over 60 months. To eliminate the historical intangible amortization of Xicor and Poweready and the pro forma Poweready intangible amortization adjustment as follows (in millions):

Historical Xicor intangible amortization	$1.1
Historical Poweready intangible amortization	0.2
Pro forma Poweready intangible amortization adjustment	0.5

Total	$1.8

(c) To reduce interest income by $3.3 million for forgone interest which would have been earned on the estimated cash consideration to be paid to Xicor shareholders under the merger agreement ($234.5 million) and merger-related transaction costs ($8.7 million).

(d) To record the income tax impact of the adjustments in notes (a) through (c) and to provide income taxes on the historical income of Poweready and Xicor.

(e) To record the estimated cash consideration to be paid to Xicor shareholders under the merger agreement ($234.5 million) and merger-related transaction costs ($8.7 million).

(f) To eliminate historical Xicor intangible assets and goodwill and to record the estimated additional fair value of intangible assets resulting from the merger, including (in millions):

		Useful Life
Goodwill	$399.8	Indefinite
Completed technology	10.3	5 years

Total	$410.1

(g) Intersil will record deferred tax assets or liabilities for the differences in the book and tax bases of acquired assets and liabilities including, most significantly, net operating loss carryforwards. As it is more likely than not that Intersil will realize a benefit related to these deferred tax assets, Intersil has allocated consideration to those assets as follows (in millions):

Deferred tax assets, net:
Net operating losses—non-current	$35.0
Capitalized research and development—non-current	11.3
Inventory valuation—current	12.0
Deferred income on shipments to distributors—current	1.3
Deferred tax liability—developed technology—non-current	(3.9)
Other—non-current	(0.1)

Total	$55.6

(h) To record the increase in shareholders’ equity of Intersil as a result of the issuance of common shares ($0.1 million common stock and $215.1 million additional paid-in-capital) in exchange for all of the issued and outstanding common shares of Xicor, the fair value associated with the Intersil stock options and warrants to be exchanged for Xicor stock options and warrants ($77.9 million) and to eliminate the historical accumulated deficit and additional paid-in capital of Xicor as a result of the purchase transaction.

(i) To reflect the estimated charge for acquired in-process research and development of $18.1 million.

(j) To record unearned stock-based compensation related to the unvested Xicor stock options exchanged in the merger. Unearned stock-based compensation is amortized over the remaining vesting periods of the options to which it relates. These vesting periods range from 1 to 48 months.

Xicor Acquisition of Poweready

(aa) To eliminate Poweready’s historical amortization of purchased intangible assets and to record the estimated amortization of acquired intangible assets resulting from Xicor’s acquisition of Poweready on a straight line basis over their expected useful lives as follows:

Current technology	5 years
Customer contracts and relationships	5 years
Non-compete agreement	3 years
Order backlog	3 months

COMPARATIVE MARKET PRICE INFORMATION

Xicor’s common stock trades on the Nasdaq National Market under the symbol “XICO.” Intersil’s Class A common stock trades on the Nasdaq National Market under the symbol “ISIL.” The table below sets forth, for the calendar quarters indicated, the high and low sales prices of both Xicor and Intersil common stock as reported in the Nasdaq National Market:

	Xicor		Intersil
	High	Low	High	Low
2004:
First Quarter	$15.52	$11.23	$29.29	$20.76
Second Quarter, through April 29, 2004	$16.04	$14.52	$23.99	$19.94
2003:
First Quarter	$5.23	$2.99	$16.68	$13.87
Second Quarter	$6.90	$4.06	$27.22	$14.32
Third Quarter	$10.89	$6.07	$29.91	$22.93
Fourth Quarter	$13.98	$9.19	$28.96	$23.30
2002:
First Quarter	$12.95	$7.50	$37.21	$25.81
Second Quarter	$11.45	$3.97	$31.43	$19.00
Third Quarter	$5.88	$3.27	$22.59	$11.77
Fourth Quarter	$4.70	$2.05	$19.86	$11.25
2001:
First Quarter	$6.63	$3.28	$33.38	$13.88
Second Quarter	$11.15	$2.62	$40.51	$15.00
Third Quarter	$13.06	$5.45	$42.36	$21.65
Fourth Quarter	$14.34	$6.77	$40.02	$25.49

The following table sets forth the closing sales prices of the Class A common stock of Intersil and the common stock of Xicor on the last trading day before the public announcement of the execution and delivery of the merger agreement, a recent date prior to the mailing of this proxy statement and on a pro forma equivalent share basis which is based on the closing price of Intersil Class A common stock multiplied by 0.6885, the implied exchange ratio (assuming $8.00 in cash is converted to 0.3535 shares of Intersil Class A common stock based on a closing price of $22.63 for Intersil Class A common stock as of March 12, 2004).

	Intersil	Xicor	Pro Forma Equivalent
Closing price on March 12, 2004	$22.63	$13.74	$15.58
Closing price on , 2004

BECAUSE THE MARKET PRICE FOR INTERSIL CLASS A COMMON STOCK THAT YOU WILL RECEIVE IN CONNECTION WITH THE ACQUISITION OF XICOR MAY INCREASE OR DECREASE BEFORE THE VOTE ON THE MERGER AGREEMENT AT THE SPECIAL MEETING, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements” beginning on page 84, you should carefully consider the following risk factors in deciding how to vote on the merger.

AN INVESTMENT IN INTERSIL CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BY PARTICIPATING IN THE MERGER, CURRENT XICOR SHAREHOLDERS WILL BE CHOOSING TO INVEST IN

INTERSIL CLASS A COMMON STOCK. UPON CONSUMMATION OF THE MERGER, CURRENT INTERSIL STOCKHOLDERS WILL FACE DILUTION OF THEIR OWNERSHIP INTEREST IN INTERSIL. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PARTICIPATE IN THE MERGER OR VOTE IN FAVOR OF IT.

GENERAL RISKS RELATED TO THE PROPOSED MERGER

Because the market price of Intersil Class A common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive.

Upon completion of the merger, each share of Xicor common stock will be converted into merger consideration consisting of shares of Intersil Class A common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Xicor shareholders will be based on the lesser of the closing price for Intersil’s common stock on the day before the completion of the merger and the average of the high and low trading prices for Intersil’s common stock on the day before the completion of the merger. This average price may vary from the price of Intersil Class A common stock on the date the merger was announced, on the date that this document is mailed to Xicor shareholders, and on the date of the special meeting of Xicor shareholders. Any change in the price of Intersil Class A common stock prior to completion of the merger will affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Accordingly, at the time of the Xicor special meeting you will not necessarily know or be able to calculate the value of the cash consideration you would receive or the number of any shares of Intersil stock you would receive upon completion of the merger.

Intersil and Xicor may not successfully integrate their businesses and may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Intersil’s ability to realize anticipated cost savings and to integrate the businesses of Intersil and Xicor in a manner that does not materially disrupt the existing customer relationships of Xicor nor result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. Intersil and Xicor will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•	carrying on an ongoing business while effecting the integration;

•	demonstrating to the customers of Xicor that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the company after the merger;

•	consolidating and rationalizing corporate, Information Technology, engineering and administrative infrastructures;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	retention of management and other key employees;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Intersil and Xicor and resolving potential conflicts that may arise.

The integration of Intersil and Xicor will be a complex, time consuming and expensive process and will require significant attention from management and other personnel, which may distract from their attention from the day-to-day business of the combined company. The diversion of management’s attention and any difficulties associated with integrating Xicor into Intersil could harm the operating results of the combined company after the merger and the value of Intersil shares, and could result in the combined company not achieving the anticipated benefits of the merger. It is not certain that Intersil and Xicor can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized.

The market price of the shares of Intersil Class A common stock may be affected by factors different from those affecting the shares of Xicor common stock.

Upon completion of the merger, certain holders of Xicor common stock will become holders of Intersil Class A common stock. Some of Intersil’s current businesses and markets differ from those of Xicor and, accordingly, the results of operations of Intersil after the merger may be affected by factors different from those currently affecting the results of operations of Xicor. Your knowledge concerning how the market price of shares of Xicor common stock has historically been affected by various factors, but these factors may not apply to the market price of shares of Intersil Class A common stock. For a discussion of the businesses of Intersil and Xicor and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information.”

The parties intend that the merger will constitute a tax-free reorganization, but a decrease in the value of Intersil common stock may result in the merger being fully taxable to the Xicor shareholders.

The parties intend that step one and step two of the merger, when taken together, will qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code if the value of the Intersil common stock to be issued in step one of the merger (valued at the lesser of the closing price or the average of the high and low trading prices of a share of Intersil common stock on the day before the closing date) is equal to or greater than 40% of the total consideration to be paid in exchange for the Xicor common stock. However, if this valuation test is not met, then step two of the merger will not occur and the merger will be fully taxable to the Xicor shareholders. Assuming there are no dissenters and no cash paid in lieu of fractional shares, the valuation test will be met if the value of the Intersil Class A common stock (as valued above) is greater or equal to approximately $16 per share. Your election of merger consideration in the form of Intersil Class A common stock, cash or a combination thereof will not affect whether the merger will qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code. No assurance can be given that the valuation test described above will be met.

The failure of Intersil to operate and manage the combined company effectively could have a material adverse effect on Intersil’s business, financial condition and operating results and could result in loss of key personnel.

Intersil will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

•	Integrating the management teams, strategies, cultures and operations of the two companies;

•	Retaining and assimilating the key personnel of each company;

•	Integrating sales and business development operations;

•	Retaining existing customers and collaborative partners of each company;

•	Managing multiple geographic locations;

•	Developing new products and services that utilize the assets and resources of both companies; and

•	Creating uniform standards, controls, procedures, policies and information systems.

The accomplishment of these post-merger objectives will involve considerable risk, including:

•	The potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	The difficulty of incorporating acquired technology and rights into Intersil’s products and services;

•	Unanticipated expenses related to technology integration;

•	The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	Potential unknown liabilities associated with the merger.

If Intersil does not succeed in addressing these challenges or any other problems encountered in connection with the merger, its operating results and financial condition could be adversely affected.

The market price of Intersil’s Class A common stock may decline as a result of the merger.

The market price of Intersil’s Class A common stock may decline as a result of the merger for a number of reasons including:

•	The integration of Xicor by Intersil may be unsuccessful;

•	Intersil may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	The effect of the merger on Intersil’s financial results may not be consistent with the expectations of financial or industry analysts.

Xicor’s officers and directors have interests and arrangements that could have affected their decision to support or approve the merger.

The interests of some of the officers and directors of Xicor in the merger and their participation in arrangements that are different from, or in addition to, those of Xicor generally could have affected their decision to support or approve the merger. The directors and officers of Xicor participate in employment arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, those of Xicor’s shareholders. The directors and officers of Xicor and Intersil could be more or less likely to recommend and approve the merger agreement than if they did not hold these interests. Xicor shareholders and Intersil stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger. These interests include the following:

•	Intersil has agreed to indemnify each present and former Xicor officer and director against liabilities arising out of such person’s services as an officer or director of Xicor prior to the merger.

•	Certain Xicor directors and officers will have the vesting of their options accelerated as a result of the merger.

•	Mr. Louis DiNardo, the current co-chairperson, president and chief executive officer of Xicor, will become Executive Vice President and General Manager, Standard Linear Products of Intersil and has agreed to the principal terms of his new employment arrangement with Intersil.

Failure to complete the merger could negatively affect Intersil’s and Xicor’s stock prices and each company’s future business and operations.

If the merger is not completed for any reason, each company may be subject to a number of material risks, including the following:

•	Xicor may be required under certain circumstances to pay Intersil a termination fee;

•	The price of Intersil’s Class A common stock and Xicor’s common stock may decline; and

•	Costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

Finally, if the merger is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its respective strategic goals.

Uncertainty regarding the merger may cause customers, suppliers and channel partners to delay or defer decisions concerning Intersil and Xicor and adversely affect each company’s ability to attract and retain key employees.

The merger will happen only if stated conditions are met, including approval of the merger by Xicor’s shareholders, clearance of the merger under United States and foreign antitrust laws, and the absence of any material adverse change in the business of Xicor or Intersil. Many of the conditions are outside the control of Xicor and Intersil, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers and channel partners to delay or defer decisions concerning Xicor or Intersil, which could negatively affect their respective businesses. Customers, suppliers and channel partners may also seek to change existing agreements with Xicor or Intersil as a result of the merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Xicor and Intersil, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company’s ability to attract and retain key management, sales, marketing and technical personnel.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with Intersil and Xicor until strategies with regard to these employees are announced or executed. Intersil and Xicor have different corporate cultures, and some Intersil and Xicor employees may not want to work for the combined company. In addition, competitors may recruit employees during Intersil’s integration of Xicor, as is common in high technology mergers. If Intersil and Xicor are unable to retain personnel that are critical to the successful integration and future operation of the companies, Intersil and Xicor could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

You may not receive the form of merger consideration that you elect.

You will be offered the opportunity to elect to receive merger consideration in the form of Intersil Class A common stock, cash or a combination thereof in exchange for your shares of Xicor common stock. However, because the total amount of cash consideration and stock consideration to be paid in the merger is fixed, regardless of your choice, you may actually receive a combination of cash and shares of Intersil Class A common stock for your Xicor shares depending on the election made by other Xicor shareholders. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 67.

If Intersil and Xicor must complete the merger under circumstances in which Intersil or Xicor or both suffers a material adverse change, the value of the merger to Intersil and Xicor shareholders could be reduced.

In general, either party can refuse to complete the merger if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the merger on that basis as a result of:

•	Any failure by the party to meet projections, forecasts or analyst expectations for any period ending on or after the date of the merger agreement;

•	Any decrease in the market price of shares of Xicor common stock in the case of Xicor or Intersil class A common stock in the case of Intersil; or

•	Any event, change or effect to the extent primarily resulting from or relating to any of the following:

■	the announcement of the transactions contemplated by, or compliance with the terms of, the merger agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

■	conditions, events or circumstances affecting the industries in which the entity participates, the U.S. economy as a whole or foreign economies in any locations where the entity has material operations or sales;

■	any change in accounting requirements or principles or any change in applicable laws, rules or regulations in each case in and of themselves;

■	any litigation brought or threatened by stockholders of the entity in respect of the announcement of the merger agreement or the transactions contemplated thereby, including consummation of the mergers;

■	in the case of Xicor, any actions taken or announced by Intersil or taken or announced by Xicor at the prior written request or prior written direction of Intersil, or any inaction or failures to act by Intersil or by Xicor at the prior written request or prior written direction of Intersil; or

■	in the case of Xicor, the failure by Intersil to comply with the terms of or to take actions required by the merger agreement.

If adverse changes occur but Intersil and Xicor must still complete the merger, Intersil’s stock price may suffer. This in turn may reduce the value of the merger to Intersil and Xicor shareholders.

On April 14, 2004, Freeport Partners, LLC (“Freeport”), a purported shareholder of Xicor, filed an action in the California Superior Court in Santa Clara County against Intersil, Xicor and Xicor’s directors. The complaint alleges causes of action for breach of fiduciary duty, failure to disclose, and indemnification, arising out of the negotiation of Intersil’s proposed acquisition of Xicor. Specifically, the complaint alleges that defendants breached fiduciary duties to the Xicor shareholders by agreeing to sell Xicor for an allegedly unfair price while allegedly receiving remuneration not received by other shareholders. The complaint seeks an injunction against Intersil’s acquisition of Xicor, additional disclosures to Xicor shareholders, damages of an unspecified amount and attorneys’ fees. On May 6, 2004, the Court denied Freeport Partners’ motion for a temporary restraining order and expedited discovery. Intersil filed on May 4, 2004, and Xicor and Xicor’s directors plan to file on May 7, 2004, demurrers to the complaint, arguing that it fails to state an actionable claim against them. The hearing on the demurrers currently is scheduled for June 22, 2004. A case management conference has been set for August 10, 2004. Discovery has commenced, but no trial date has been set. Intersil and Xicor intend to vigorously defend against the lawsuit.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Xicor.

Until the completion of the merger, with limited exceptions, the merger agreement prohibits Xicor from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Intersil. Xicor has agreed to pay Intersil a termination fee of $15.8 million in specified circumstances, including where Xicor’s board of directors withdraws its support of the merger with Intersil to support a business combination with a third party. These provisions could discourage other companies from trying to acquire Xicor even though those other companies might be willing to offer greater value to Xicor shareholders than Intersil has offered in the merger.

The rights of holders of Xicor common stock will change as a result of the merger.

After the merger, shareholders of Xicor will become stockholders of Intersil and their rights will be governed by Intersil’s charter and bylaws, which are different from Xicor’s charter and bylaws. As a result of these differences, Xicor shareholders may have less control over corporate actions proposed to be taken by Intersil than they would have had over corporate actions proposed to be taken by Xicor. These differences include:

•	as long as the Intersil Class A common stock is publicly traded, holders of that stock generally do not have appraisal rights in connection with any merger involving Intersil and

•	certain provisions of the Intersil certificate of incorporation can only be amended with the approval of the holders of at least 75% of the voting power of all Intersil shares entitled to vote generally in the election of directors, voting together as a single class.

For more information, see “Comparison of Rights of Holders of Intersil Class A Common Stock and Xicor Common Stock,” beginning on page 78.

The merger will result in a dilution of the ownership interests of current Intersil stockholders.

Upon completion of the merger, each share of Xicor common stock will be exchanged for 0.335 shares of Intersil Class A common stock and $8.00 cash, in the form of cash, Intersil Class A common stock, or a combination of cash and stock, subject to proration. As a result, the current stockholders of Intersil will own approximately 92% of the outstanding common stock of the combined company on a fully-diluted basis, based on the number of outstanding shares of common stock of Intersil and Xicor on March 11, 2004. This represents a dilution of the ownership interests of the current Intersil stockholders.

RISKS RELATING TO THE COMBINED COMPANY

Our future operating results are likely to fluctuate due to a variety of factors, which may result in volatility or a decline in the price of Intersil’s Class A common stock.

Intersil’s and Xicor’s operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors, many of which are beyond our control, and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause the price of the Intersil’s Class A common stock to significantly fluctuate or decline.

Factors that could cause our operating results to fluctuate that relate to our internal operations include:

•	the need for continual and rapid introductions of new products;

•	changes in our product mix;

•	our inability to adjust our fixed costs in the face of any declines in sales; and

•	the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

•	the timing of significant product orders, order cancellations and reschedulings;

•	the availability of production capacity and fluctuations in the manufacturing yields at third parties’ facilities that manufacture our devices; and

•	the cost of raw materials and manufacturing services from our suppliers.

Factors that could cause our operating results to fluctuate that relate to our industry include:

•	the cyclical nature of the semiconductor industry;

•	intense competitive pricing pressures.

Downturns in the business cycle could reduce the revenues and profitability of the combined business.

The semiconductor industry is highly cyclical, and this cyclicality could create significant variation in our operating results. The combined company’s markets may experience downturns in the future. We may also experience significant changes in our operating income margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the need for continual and rapid introduction of new products.

The markets for our products depend on continued demand for communications, industrial, video and optical storage, and consumer electronics products. From January 3, 2003 to January 2, 2004, Intersil’s backlog decreased by $14.5 million after adjusting for the sale of the assets of our Wireless Networking products group. Prolonged downturns in our end-user markets will likely lead to proportionately greater downturns in our net income or we may incur net losses.

Our inability to effectively identify and develop new products could result in decreased revenues and loss of market share to competitors; new technologies could also reduce the demand for our products.

Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in our markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. If we cannot successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or if products or technologies developed by others render our products or technologies obsolete or noncompetitive, we may lose market share to competitors and our revenues could be adversely affected. A fundamental shift in technology in our product markets could also have a material adverse effect on us.

Production time and the cost of our products could increase if we were to lose one of our limited number of suppliers or if one of those suppliers increased the prices of raw materials.

Our operating results could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

Because we depend on third party foundries to manufacture, assemble and test some of our products, we may experience delays beyond our control in delivering those products to our customers.

Xicor uses outside wafer fabrication foundries for the manufacture of all of its products. Intersil uses both internal wafer fabrication facilities and outside wafer fabrication foundries in manufacturing its products. In addition, Intersil recently announced that it intends to move all internal 0.6 micron (um) BiCMOS wafer processing to IBM’s outside wafer fabrication foundry, which currently performs a portion of Intersil’s 0.6 micron processing, and that Intersil will focus all of its internal wafer fabrication facilities on its other types of wafer processing. After the merger, we intend to continue to rely on third party foundries and other specialist suppliers for some of our manufacturing requirements and most of our assembly and testing requirements. However, with the exception of IBM and a Xicor foundry partner, these third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the cost of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication, assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. If the third party foundries we currently use are unable to provide our products, we may be required to seek new foundries, and we cannot be certain that their services will be available at favorable terms or that sufficient capacity will be available.

In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry’s ability to achieve acceptable manufacturing yields and product reliability. If the third party foundries we currently use do not achieve adequate yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our business, financial condition or results of operations.

Because Intersil depends on ChipPAC to provide it with assembly and test services, Intersil may be adversely affected if ChipPAC fails to perform adequately.

Intersil depends on ChipPAC for the assembly and testing of most of our semiconductors. During 2003 ChipPAC provided approximately 65% of the assembly and test services for products sold by Intersil Corporation. Approximately $330 million of 2003 revenue included products which were assembled and/or tested by ChipPAC. In connection with the sale of its assembly and test facilities in Malaysia to ChipPAC, Intersil entered into a supply agreement through June 2005 with ChipPAC under which the Malaysia facility became its preferred provider of semiconductor assembly and test services. ChipPAC recently announced that it has entered into a definitive agreement to merge with ST Assembly Test Services Ltd. Any disruption in the availability of semiconductors associated with the assembly and testing of Intersil’s products by ChipPAC resulting from the proposed merger, or otherwise, could significantly hinder Intersil’s ability to deliver its products to its customers and may result in a decrease in sales of our products. In addition, its business, financial condition or results of operations could be adversely affected if ChipPAC is unable to obtain adequate supplies of raw materials in a timely manner or if ChipPAC’s costs of raw materials increase significantly.

Delays in production at new facilities, in implementing new production techniques or in curing problems associated with technical equipment malfunctions may lower yields and reduce the combined company’s revenues.

The combined company’s manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. The combined company’s manufacturing efficiency will be an important factor in its future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

In addition, as is common in the semiconductor industry, each of Intersil and Xicor has from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. Intersil has experienced delays from time-to-time in beginning production at new facilities and in producing products at acceptable yield levels utilizing new production processes. These delays have ranged in length from one month to six months. During the past three years Intersil has experienced one material delay (six months) of starting production at a new facility and no material delays in producing product using new manufacturing processes. As a consequence, Intersil and Xicor have suffered delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Increases in fixed costs and operating expenses related to increases in production capacity may adversely affect the combined company’s operating results if revenues do not increase proportionately.

Our business is very competitive, and increased competition could reduce gross margins and the value of an investment in our company.

The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. Competitors include manufacturers and designers of standard semiconductors, application-specific integrated circuits, or ICs, and fully customized ICs, as well as customers who develop their own IC products. In addition, companies not currently in direct competition with us may introduce competing products in the future.

Fluctuations in the exchange rate of the U.S. dollar and foreign currencies could increase operating expenses and negatively affect our financial performance and results of operations.

While the combined company and its subsidiaries will transact business primarily in U.S. dollars, and most of its revenues will be denominated in U.S. dollars, a portion of the costs and revenues is denominated in other currencies, such as the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect the costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on results of operations cannot be accurately predicted. From time to time, Intersil has engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that it may implement may not be effective or may result in foreign exchange hedging losses.

International operations subject us to risks not always faced by domestic competitors, such as unfavorable political, regulatory, labor and tax conditions in other countries.

We cannot be certain to what extent the combined company’s operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. The combined company will generate approximately 75% of its revenue from outside the United States. Risks inherent in doing business on an international level include:

•	economic and political instability;

•	trade restrictions;

•	transportation disruptions and delays;

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles;

•	difficulties in staffing and managing personnel, distributors and representatives in foreign countries;

•	reduced protection for intellectual property rights in some countries, particularly in Asia;

•	currency exchange rate fluctuations;

•	compliance with a wide variety of foreign laws and regulations; and

•	unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products.

We expect that the combined company’s net international sales, particularly into Japan, Taiwan and South Korea, will continue to account for a significant percentage of the combined company’s net revenues in the future. The recent campaign by the United States against terrorism on a global basis may also increase the risks inherent in our international operations, including Intersil’s dependence on its supply agreement with ChipPAC, which provides for assembly and test services in ChipPAC’s Malaysia facilities.

We use a significant amount of intellectual property in our business. If we are unable to protect this intellectual property, we could lose our right to exclusive use of key technology, resulting in decreased revenues.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there are risks that:

•	some of the approximately 1,000 patents that the combined company owns may be invalidated, circumvented, challenged or licensed to others;

•	the patents that we own will not provide competitive advantages to Intersil; or some of Intersil’s pending or future patent applications will not be issued within the scope of the claims sought by it, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached or that we will have adequate remedies for any breach.

Some of the combined company’s current licenses to use others’ technology are scheduled to expire periodically over the next several years, unless extended. We will need to negotiate renewals of these agreements or obtain the technology from alternative sources. We cannot assure you that we will be able to obtain renewals on substantially similar terms as those that currently exist or at all.

The failure to protect the combined company’s intellectual property or to extend its existing license agreements could adversely affect its revenues.

Products that we manufacture and sell, or products produced and sold by purchasers of business that we have divested, may infringe other parties’ intellectual property rights—we may have to pay others for infringement of their intellectual property rights, suspend the manufacture use or sale of some affected products, or incur the cost of defending in a litigation, resulting in significant expense to us.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. We have received and may receive in the future notices of claims of infringement of other parties’ proprietary rights. In the event of an adverse decision in a patent or trade secret action, we could be required to withdraw the product or products found to be infringing from the market or redesign products offered for sale or under development. We have, at times, assumed indemnification obligations in favor of our customers that could be triggered upon an allegation or finding of our infringement of other parties’ proprietary rights. We have also, at times, assumed indemnification obligations in favor of the purchasers of businesses that we have divested that could be triggered upon an allegation or finding of infringement of other parties’ proprietary rights by those purchasers. These indemnification obligations would be triggered for reasons including the sale or supply of a product that was later discovered to infringe another party’s proprietary rights. Whether or not these infringement claims are successfully asserted, we would likely incur significant costs and diversion of our resources with respect to the defense of these claims. To address any potential claims or actions asserted against us or those we have indemnified, we may seek to obtain a license under a third party’s intellectual property rights. However, in such an instance, a license may not be available on commercially reasonable terms, if at all. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

•	pay substantial damages and incur significant attorneys’ fees;

•	indemnify customers for damages they might suffer if the products they purchase from us infringe intellectual property rights of others;

•	indemnify purchasers of businesses that we have divested for damages they might suffer if the products they sell infringe intellectual property rights of others;

•	stop our manufacture, use, sale or importation of infringing products;

•	expend significant resources to develop or acquire non-infringing technology;

•	discontinue the use of some processes; or

•	obtain licenses for intellectual property rights covering the technology that we are found to have infringed.

Intersil is currently defending claims brought against it by Ericsson and Telefonaktiebolaget LM Ericsson. On November 23, 1998, Harris Corporation (“Harris”), Intersil’s predecessor, filed suit against Ericsson for infringement of various cellular technology patents. Ericsson countersued and filed a complaint in the United States District Court for the Eastern District of Texas against Harris for infringement of certain telecommunication patents. Shortly after Intersil purchased the semiconductor business from Harris, Ericsson joined us in the suit by filing an Amended Complaint on October 15, 1999. After discovery and depositions by the parties, only Ericsson’s U.S. patent 4,961,222 remains in the suit. Ericsson sought damages from Harris and Intersil, as well as injunctive relief prohibiting sales of the products at issue. On June 3, 2001, the jury returned a verdict against Harris and Intersil regarding patent infringement of Intersil’s 5513/5514/5518 SLIC families. The total amount awarded against Harris is $4.1 million, and the amount against us is $151,000. We have the benefit of an indemnity from Harris for this amount, but the possibility of an injunction exists against future affected SLIC sales. On July 11, 2002, the court granted Harris’ and Intersil’s post-trial motion for summary judgment, setting aside the entire jury verdict and giving Ericsson nothing. Ericsson filed an appeal in the United States Court of Appeals for the Federal Circuit, and we cross-appealed on September 4, 2002 to preserve Intersil’s rights. On December 9, 2003, the Court of Appeals reversed the District Court’s granting of judgment as a matter of law on non-infringement and affirmed the denial of judgment as a matter of law relating to damages. A motion for Rehearing has been denied, and the case will be now be remanded to the District Court.

On October 17, 2002, Agere Systems, Inc. (“Agere”) filed suit against Intersil in the United States District Court for the District of Delaware alleging that Intersil has infringed U.S. Patent Nos. 5,128,960, 5,420,599, 5,862,182, 6,067,291, 6,404,732B1, and 6,452,958B1 by making, using, selling, offering to sell, and/or importing products that infringe these patents, which pertain solely to wireless signal transmission technology. In August 2003, Intersil completed the sale of its wireless product operations, including its entire wireless product line, to GlobespanVirata, Inc. (“GlobespanVirata”). Therefore, none of Intersil’s current products are affected by this claim. Agere seeks a permanent injunction as well as unspecified actual and treble damages including costs, expenses, and attorneys’ fees. Intersil has filed counterclaims against Agere, including claims that Agere infringes 2 telecommunication and 8 semiconductor technology patents. The parties are currently in the discovery phase of the litigation. A trial has been scheduled for November 2004.

On July 22, 2003, Agere filed a second patent suit against Intersil in the United States District Court for the District of Delaware alleging that Intersil has infringed U.S. Patent Nos. 6,563,786, 6,323,126, 5,227,335, and 5,102,827 by making, using, selling, offering to sell, and/or importing products that infringe these patents, three of which allegedly pertain to our semiconductor process technology. A finding of infringement could affect any of the products proved to have been manufactured using the claimed processes. Based on current knowledge, Intersil does not believe that any of its semiconductor manufacturing processes infringe the patents asserted by Agere and therefore believes that its products should not be detrimentally affected. Agere seeks a permanent injunction as well as unspecified actual and treble damages including costs, expenses, and attorneys’ fees. Intersil has counter-sued Agere for infringement of 4 semiconductor technology patents. Intersil has also sued Lucent Technologies, Agere’s customer and former parent corporation, for infringement of 12 semiconductor technology patents.

On October 30, 2002, Intersil, Intersil Americas Inc., and our subsidiary at that time, Choice-Intersil Microsystems, Inc. (“Choice”), filed a Complaint and associated motion for preliminary injunction against Agere in the United States District Court for the Eastern District of Pennsylvania for misappropriation of trade secrets developed pursuant to a Joint Development Agreement (“JDA”) between Choice and Lucent. On September 9, 2003, the District Court issued an order denying our motion and Intersil has filed an interlocutory appeal of this order with the United States Court of Appeals for the Third Circuit (the “Appeal”). Intersil has amended the Complaint to add claims against Agere for copyright infringement. In August 2003, Intersil sold Choice to GlobespanVirata, Inc. (“GlobespanVirata”). Agere counterclaimed against Intersil, Intersil Americas Inc., Choice, and GlobespanVirata (“Counterclaim Defendants”), alleging trade secret misappropriation, unjust enrichment, declaratory judgment regarding Agere’s alleged rights under the JDA, breach of contract, tortious interference with contract, and copyright infringement, involving alleged acts and omissions before and after our sale of Choice. Agere seeks a preliminary and permanent injunction as well as unspecified actual damages including costs, expenses, and attorneys’ fees. In February 2004, the Court dismissed Intersil and Intersil Americas Inc. as co-Plaintiffs, leaving Choice as the Plaintiff. Intersil and Intersil Americas Inc. remain as Counterclaim Defendants. The parties have requested a jury trial which is presently expected to take place in the fourth quarter of 2004. Intersil disputes Agere’s counterclaims and intend to vigorously defend the lawsuit.

GlobespanVirata purchased Intersil’s wireless product operations, including its entire wireless product line, in August 2003. The asset purchase agreement related to the sale contains an indemnification provision whereby, upon satisfaction of certain conditions by GlobespanVirata, Intersil has agreed to indemnify GlobespanVirata for litigation expenses incurred in connection with the pending patent and trade secret suits with Agere. These litigation expenses consist of final awards of money damages, reasonable legal fees and expenses and costs of settlement incurred by GlobespanVirata. Intersil’s indemnification obligation for litigation expenses is limited to the amount of the purchase price paid to Intersil by GlobespanVirata for the Wireless Networking products groups. Based on information known to date, Intersil does not believe that an adverse outcome in the pending suits with Agere would have a material adverse effect on Intersil.

We may not be able to consummate future acquisitions, and those acquisitions which we do complete may be difficult to integrate and result in increased debt and liabilities.

We are likely to pursue acquisitions of related businesses in the near future. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facility. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Some of the risks associated with future acquisitions include the incurrence of additional debt, contingent liabilities, coordinating new product and process development and conforming the acquired company’s standards, processes, procedures and controls with our operations, all of which could have a material adverse effect on our business, financial condition or results of operations.

Environmental liabilities and other governmental regulatory matters could force us to expend significant capital and incur substantial costs.

We are subject to various environmental laws relating to the management, disposal and remediation of hazardous materials and the discharge of pollutants into the environment. We are also subject to laws relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Harris agreed to indemnify us for substantially all environmental liabilities in excess of financial reserve amounts related to events or activities occurring before our acquisition of the semiconductor business.

The nature of our ongoing operations exposes us to the risk of liabilities with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with such liabilities.

Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws (and liability for known environmental conditions) even without the indemnity from Harris will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

•	what environmental or health and safety legislation or regulations will be enacted in the future;

•	how existing or future laws or regulations will be enforced, administered or interpreted; or

•	the amount of future expenditures which may be required to comply with these environmental or health and safety laws or to respond to future cleanup matters or other environmental claims.

We depend upon the continued demand for our products in the communication, power management, video and optical storage markets for a significant portion of our net revenues.

Together, Intersil and Xicor have derived, and expect to continue to derive, a significant portion of their net revenues from products sold in the communications, power management, video and optical storage markets. Therefore, the combined company’s success depends in part on the continued acceptance of its products within these markets and its ability to continue to develop and introduce new products on a timely basis for these markets. These markets may experience changes in demand that will adversely affect the combined company’s business and operating results.

Difficulties in estimating the amount and timing of sales to the combined companies’ customers could harm its operating results.

It is difficult for us to forecast accurately the timing and amount of sales to its customers, which include distributors and original equipment manufacturers, or OEMs. Customers generally take a long time to evaluate products and technologies before committing to design our products into their systems. Moreover, our business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled on short notice to us and without significant penalty to our customers. We do not have substantial noncancellable backlog and often we are forced to obtain inventory and materials from our manufacturing subcontractors in advance of anticipated customer demand. Because we incur expenses, many of which are fixed, based in part on our forecasts of future product sales, our operating results could be harmed if sales levels are below our expectations.

We rely on a limited number of packaging subcontractors that may not have adequate capacity to meet our product delivery requirements.

We rely on a limited number of packaging subcontractors with whom we do not have long-term contracts. The wafers we manufacture at our fabrication facilities or purchase from our outside foundries are sent to our packaging subcontractors for packaging and assembly. Our reliance on these subcontractors involves significant risks to us, including the possibility that the subcontractors will lack adequate capacity to deliver our products at the times and in the quantities that we request, the subcontractors will eliminate process technologies necessary for our products and the quality of our products will suffer from our lack of control over packaging and delivery. These independent subcontractors may discontinue doing business with us for a variety of reasons. As a result, we may experience product delivery and quality assurance problems, which in turn may harm our reputation and operating results.

If our products contain defects or fail to achieve industry reliability standards, our reputation may be harmed, and we may incur significant unexpected expenses and lose sales opportunities

Our products have in the past contained, and may in the future contain, undetected errors or defects. Any similar problem in the future may:

•	cause delays in product introductions and shipments;

•	result in increased costs and diversion of development resources;

•	cause us to incur increased charges due to obsolete or unusable inventory;

•	require design modifications; or

•	decrease market acceptance or customer satisfaction with these products, which could result in product returns.

In addition, we may not find defects or failures in our products until after commencement of commercial shipments, which may result in loss or delay in market acceptance and could significantly harm our operating results. Our current or potential customers also might seek to recover from us any losses resulting from defects or failures in our products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any of these claims, whether or not successful, could seriously damage our reputation and business.

If we fail to attract and retain qualified personnel, our business may be harmed.

Our future success depends largely upon the continued service of our key management and technical personnel, and on our continued ability to hire, integrate and retain qualified management and technical personnel, particularly engineers. Competition for these employees in the analog semiconductor industry is intense, and we may not be successful in attracting or retaining these personnel. In addition, it is difficult to obtain work visas for foreign professionals trained in the United States. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees as needed could impair our ability to meet customer and technological demands. The loss of the services of any executive officer or other key technical or management personnel could harm our business. To help retain the continued services of some of our key executives, we have entered into employment agreements with some of them. We do not have key person life insurance on any of our key personnel.

Business interruptions could harm our business.

Our operations and those of our foundries and other manufacturing subcontractors are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Business interruption insurance may not provide protection due to the deductible periods or be enough to compensate us for losses that may occur. Additionally, we have been unable to obtain earthquake insurance of reasonable costs and limits. Accordingly, any of these disruptions could significantly harm our business.

XICOR SPECIAL MEETING

General

This proxy statement/prospectus and related form of proxy are first being mailed by Xicor to holders of Xicor common stock on or about May 18, 2004 in connection with the solicitation of proxies by the Xicor board of directors for use at the special meeting to be held on June 25, 2004 at 9:00 a.m. at Xicor’s corporate headquarters at 933 Murphy Ranch Road, Milpitas, California 95035, and at any adjournments or postponements of the meeting.

Matters to be Considered

The purpose of the special meeting is to consider and vote on a proposal to adopt the merger agreement, dated as of March 14, 2004, by and among Intersil Corporation, Xicor, Inc., New Castle Sub LLC, a wholly-owned subsidiary of Intersil (the “LLC”), and New Castle Merger Sub Corp., a wholly-owned subsidiary of the LLC (“Merger Sub”). The agreement provides, in step one, for the combination of Xicor and Merger Sub into a single company through the merger of Merger Sub with and into Xicor, and, in step two, for the subsequent merger of Xicor (as the surviving corporation in step one of the merger) with and into the LLC, with the LLC being the ultimate surviving entity of the merger.

Xicor shareholders must approve this proposal for the merger to occur. If the shareholders fail to approve this proposal, the merger will not occur.

Proxies

Even if you are currently planning to attend Xicor’s special meeting, you should submit a properly executed proxy, either by filling out, signing and sending back the accompanying proxy card, or by following the instructions regarding touchtone telephone and Internet voting that are set forth on your proxy card. You may revoke your proxy at any time before it is exercised by:

•	calling the toll-free number listed on the proxy card and following the instructions provided on the proxy card;

•	going to the website listed on the proxy card and following the instructions provided on the proxy card;

•	submitting a written notice of revocation to Xicor’s Assistant Corporate Secretary;

•	submitting a properly executed proxy on a later date; or

•	voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications with respect to the solicitation or revocation of proxies should be addressed to:

Xicor, Inc.

933 Murphy Ranch Road

Milpitas, CA 95035

Attention: Geraldine N. Hench

Assistant Corporate Secretary

If your shares are held in “street name,” you should follow the instructions of your broker regarding revocation of proxies.

No proxy that is voted against adoption of the merger agreement will be voted for any adjournment or postponement of the special meeting for the purpose of soliciting more proxies. However, if a shareholder abstains from voting on the adoption of the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting more proxies, then his or her proxy may be voted for the adjournment or postponement.

Solicitation of Proxies

Xicor will bear the entire cost of soliciting proxies and printing and mailing this document and related materials, except that (i) Xicor and Intersil will each pay one half of the fees and expenses associated with preparing this document and related materials, and (ii) Intersil will bear the entire cost of fees in connection with the filing with the SEC of the registration statement of which this document is a part.

In addition to solicitation by mail, the directors, officers and employees of Xicor may, without additional compensation, solicit proxies from Xicor shareholders by telephone, facsimile, or other electronic means or in person. Xicor will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to the beneficial owners of Xicor common stock held of record by these persons. Xicor will reimburse these custodians, nominees and fiduciaries for their reasonable expenses in connection with the solicitation of proxies. , a proxy solicitation firm, will assist Xicor in soliciting proxies and will be paid a fee of approximately $[            ] plus expenses.

Record Date and Quorum

Xicor’s board of directors has fixed the close of business on May 18, 2004 as the record date for determining the Xicor shareholders entitled to receive notice of and vote at the special meeting. At that time, there were 29,191,891 shares of Xicor common stock outstanding.

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Xicor common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the proposal to occur.

Voting Rights and Vote Required

Shares representing a majority of the shares of Xicor common stock outstanding on the record date must vote “FOR” the proposal in order for it to be adopted by Xicor. You are entitled to one vote for each share of Xicor common stock you held on the record date.

Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of Xicor common stock outstanding on the record date, the failure to vote in person or by proxy and abstentions will have the same effect as voting against adoption of the merger agreement. Therefore, Xicor’s board of directors urges you to submit your proxy by mail, touchtone telephone or the Internet. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

On the record date:

•	Xicor’s directors and executive officers beneficially owned 1,607,201 shares, or 5.24%, of the Xicor capital stock, as of March 11, 2004. Xicor expects that each of these individuals will vote his or her shares in favor of adoption of the merger agreement.

Recommendation of Xicor’s Board of Directors

Xicor’s board of directors has unanimously approved and declared advisable the merger agreement and the transactions it contemplates. The board believes that the merger agreement and the transactions it contemplates are in the best interests of Xicor and its shareholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

See “The Merger Agreement—Xicor’s Reasons for the Merger; Recommendation of Xicor’s Board of Directors” beginning on page 43 for a more detailed discussion of Xicor’s board of directors’ recommendation.

Voting Via Telephone, Internet or Mail

Xicor offers three ways for you to vote your proxy.

•	Option 1-Vote by Telephone:

■	Call toll-free 1-800-PROXIES and follow the instructions on the enclosed proxy card. For shareholders residing outside the United States, call collect on a touchtone phone.

•	Option 2-Vote on the Internet:

■	Access the proxy form at www.voteproxy.com. Follow the instructions for Internet voting found there and on the enclosed proxy card.

•	Option 3-Mail your Proxy Card:

■	If you do not wish to vote by touchtone phone or the Internet, please complete, sign, date and return the enclosed proxy card.

In order to be effective, telephone or Internet proxy instructions must be received before 11:59 p.m. June 24, 2004 to allow for processing the results.

The telephone and Internet voting procedures used by Xicor’s transfer agent, American Stock Transfer & Trust Company, are designed to properly authenticate shareholders’ identities and to accurately record and count their proxies. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from the Internet service providers and telephone companies. You will have to bear these costs.

If your shares of Xicor common stock are registered in the name of a brokerage, bank or other nominee, you will not be able to use these telephone and Internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

DELISTING AND DEREGISTRATION OF XICOR COMMON STOCK

If the merger is completed, Xicor common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

QUOTATION ON THE NASDAQ NATIONAL MARKET

The merger agreement provides that Intersil will use all reasonable efforts to cause the shares of Intersil Class A common stock to be issued in the merger and the shares of Intersil Class A common stock to be reserved for issuance in connection with the merger to be approved for trading on the Nasdaq National Market.

THE MERGER AGREEMENT

This section contains material information pertaining to the merger agreement. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this document. WE URGE YOU TO READ CAREFULLY THE FULL TEXT OF THE MERGER AGREEMENT. The voting agreement is described in the section “Xicor Voting Agreement” beginning on page 74.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with California law, at the completion of the first step of the merger, a wholly owned indirect subsidiary of Intersil will merge with and into Xicor. Xicor will be the surviving corporation. In accordance with Delaware and California law and subject to the terms and conditions of the merger agreement, immediately thereafter, the surviving corporation will merge with and into a wholly owned subsidiary of Intersil which is a limited liability company. The wholly owned subsidiary of Intersil will be the surviving entity and will continue its limited liability company existence under the laws of Delaware under the name “Xicor, LLC.” When the mergers are completed, the separate corporate existence of Xicor will terminate. The wholly owned subsidiary of Intersil’s certificate of formation will be the certificate of formation of the combined company. See “Comparison of Rights of Holders of Intersil Class A Common Stock and Xicor Common Stock” beginning on page 78. After completion of the mergers, based upon the Xicor shares outstanding on March 11, 2004, former Xicor shareholders will own approximately 8% of the outstanding Class A common stock of Intersil and continuing Intersil shareholders will own approximately 92% of Intersil. The board of directors of Intersil will continue as the board of directors of Intersil.

The merger agreement provides that Intersil may change the structure of the merger so that the second merger does not occur if the price of Intersil’s Class A common stock were to go down so that less than 40% of the value of the merger consideration were paid in Intersil Class A common stock. However, no such change will reduce the amount or change the form of consideration to be delivered to Xicor shareholders.

Background of the Merger

In mid-September, 2003, Richard Beyer, President and Chief Executive Officer of Intersil, contacted Louis DiNardo, Co-Chairman, President and Chief Executive Officer of Xicor, to arrange a meeting to discuss the companies’ commercial relationship.

On September 24, 2003, Mr. Beyer and Mr. DiNardo met and discussed, among other things, the potential benefits of a business combination between the two companies.

On October 1, 2003, Mr. Beyer and Mr. DiNardo met again to continue their discussions.

On October 3, 2003, Mr. Beyer met with Mr. DiNardo and J. Daniel McCranie, Co-Chairman of the board of directors of Xicor, to discuss in general terms further opportunities for the companies to work together, including through strategic alliances.

On October 16, 2003, Mr. Beyer and James V. Diller, a member of the board of directors of Intersil, met with Mr. DiNardo to discuss the benefits and risks of a potential business combination of Intersil and Xicor.

On October 29, 2003, Mr. Beyer and Gregory Williams, Chairman of the board of directors of Intersil, met with Mr. DiNardo to discuss various matters relating to a potential business combination between the two companies.

On October 30, 2003, at a regularly scheduled meeting of Intersil’s board of directors, Mr. Beyer reviewed with the board the discussions between him and Mr. DiNardo relating to a potential business combination between Intersil and Xicor.

On December 4, 2003, Mr. Beyer and Mr. DiNardo met and discussed, among other things, the potential benefits of a business combination between the two companies, including the strategic fit in light of the companies’ complementary product offerings and focus areas, the superior scale of the combined company’s sales and distribution channels as well as advanced manufacturing processes, more design resources and stronger purchasing leverage with suppliers, and the similar cultures, customer bases and commitments to customer satisfaction within the companies, which was seen as likely to produce rapid, effective integration of the companies. They also discussed what an appropriate methodology for valuing Xicor might be.

On December 11, 2003, at a meeting of Xicor’s board of directors, Mr. DiNardo reviewed with the board the status of preliminary discussions with Intersil relating to a potential merger involving Intersil and Xicor. After discussion, the board authorized management to engage in further discussions with Intersil and directed management to apprise the board of further developments.

On December 11, 2003, at a regularly scheduled meeting of Intersil’s board of directors, Mr. Beyer reviewed with the board the status of preliminary discussions with Xicor related to a potential merger involving Intersil and Xicor.

On December 27, 2003, Mr. Beyer and Mr. DiNardo again met and discussed, among other things, the potential benefits of a business combination between the two companies, including the strategic fit in light of the companies’ complementary product offerings and focus areas, the superior scale of the combined company’s sales and distribution channels as well as advanced manufacturing processes, more design resources and stronger purchasing leverage with suppliers, and the similar cultures, customer bases and commitments to customer satisfaction within the companies, which was seen as likely to produce rapid, effective integration of the companies. They also discussed what an appropriate methodology for valuing Xicor might be.

On January 13, 2004, Mr. Beyer and Mr. DiNardo met and discussed various matters concerning a possible transaction, including a preliminary indication of valuation, timing, structure and the levels of interest of each party.

On January 16, 2004, the Xicor board of directors convened a regularly scheduled meeting. Mr. DiNardo apprised the board of directors of Intersil’s proposed approach regarding a potential acquisition of Xicor. Mr. DiNardo informed the board of directors of the proposed valuation of Xicor. A representative of Wilson Sonsini Goodrich & Rosati, as counsel to Xicor, then discussed with the members of the board of directors their fiduciary obligations regarding their consideration of a proposed business combination transaction with Intersil and other possible strategic alternatives for Xicor. The board of directors discussed this possible transaction and other possible strategic alternatives, including continuing to operate as an independent company. After discussion, the board of directors determined that it was not in the best interests of Xicor or its shareholders to enter into a transaction with Intersil at this time. Following Xicor’s board of directors meeting, Mr. DiNardo and Mr. Beyer communicated via email about the outcome of such board meeting.

On January 21, 2004, Mr. Beyer contacted Mr. DiNardo and discussed by telephone Intersil’s continued interest in proceeding with a business combination, the proposed valuation of Xicor and other aspects of the proposed transaction.

On February 4, 2004, Intersil’s board of directors held a regularly scheduled telephonic meeting. At such meeting, the board members discussed the possibility of a business combination with Xicor, the proposed valuation of Xicor and other aspects of the proposed transaction. Representatives of Piper Jaffray & Co., Intersil’s financial advisor, discussed the financial benefits of a possible business combination with Xicor.

On February 5, 2004, Mr. Beyer and Mr. DiNardo met in Vail, Colorado. In subsequent conversations, Mr. Beyer outlined to Mr. DiNardo the strategic importance of Xicor to Intersil, and conversely, the benefits to Xicor shareholders of a combination with Intersil. Mr. Beyer again raised the possibility of a business combination and discussed other aspects of a possible transaction.

On February 23, 2004, Intersil’s board of directors had a telephonic meeting and authorized the delivery of a preliminary non-binding term sheet to and further discussions with Xicor.

On February 24, 2004, Mr. Beyer met with Mr. DiNardo and discussed the proposed valuation of Xicor and other aspects of the proposed transaction.

On February 25, 2004, Mr. Beyer and Daniel J. Heneghan, Vice President and Chief Financial Officer of Intersil, met with Mr. DiNardo and delivered a preliminary non-binding term sheet to Xicor indicating its interest in using such proposal as a starting point in proceeding with negotiations to structure a potential business combination and containing valuation for Xicor, subject to due diligence, corporate board approvals and other matters.

On February 26, 2004, Mr. DiNardo contacted Wachovia Capital Markets, LLC (“Wachovia Securities”) regarding Wachovia Securities potentially acting as financial advisor to Xicor in connection with a possible business combination transaction.

On February 27, 2004, the Xicor board of directors convened a meeting. Representatives of Wilson Sonsini Goodrich & Rosati and representatives of Wachovia Securities also participated in this meeting. A representative of Wilson Sonsini Goodrich & Rosati initiated a discussion of the potential strategic transaction with Intersil by presenting an overview of the board of directors’ fiduciary duties when considering the proposed transaction. Mr. DiNardo updated the board of directors on recent conversations with management of Intersil. Xicor management and Wachovia Securities discussed the financial aspects of the proposed transaction as reflected in the preliminary non-binding term sheet sent by Intersil to Xicor. The board of directors then discussed the proposed transaction and other alternatives available to Xicor. The board of directors directed Xicor’s management to continue discussions with Intersil.

On March 1, 2004, Mr. DiNardo and Mr. Beyer spoke by telephone to discuss the proposed valuation of Xicor and other aspects of the proposed transaction.

On March 2 through March 4, 2004, representatives of Intersil and Xicor negotiated the terms of a potential transaction.

On March 3, 2004, representatives from Wachovia Securities met with Mr. Beyer and representatives from Piper Jaffray to discuss Intersil’s potential interest in a business combination with Xicor.

By an engagement letter dated March 5, 2004, Xicor formally retained Wachovia Securities to act as its exclusive financial advisor in connection with a possible business combination transaction.

On March 5, 2004, the Executive Committee of Xicor’s board of directors, including Mr. DiNardo, Emmanuel Hernandez and John Harrington, met with representatives of Wachovia Securities and representatives of Wilson Sonsini Goodrich & Rosati to discuss the strategic considerations of a potential business combination with Intersil.

Also on March 5, 2004, Mr. Beyer and Mr. DiNardo had a telephone conversation wherein they agreed to begin due diligence and negotiating a definitive agreement on March 8, 2004 if Xicor’s board of directors approved further discussions with Intersil. Duncan Weaver, Intersil’s Vice President of Business Development, provided Mr. DiNardo a legal, accounting and business due diligence request list.

On March 8, 2004, the Xicor board of directors convened a meeting. Representatives from Wilson Sonsini Goodrich & Rosati and representatives from Wachovia Securities participated at the meeting. Mr. DiNardo discussed a potential combination with Intersil and also discussed alternative strategic courses for Xicor, including a standalone strategy. After discussion, Xicor’s Board of Directors authorized management to continue discussions with Intersil to evaluate the merits and considerations of a combination with Intersil and execute an exclusivity and confidentiality agreement with Intersil.

From March 8 through March 14, 2004, working groups comprised of Intersil’s and Xicor’s management teams and their respective outside counsel and financial advisors met to conduct mutual due diligence and review due diligence documents.

On March 9, 2004, Intersil delivered a proposed draft of the merger agreement for the proposed business combination.

From March 9, 2004 through March 14, 2004, representatives of Xicor and Intersil and their respective financial and legal advisors met to negotiate the terms of the proposed merger agreement and ancillary agreements.

On March 12, 2004, the Xicor board of directors convened a meeting. Representatives of Wilson Sonsini Goodrich & Rosati and representatives of Wachovia Securities also participated in this meeting. At the meeting, Mr. DiNardo advised the board of directors regarding the progress of negotiations and due diligence with Intersil. A representative from Wilson Sonsini Goodrich & Rosati presented an overview of the status of the merger agreement negotiations. A representative of Wachovia Securities discussed the financial aspects of the proposed transaction. Mr. DiNardo also discussed potential synergies to be derived from the transaction. A representative of Wilson Sonsini Goodrich & Rosati advised the board of directors regarding legal considerations related to the transaction. Following a discussion of the proposed transaction and the proposed valuation, Xicor’s board of directors authorized Mr. DiNardo to proceed with negotiations regarding the business combination.

On March 14, 2004, the Xicor board of directors convened a meeting. Representatives of Wilson Sonsini Goodrich & Rosati and representatives of Wachovia Securities also participated in this meeting. Mr. DiNardo presented the board of directors with an update on the status of negotiations with Intersil. Mr. DiNardo also described to the board discussions between him and Intersil regarding his employment with Intersil following the merger. Mr. DiNardo then led the board of directors in a discussion regarding Intersil’s proposed valuation of Xicor and the remaining open issues in connection with the transaction. Next, a representative of Wilson Sonsini Goodrich & Rosati led the board of directors in a discussion of their legal obligations and fiduciary duties with respect to consideration of the business combination and a detailed review of the terms of the proposed definitive merger and voting agreements. Next, representatives of Wachovia Securities presented their financial analysis of the proposed transaction and Wachovia Securities rendered its oral opinion, subsequently confirmed in writing, that, as of March 14, 2004, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by the holders of Xicor common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. After discussion and consideration, the board of directors of Xicor unanimously determined that the merger on the terms discussed at the meeting was advisable, and in the best interests of, Xicor and its stockholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the stockholders of Xicor approve the transaction and directed that the merger agreement and the merger be submitted to Xicor’s stockholders for approval at a meeting of Xicor stockholders.

On March 14, 2004, the Intersil board of directors convened a telephonic meeting. Representatives of Piper Jaffray and Dechert LLP, counsel for Intersil, participated in this meeting. Mr. Beyer updated the board of directors on the status of the negotiations with the representatives of Xicor with respect to the merger agreement and the ancillary documents. A representative of Piper Jaffray presented its financial analysis of the proposed transaction to the board of directors. Next, a representative of Dechert LLP summarized the terms of the most recent draft of the merger agreement. Following a discussion of the financial and other terms of the transaction, the board members unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and approved the merger agreement.

On March 14, 2004, Intersil and Xicor executed the merger agreement and issued a joint press release announcing the merger.

Also on March 14, 2004, all of the directors and executive officers of Xicor entered into voting agreements with Intersil and the Merger Sub, and Mr. DiNardo accepted a written offer from Intersil to continue employment following the merger, conditioned upon the completion of the merger. For a discussion of these agreements and the employment offer, see the section entitled “Xicor Voting Agreement” beginning on page 74 of this proxy statement/prospectus and the section entitled “Interests of Certain Persons in the Merger—Employment Agreements and Severance Agreements—Louis DiNardo” beginning on page 70 of this proxy statement/prospectus.

Xicor’s Reasons for the Merger; Recommendation of Xicor’s Board of Directors

In the course of reaching its decision to approve the merger, the merger agreement and the related transactions, the Xicor board of directors consulted with Xicor’s management, its outside legal and financial advisors, and considered the following material factors:

The Xicor board of directors considered the strategic fit, potential benefits and opportunities of Xicor and Intersil as a combined company given the nature of the principal elements of Xicor’s and Intersil’s business models.

•	Xicor’s digital potentiometers, system management products, real-time clocks, voltage references and other high performance analog products will significantly expand Intersil’s current standard analog portfolio, and together Xicor and Intersil are expected to significantly enhance the overall value proposition to its customers, investors and employees;

•	Xicor’s portfolio of power sequencing and display products provides a natural extension to Intersil’s leadership position in the computing, power management and flat panel display markets, and the combined company will strengthen and diversify Intersil’s position in the high margin, general purpose standard analog market;

•	Intersil and Xicor share a strong commitment for delivering highly differentiated proprietary products to leading companies in chosen markets, and the combined company would have substantially expanded resources to implement this in its business plans and operating objectives;

•	The combined company would have a larger sales force and expanded distribution channels, as well as advanced manufacturing processes, more design resources, and stronger purchasing leverage with suppliers;

•	Both Xicor and Intersil reported strong revenue growth in 2003, and with a combined investment of 19% of sales in research and development, the combined company is well positioned to continue to outperform the analog industry;

•	The combination of the Xicor and Intersil management terms will bring a unique management team to bear on the challenges of competing in the high performance analog and mixed-signal product markets; and

•	Xicor and Intersil have similar cultures, customer bases and commitments to customer satisfaction and Xicor would be able to execute on its business model within this complementary environment.

The Xicor board of directors considered a number of additional factors relevant to the merger, including the following:

•	historical information concerning Xicor’s and Intersil’s respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

•	the financial condition, results of operations, businesses and strategic objectives of Xicor and Intersil before and after giving effect to the merger and the merger’s effect on shareholder value, including the expectation of approximately $8 million per year in cost synergies resulting primarily from increased purchasing leverage, as well as savings in the areas of sales and marketing, general and administrative and corporate overhead expenses;

•	the potential effect on shareholder value of Xicor continuing as an independent entity compared to the potential effect of a combination with Intersil in light of the other possible strategic alternatives the Xicor board of directors examined;

•	the extensive arms-length negotiations between Xicor and Intersil and the belief of the Xicor board of directors that the terms of the merger are in the best interests of Xicor’s shareholders;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Xicor’s and Intersil’s common stock;

•	the operating challenges, opportunities and prospects of Xicor as an independent company; and

•	the financial analysis of Wachovia Securities as well as its opinion that, subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of shares of Xicor common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. The Wachovia Securities opinion is more fully described under the section entitled “Opinion of Xicor’s Financial Advisor—Wachovia Securities” beginning on page 45.

The Xicor board considered the structure of the merger and the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to complete the transaction, including that:

•	the cash portion of the aggregate consideration would serve to reduce the impact of fluctuations in Intersil’s stock price prior to the closing;

•	the option of Xicor shareholders, subject to certain limitations, to choose to receive cash, stock or a combination thereof;

•	under the merger agreement, each outstanding option outstanding under Xicor’s stock option plans will be assumed by Intersil;

•	under the merger agreement, if the closing of the merger occurs on or before September 30, 2004, each outstanding purchase right under Xicor’s employee stock purchase plan will be assumed by Intersil, but if the closing of the merger occurs on or after October 1, 2004, each outstanding purchase right under Xicor’s employee stock purchase plan will be required to be exercised by the recipient prior to the closing and the purchase rights will not be assumed by Intersil;

•	the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, with the shares of Intersil Class A common stock received on a tax-deferred basis, provided, however, that, in order for the merger to so qualify, the value of the Intersil Class A common stock to be issued in step one of the merger (valued at the lesser of the closing price or the average of the high and low trading prices of a share of Intersil Class A common stock on the day before the closing date) must be equal to or greater than 40% of the total consideration to be paid in exchange for the Xicor common stock;

•	under the merger agreement, Xicor and its representatives may, in certain circumstances, furnish information to, or enter into discussions with, third parties making unsolicited superior acquisition proposals;

•	under the merger agreement, the Xicor board has the right, subject to providing prior notice to Intersil, to withdraw or modify its recommendation in favor of the merger agreement if, prior to obtaining the requisite shareholder approval, for among other reasons, Xicor receives a superior proposal and the Xicor board determines, in good faith and after consultation with Xicor’s outside legal counsel, that failure to do so would constitute a breach of its fiduciary obligations to Xicor’s shareholders under applicable law; and

•	the fact that, under the merger agreement, Xicor has certain obligations and restrictions, including a $15.8 million termination fee payable by Xicor under specified circumstances, which would have an effect on Xicor’s ability to pursue or complete an alternative transaction.

The Xicor board also identified and considered a number of uncertainties, risks and restrictions in its deliberations concerning the merger, including:

•	the risk that the potential benefits of the merger might not be realized;

•	the risks of integrating the business of Xicor and Intersil and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•	the possibility that the merger might not be consummated or consummated on a timely basis, even if approved by Xicor’s shareholders;

•	the effect of the public announcement of the merger on Xicor’s sales, operating results, stock price, customers, supplies, employees, partners and other constituencies;

•	the fact that a portion of the consideration is based on a fixed exchange ratio, which means that the aggregate value of the transaction will increase or decrease with changes in Intersil’s trading price in the public market;

•	the fact that the merger will be fully taxable to the Xicor shareholders if the value of the Intersil Class A common stock to be issued in step one of the merger (valued at the lesser of the closing price or the average of the high and low trading prices of a share of Intersil Class A common stock on the day before the closing date) is less than 40% of the total consideration to be paid in exchange for the Xicor common stock;

•	the possibility that the trading price or value of Intersil’s Class A common stock may decrease in the future;

•	certain aspects of the merger agreement that restrict Xicor’s ability to solicit, accept, or take other actions in connection with, any other third party proposal to acquire Xicor; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 24.

The Xicor board of directors concluded, however, that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by Xicor or by the combined company or were unlikely to have a material impact on the merger or the combined company.

The foregoing discussion of the information and factors considered by the Xicor board of directors is not meant to be exhaustive, but includes the material factors considered by the Xicor board of directors in connection with its review and approval of the proposed merger and the transactions contemplated by the merger agreement and in recommending that Xicor shareholders vote “FOR” the adoption and approval of the merger agreement and the merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the Xicor board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of Xicor’s board of directors may have given different weights to different factors. In making its determinations and recommendations, Xicor’s board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it, including the interests of Xicor’s management in the merger. See “The Merger—Interests of Certain Persons in the Merger”.

Based on the foregoing analysis, the Xicor board of directors determined that the merger agreement and the merger are advisable and in the best interests of Xicor and it shareholders and has unanimously recommended that Xicor shareholders vote “FOR” the adoption and approval of the merger agreement and the merger.

Opinion of Xicor’s Financial Advisor—Wachovia Securities

Xicor’s board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with the transactions contemplated by the merger agreement. Xicor’s board of directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. At the meeting of Xicor’s board of directors on March 14, 2004, Wachovia Securities rendered its oral opinion, subsequently confirmed in writing, that as of March 14, 2004, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of shares of Xicor common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Wachovia Securities which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Appendix C, and is incorporated by reference in, this proxy statement/prospectus. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of Xicor common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed Annual Reports on Form 10-K of Xicor for the two fiscal years ended December 31, 2003; Annual Reports on Form 10-K of Intersil for the two fiscal years ended January 3, 2003 and January 2, 2004; Current Reports on Form 8-K and Quarterly Reports on Form 10-Q of Xicor and Intersil; Wall Street equity research reports, investor relations materials and financial forecasts, regarding each of Xicor and Intersil that were publicly available or furnished to Wachovia Securities by the management of Xicor or Intersil, and has discussed each company’s business and prospects with their respective managements;

•	held discussions with the respective managements of Xicor and Intersil concerning the businesses, past and current operations, financial condition and future prospects of both Xicor and Intersil, independently and combined, including discussions with the managements of Xicor and Intersil concerning forecasts of cost savings and other synergies that are expected to result from the mergers as well as their views regarding the strategic rationale for the mergers;

•	participated in discussions and negotiations among representatives of Xicor and Intersil and their financial and legal advisors;

•	prepared an analysis of the discounted equity value of Xicor common stock;

•	considered certain financial data for each of Xicor and Intersil and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed relevant;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

•	reviewed the price and trading history of Xicor common stock and Intersil Class A common stock;

•	prepared an analysis of the relative contributions of Xicor and Intersil to the combined company;

•	reviewed the potential pro forma financial impact of the mergers on Intersil; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities has relied upon the accuracy and completeness of the foregoing financial and other information, and Wachovia Securities has not assumed any responsibility for any independent verification of such information. With respect to Xicor’s and Intersil’s financial forecasts, Wachovia Securities has assumed that each has been reasonably prepared and reflects the best current estimates and judgments of such company’s management as to the future financial performance of Xicor and Intersil, respectively. Wachovia Securities has discussed each of Xicor’s and Intersil’s financial forecasts with their respective managements, but Wachovia Securities assumes no responsibility for and expresses no view as to the financial forecasts of either Xicor or Intersil or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has conducted no physical inspections of the properties or facilities of Xicor or Intersil, and has not made any comprehensive valuations or appraisals of the assets or liabilities of Xicor or Intersil, nor have any such valuations or appraisals been provided to Wachovia Securities. Without limiting the generality of the foregoing, Wachovia Securities has undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Xicor or Intersil or any of their respective affiliates are a party or may be subject, and Wachovia Securities’ opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

In rendering its opinion, Wachovia Securities has assumed that the mergers contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, including the declaration of effectiveness of this proxy statement/prospectus, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the mergers, the other actions contemplated by the merger agreement, Xicor or Intersil, in any respect material to Wachovia Securities’ opinion.

Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the mergers or other actions contemplated by the merger agreement compared with other business strategies that may have been considered by Xicor’s management and/or Xicor’s board of directors or any committee thereof. In addition, Wachovia Securities did not express any opinion as to the prices at which shares of Xicor common stock or Intersil Class A common stock will trade at any time.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to Xicor’s board of directors on March 14, 2004, in connection with Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.

Historical Stock Trading Analysis. Wachovia Securities reviewed publicly available historical trading prices and volumes for shares of Xicor common stock for the period between January 1, 2000 and March 12, 2004 and for shares of Intersil Class A common stock for the period between February 25, 2000 and March 12, 2004. In addition, Wachovia Securities compared the implied value of the aggregate per share consideration to be received by holders of shares of Xicor common stock pursuant to the merger agreement as of March 12, 2004 with an implied value per share equal to $15.58 (based on (i) the closing price of Intersil Class A common stock of $22.63 on March 12, 2004 multiplied by 0.335 plus (ii) $8, as provided in the merger agreement) in relation to (i) the market prices of shares of Xicor common stock one day, one week, one month, three months and six months prior to the execution of the merger agreement and (ii) the average market prices of shares of Xicor common stock during the one month, three month and six month periods preceding the execution of the merger agreement.

This analysis indicated that the implied value of the consideration to be received by holders of shares of Xicor common stock pursuant to the merger agreement as of March 12, 2004 represented the following premiums to (i) the closing market prices of Xicor common stock on the following dates and (ii) the average closing market prices of Xicor common stock during the following periods:

Premium to Xicor Market Price	Premium
One day prior to announcement	13.4%
One week prior to announcement	10.5%
One month prior to announcement	10.8%
Three months prior to announcement	38.4%
Six months prior to announcement	59.0%

Premium to Xicor Average Market Price	Premium
One month prior to announcement	11.3%
Three months prior to announcement	20.9%
Six months prior to announcement	29.6%

Wachovia Securities also compared the implied exchange ratio of shares of Xicor common stock to shares of Intersil Class A common stock pursuant to the merger agreement as of March 12, 2004 equal to 0.689x (based on the quotient of $15.58 divided by $22.63) in relation to (i) the exchange ratio of shares of Xicor common stock to shares of Intersil Class A common stock one day, one week, one month, three months and six months prior to the execution of the merger agreement and (ii) the average exchange ratio of shares of Xicor common stock to shares of Intersil Class A common stock during the one month, three month and six month periods preceding the execution of the merger agreement.

This analysis indicated that the implied exchange ratio of shares of Xicor common stock to shares of Intersil Class A common stock pursuant to the merger agreement as of March 12, 2004 represented the following premiums to (i) the exchange ratio of closing market prices of Xicor common stock to closing market prices of Intersil Class A common stock on the following dates and (ii) the exchange ratio of average closing market prices of Xicor common stock to average closing market prices of Intersil Class A common stock during the following periods:

Premium to Xicor / Intersil Exchange Ratio	Period Exchange Ratio	Exchange Ratio Premium
One day prior to announcement	0.607x	13.4%
One week prior to announcement	0.581x	18.6%
One month prior to announcement	0.539x	27.7%
Three months prior to announcement	0.453x	52.1%
Six months prior to announcement	0.350x	96.6%

Premium to Xicor / Intersil Average Exchange Ratio	Period Average Exchange Ratio	Exchange Ratio Premium
One month prior to announcement	0.582x	18.3%
Three months prior to announcement	0.511x	34.7%
Six months prior to announcement	0.466x	47.8%

Present Value of Implied Future Stock Prices Analysis. Wachovia Securities performed an analysis to estimate a range of present values of implied future prices per share of Xicor common stock, assuming Xicor continued to operate as a stand-alone entity. Wachovia Securities determined the range of present values based on (i) Xicor’s projected 2004 and 2005 revenues provided by Xicor’s management and (ii) enterprise value (defined as equity market capitalization plus debt minus cash) to next twelve months (“NTM”) revenue multiples. The multiples used by Wachovia Securities were (i) Xicor’s current enterprise value to projected 2004 revenues (8.1x), based on information provided by Xicor’s management, (ii) the median multiple of current enterprise value to projected 2004 revenues for publicly traded companies comparable to Xicor (including the companies referred to in the Comparable Companies Analysis below) (4.8x), based on publicly available information and (iii) the peak median multiple of current enterprise value to projected next twelve months revenues for the comparable companies since January 1, 2000 (10.5x), based on publicly available information. Future implied 2005 share prices were discounted to present value using a 9% discount rate.

Based on the foregoing, Wachovia Securities determined the following range of present values per share of Xicor common stock:

Enterprise Value/Revenue Multiple	Range Based on 2004 and 2005 Projected Revenues
4.8x	$8.53 –$10.29
8.1x	$13.74 –$16.71
10.5x	$17.70 –$21.58

Comparable Companies Analysis. Wachovia Securities compared financial, operating and stock market data of Xicor to the following publicly traded companies that participate predominantly, or in part, in the analog/mixed-signal industry:

Integrated Circuit Systems, Inc.

Intersil

Micrel, Incorporated

O2Micro International Limited

Pericom Semiconductor Corporation

Power Integrations, Inc.

Semtech Corporation

Supertex, Inc.

Wachovia Securities calculated, among other things, the multiples listed below for Xicor and the selected companies, based on publicly available information and projected financial information from First Call consensus estimates and closing stock prices on March 12, 2004:

•	enterprise value for latest twelve month (“LTM”) revenue;

•	enterprise value to 2004 estimated revenue;

•	enterprise value to 2005 estimated revenue;

•	compound annual growth rate of 2003 through 2005 estimated revenue;

•	price per share to forward calendar year 2004 earnings per share; and

•	price per share to forward calendar year 2005 earnings per share.

The following table presents the results of this analysis:

Multiple	Xicor		Selected Companies Median		Selected Companies Range
Enterprise value to LTM revenue	10.5	x	5.8	x	2.8x –8.1x
Enterprise value to 2004 estimated revenue	8.1	x	4.8	x	1.9x –6.0x
Enterprise value to 2005 estimated revenue	6.0	x	4.2	x	3.5x –5.4x
Compound annual growth rate of 2003–2005 estimated revenue	32.2%		22.2%		13.0% –27.3%
Price per share to forward calendar year 2004 earnings per share	65.7	x	28.8	x	23.2x –48.2x
Price per share to forward calendar year 2005 earnings per share	47.2	x	22.0	x	21.0x –29.3x

With regard to the comparable companies analysis summarized above, Wachovia Securities selected comparable public companies on the basis of various factors, including the size of the public company and the similarity of the lines of business. No public company used as a comparison, however, is identical to Xicor. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors. These factors could affect the public trading value of the comparable companies to which Xicor is being compared.

Selected Transactions Analysis. Using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined selected transactions involving publicly traded semiconductor companies announced from February 22, 1999 to November 11, 2003. The selected transactions were:

Acquiror	Target

Conexant Systems, Inc.	GlobespanVirata, Inc.

Zoran Corporation	Oak Technology, Inc.

Intersil	Elantec Semiconductor, Inc.

Globespan, Inc.	Virata Corporation

Genesis Microchip, Inc.	Sage Group plc

TriQuint Semiconductor, Inc.	Sawtek, Inc.

LSI Logic Corporation	C-Cube Microsystems Inc.

Maxim Integrated Products, Inc.	Dallas Semiconductor Corporation

Microchip Technology Incorporated	TelCom Semiconductor, Inc.

Marvell Technology Group LTD	Galileo Technology, Inc.

Applied Micro Circuits Corporation	MMC Networks Inc.

PMC-Sierra, Inc.	Quantum Effect Devices, Inc.

Texas Instruments Incorporated	Burr-Brown Corporation

Conexant Systems	Maker Communications, Inc.

Intel Corporation	DSP Communications, Inc.

Texas Instruments Incorporated	Unitrode Corporation

Intel Corporation	Level One Communications, Incorporated

LSI Logic	SEEQ Technology Inc.

Wachovia Securities calculated for each of the selected transactions the transaction value (defined as equity market capitalization (including premium at announcement of transaction) plus debt minus cash) to LTM revenue multiple and the transaction value to NTM revenue multiple.

The following table presents the results of this analysis:

Multiple	Xicor	Median Selected Transactions
Transaction value to LTM revenue	12.1x	7.3x
Transaction value to NTM revenue	9.3x	4.9x

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Xicor’s businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the proposed mergers that could affect Xicor’s acquisition values and those of such acquired companies.

Premiums Paid Analysis. Based on publicly available information, Wachovia Securities compared the implied premium offered, on an implied price basis pursuant to the merger agreement to the median premiums paid in selected comparable transactions involving publicly traded companies as of one day, one week, one month, three months and six months prior to the announcement date of each transaction.

The following table presents the results of this analysis:

Premium As Of	Xicor	Selected Comparable Transactions Median
One day prior to announcement	13.4%	25.9%
One week prior to announcement	10.5%	30.2%
One month prior to announcement	10.8%	33.0%
Three months prior to announcement	38.4%	36.3%
Six months prior to announcement	59.0%	37.0%

No company utilized in the premiums paid analysis is identical to Xicor, nor is any transaction identical to the mergers. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the mergers and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the mergers that would affect the value of the selected companies and Xicor.

Contribution Analysis. Wachovia Securities reviewed Xicor’s and Intersil’s financial contribution to the combined company on an actual basis for 2003 and on a projected basis for 2004 and 2005. Wachovia Securities calculated implied exchange ratios of shares of Xicor common stock to shares of Intersil Class A common stock, based on information provided by the managements of Xicor and Intersil with respect to the relative contributions to revenues, gross profits and operating profits of the combined company by Xicor and Intersil, respectively, and based on publicly available information. The results of this analysis indicated pro forma ownership stakes of Xicor stockholders in the combined company determined according to each company’s relative financial contributions to the combined company, weighted by the same multiple, and adjusted for the net debt position of each company that are lower than the proposed transaction’s implied exchange ratio of shares of Xicor common stock to shares of Intersil Class A common stock as of March 12, 2004 (0.689x).

The following table presents the results of this analysis:

(Dollar Amounts in Thousands)

		Intersil		Xicor		Implied Xicor to Intersil Exchange Ratio (implied as of March 12, 2004)
Operating Statistic		Amount	% Pro Forma Contribution	Amount	% Pro Forma Contribution
Revenue
	2003A	$507,700	92.5%	$41,448	7.5%	0.295x
	2004P	$600,000	91.7%	$54,013	8.3%	0.322x
	2005P	$684,700	90.4%	$72,484	9.6%	0.373x
Gross Profit
	2003A	$287,742	92.7%	$22,669	7.3%	0.286x
	2004P	$348,100	92.0%	$30,179	8.0%	0.311x
	2005P	$409,665	91.1%	$40,017	8.9%	0.347x
Operating Profit
	2003A	$108,100	98.7%	$1,439	1.3%	0.070x
	2004P	$158,060	95.7%	$7,079	4.3%	0.175x
	2005P	$193,668	93.5%	$13,517	6.5%	0.257x
Proposed Transaction						0.689x

Pro Forma Financial Impact. Wachovia Securities analyzed the pro forma financial impact of the mergers on the combined company’s earnings per share. This analysis was based on the projected financial performance of each of Xicor and Intersil for 2004 and 2005 based on information provided by the managements of Xicor and Intersil to Wachovia Securities. This analysis assumed, among other things, performance (i) without synergies and (ii) with net cost synergies preliminarily estimated jointly by the managements of Xicor and Intersil in the amounts of $3.5 million and $8.6 million for 2004 and 2005, respectively. Based on the foregoing, Wachovia Securities determined that the mergers (i) without synergies, would be approximately $0.02 dilutive to the combined company’s pro forma projected earnings per share for 2004 and approximately $0.03 dilutive to the combined company’s pro forma projected earnings per share for 2005 and (ii) with preliminary net cost synergies, would be approximately neutral to the combined company’s pro forma projected earnings per share for the fiscal year 2004 and approximately $0.01 accretive to the combined company’s pro forma projected earnings per share for 2005.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Xicor’s control. No company, transaction or business used in the analyses described above is identical to Xicor or the proposed mergers. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of Xicor common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated March 14, 2004, to the Xicor board of directors. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which Xicor common stock might actually trade. The consideration to be paid to holders of shares of Xicor common stock in the merger agreement was determined through negotiations between Xicor, Intersil, members of their respective senior management teams and their respective advisors, and was unanimously approved by the Xicor board of directors. Wachovia Securities did not recommend any specific consideration to the Xicor board or that any given consideration constituted the only appropriate consideration for the mergers.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the Xicor board of directors in making its determination to approve the mergers. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Xicor board of directors with respect to the value of Xicor common stock or of whether the board would have been willing to agree to a different form of consideration.

Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) have provided cash management, capital management, currency derivatives, and letters of credit services to Intersil and its affiliates and may provide similar or other services to, and maintain relationships with, Intersil and its affiliates in the future. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) received fees in connection with such services performed during the past two years in the aggregate amount of approximately $235,000. Additionally, in the ordinary course of its business, Wachovia Securities may trade in debt and equity securities of Xicor and Intersil for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to a letter agreement, Wachovia Securities has been engaged to render certain financial advisory services to the Xicor board of directors in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of the letter agreement, upon the rendering of a fairness opinion in connection with the transaction, Wachovia Securities was paid a fee equal to $500,000. Also pursuant to the letter agreement, upon consummation of the transaction, Wachovia Securities will be paid by Xicor a fee equal to approximately $4.5 million (assuming an aggregate transaction value at consummation equal to the implied transaction value at the time of the execution of the merger agreement) less the $500,000 with respect to the fairness opinion fee. Xicor has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions. Wachovia Securities has not received other fees from Xicor during the past two years.

Intersil’s Reasons for the Merger

The Intersil board believes that the following are reasons the merger will be beneficial to Intersil:

•	Given the complementary nature of the analog product and power solution lines of Intersil and Xicor, the merger will enhance the opportunity to realize Intersil’s strategic objective of achieving greater scale and presence in the semiconductor device industry;

•	A combination with Xicor is consistent with Intersil’s strategy of targeting the high margin, high performance analog semiconductor market by enhancing Intersil’s Standard Analog product line, adding to analog management depth, and furthering Intersil’s analog, mixed-signal strategic focus;

•	Combining Intersil and Xicor would provide an opportunity for increased sales to and support of current Intersil and Xicor customers by offering an integrated and broader product line;

•	The combination creates significant opportunities for cost reduction through the integration of Intersil’s and Xicor’s businesses, improved manufacturing efficiencies, and the elimination of redundant overhead expenses and duplicate sales, marketing and administrative functions.

•	The highly complementary geographic channel and sales strengths of Intersil and Xicor create an efficient and competitive global sales network;

•	As a result of the expected annualized cost synergies of approximately $8 million, Intersil anticipates that the acquisition will not have a negative impact to 2004 Non-GAAP earnings and be accretive to 2005 Non-GAAP earnings. Non-GAAP earnings excludes amortization of intangibles, unearned compensation and other unusual charges; and

•	The combination of Intersil’s and Xicor’s analog semiconductor engineering resources and complementary technologies should enable the combined company to focus on innovative technologies including potentially expanding the combined company’s product line into new vertical applications. These combined competencies and resources should also enable the company to develop competitive products that offer customers advanced product performance.

Completion of the Merger

The mergers will be completed when all of the conditions to completion of the mergers are satisfied or waived, including the approval and adoption of the merger agreement and the merger by the shareholders of Xicor. The mergers will become effective when a duly executed and delivered agreement of merger is filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California.

Intersil and Xicor intend to complete the mergers as soon as practicable after the shareholders of Xicor approve and adopt the merger at the special meeting and all other closing conditions are satisfied. Intersil and Xicor currently anticipate that the mergers will be completed in the second quarter of 2004.

Conversion of Xicor Common Stock, Xicor Stock Options, and Xicor Warrants

Conversion Of Xicor Common Stock. Upon completion of the merger, each outstanding share of Xicor common stock not held by Intersil or Xicor, will be converted into the right to receive, at the election of each Xicor shareholder (but subject to the limitations described below), either:

•	a number of shares of Intersil Class A common stock corresponding to an exchange ratio calculated as described below under “Exchange Ratio”, or

•	an amount in cash calculated as described below under “Value Per Xicor Share” without interest.

The allocation of cash and common stock consideration will be dependent on the election made by other Xicor shareholders and may result in a shareholder receiving a mixture of stock and cash. See “—Election of Cash or Stock Consideration.” Shares of Intersil Class A common stock issued in the merger will be accompanied by the requisite number of rights under Intersil’s shareholder rights agreement. See “Comparison of Rights of Holders of Intersil Class A Common Stock and Xicor Common Stock—Rights Plans.”

Under the terms of the agreement pursuant to which Xicor acquired Poweready, Inc. on October 28, 2003, additional consideration of up to $3.0 million is payable in Xicor Common stock to the pre-acquisition stockholders of Poweready if certain performance milestones are met in 2004 through 2006. The terms of such agreement also provide that, subject to certain limitations, the full amount of this $3.0 million of Xicor common stock becomes due and payable upon a change in control of Xicor that occurs on or prior to September 9, 2004, including the change in control to be effected on consummation of the mergers.

Aggregate Consideration. The aggregate consideration to be paid to Xicor shareholders in the transaction will consist of $8.00 multiplied by the number of outstanding shares of Xicor common stock immediately prior to the effective time of the merger in cash and shares of Intersil Class A common stock equal to 0.335 multiplied by the number of outstanding shares of Xicor common stock immediately prior to the effective time of the merger. As of March 11, 2004, 29,191,891 shares of Xicor common stock were issued and outstanding. Assuming on the effective date of the merger, the average closing price of Intersil Class A common stock was $22.63, this represented approximately 51.3% in cash and 48.7% in stock, respectively, of the value of the aggregate merger consideration (not including merger consideration relating to outstanding warrants and stock options previously granted under Xicor’s stock-based benefit plans initially valued at approximately $79.5 million). To the extent that the number of shares of Xicor common stock outstanding changes as a result of, for example, the exercise of stock options, the aggregate number of shares of Intersil Class A common stock to be issued and the aggregate cash consideration to be paid will change accordingly. The outcome of the per share consideration adjustment and the cash/stock election procedure (each of which is discussed below) will not change (i) the aggregate number of shares of Intersil Class A common stock to be issued, except in the event that there is a change in the number of Xicor shares outstanding as noted above, or (ii) the aggregate amount of cash to be paid by Intersil as consideration, except in the event that there is a change in the number of Xicor shares outstanding as noted above.

Exchange Ratio. The number of shares of Intersil Class A common stock to be issued as merger consideration per share of Xicor common stock will be calculated in accordance with the following formula: the sum of (i) 0.335 and (ii) $8.00 divided by the lesser of (i) the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the completion of the merger and (ii) the average of the high and low trading prices of Intersil Class A common stock as reported on the Nasdaq National Market on the day before completion of the merger.

Value Per Xicor Share. The value of the cash merger consideration per share of Xicor common stock will be calculated in accordance with the following formula: the sum of (i) $8.00 and (ii) 0.335 multiplied by the lesser of (i) the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the completion of the merger and (ii) the average of the high and low trading prices of Intersil Class A common stock as reported on the Nasdaq National Market on the day before completion of the merger.

The following table sets forth several assumed closing prices per share of Intersil Class A common stock to illustrate the equivalent value per share of Xicor common stock across a range of closing prices of Intersil’s Class A common stock.

Intersil’s Class A Common Stock Price	Individual All Stock Election Exchange Ratio*	Individual All Stock Election Value of Intersil Shares Received per Share*	Individual All Cash Election Cash Per Share*	50% Cash & 50% Stock Election Cash per share and Exchange Ratio*	50% Cash & 50% Stock Election Value of Cash and Stock per Share*
$17.00	0.806	$13.70/Share	$13.70/Share	.335 & $8.00/Share	$13.70/Share
$18.00	0.779	$14.03/Share	$14.03/Share	.335 & $8.00/Share	$14.03/Share
$19.00	0.756	$14.37/Share	$14.37/Share	.335 & $8.00/Share	$14.37/Share
$20.00	0.735	$14.70/Share	$14.70/Share	.335 & $8.00/Share	$14.70/Share
$21.00	0.716	$15.04/Share	$15.04/Share	.335 & $8.00/Share	$15.04/Share
$22.00	0.699	$15.37/Share	$15.37/Share	.335 & $8.00/Share	$15.37/Share
$23.00	0.683	$15.71/Share	$15.71/Share	.335 & $8.00/Share	$15.71/Share
$24.00	0.668	$16.04/Share	$16.04/Share	.335 & $8.00/Share	$16.04/Share
$25.00	0.655	$16.38/Share	$16.38/Share	.335 & $8.00/Share	$16.38/Share

*	Subject to proration if maximum cash or maximum stock consideration is exceeded.

Conversion Of Xicor Stock Options. Each option to acquire Xicor common stock outstanding and unexercised immediately prior to completion of the merger will be converted into an option to purchase Intersil Class A common stock, with the following adjustments:

•	the number of shares of Intersil Class A common stock subject to the adjusted option will equal the product of the number of shares of Xicor common stock subject to the original option and the exchange ratio (rounded down to the nearest share); and

•	the exercise price per share of Intersil Class A common stock subject to the adjusted option will equal the exercise price under the original option divided by the exchange ratio (rounded up to the nearest whole cent).

The duration and other terms of each adjusted option will be the same as the original Xicor stock option. Options that are incentive stock options under the federal tax code will be adjusted in the manner prescribed by the federal tax code.

Conversion of Xicor Warrants. Holders of warrants are not required to take any action at this time. Holders of Xicor’s warrants will be entitled to receive, upon exercise of the warrants after completion of the merger, in accordance with the terms of the warrant agreement governing the issuance of the warrants, for each warrant they hold, the merger consideration, as elected by such holder of warrants in the election form delivered to them along with this proxy statement/prospectus, instead of shares of Xicor common stock.

Intersil Stock. Each share of Intersil Class A common stock and Intersil preferred stock issued and outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

Election of Cash or Stock Consideration

You will have the opportunity to elect to receive for each share of Xicor common stock you hold either (i) the value calculated by the formula set forth under “—Conversion of Xicor Common Stock, Xicor Stock Options, and Xicor Warrants—Value Per Xicor Share” in cash or (ii) a number of shares of Intersil Class A common stock calculated by the formula set forth under “—Conversion of Xicor Common Stock, Xicor Stock Options, and Xicor Warrants—Exchange Ratio”.

Shareholder Elections. Xicor shareholders have the opportunity to make an election to receive cash, Intersil Class A common stock or a combination of cash and Intersil Class A common stock, according to the allocation and proration procedures set forth in the election form provided for this purpose. Intersil has selected American Stock Transfer & Trust Company, which is Intersil’s transfer agent, to serve as the exchange agent for the purpose of carrying out the allocation and proration procedures described below.

Election Form. An election form is included with the proxy statement/prospectus sent to Xicor shareholders. The election form is for use by Xicor shareholders to make elections to receive as merger consideration cash, Intersil Class A common stock or a combination of cash and Intersil Class A common stock. To make an election, a Xicor shareholder must submit a properly completed and signed election form by the election deadline, which is immediately prior to commencement of the Xicor shareholder meeting, which we expect to take place at 9:0 a.m. on June 25, 2004. If a Xicor shareholder delivers an election form to the exchange agent after the election deadline, or the election form does not comply with the required procedures, the shareholder will not be regarded as having made an election. See “Undesignated Shares” below. Xicor shareholders should read the election form for a discussion of the election procedures.

Election Deadline. The deadline for Xicor shareholders to make elections and return them to the exchange agent is immediately prior to commencement of the Xicor shareholder meeting, which we expect to take place at 9:00 a.m. on June 25, 2004. Intersil and Xicor expect the closing date to be the day of or the next business day after the Xicor special meeting of shareholders, assuming that Xicor shareholders approve the matters considered at their meeting.

Changes and Revocation of Elections. Any Xicor shareholder may change that shareholder’s election prior to the election deadline by submitting to the exchange agent a new, properly completed and signed revised election form. Any Xicor shareholder may revoke that shareholder’s election form at any time prior to the election deadline by written notice to the exchange agent. In the event an election form is revoked prior to the election deadline, the shares of Xicor common stock represented by such election form will automatically become undesignated shares unless and until a new election is properly made. Once the election deadline passes, all elections will become irrevocable.

Undesignated Shares. The shares of Xicor common stock held by Xicor shareholders who do not submit an election form prior to the election deadline, or who revoke their election form and do not properly submit a new election form, will be treated as undesignated shares. If Intersil or the exchange agent determines that any election was not properly made, such election will have no force and effect, and the shares with respect to which such election was made will be deemed to be undesignated shares. Neither Intersil nor the exchange agent has any obligation to inform any Xicor shareholder of any defect in the making of an election. Intersil and the exchange agent reserve the right to waive, in their sole discretion, defects in an election form, including late delivery. Holders of undesignated shares will be entitled to receive a mix of cash and stock in amounts so as to allow Intersil to pay aggregate merger consideration as close as possible to the maximum cash consideration and maximum stock consideration.

Exchange of Xicor Stock Certificates. Each holder of record of Xicor common stock was mailed an election form with this proxy statement/prospectus containing instructions on surrendering their certificates of Xicor common stock in exchange for the merger consideration they are entitled to receive. Following the closing of the merger, a transmittal letter will be sent to each of the holders of record of Xicor common stock. Holders of certificates previously representing Xicor common stock will not be paid dividends or distributions on any Intersil common shares or cash they are entitled to receive as merger consideration, and will not be paid cash in lieu of a fractional Intersil common share, until their Xicor stock certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by Intersil after the consummation of the merger and any cash in lieu of a fractional Intersil common share will be paid without interest. The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Intersil or the exchange agent with respect to alleged lost, stolen or destroyed certificates.

The Proration

Proration Rules. The amount of cash and the number of shares of Intersil Class A common stock that will be received by Xicor shareholders will be subject to proration if the indicated interest on the election forms received exceeds the maximum cash consideration or exceeds the maximum stock consideration available. The amount of maximum cash consideration depends on the number of shares of Xicor common stock that are issued and outstanding and the amount of maximum stock consideration depends on the number of shares of Xicor common stock issued and outstanding and therefore are relevant only as of a particular date. On March 11, 2004, the outstanding shares of Xicor common stock was 29,191,891, the maximum stock consideration would be 9,779,283 (.335 X 29,191,891) shares of Intersil Class A common stock and the maximum cash consideration would be $233,535,132 (8 X 29,191,891).

•	Elections exceed the Maximum Stock Consideration. If holders of Xicor common stock elect in the aggregate to convert their shares of Xicor common stock into a total number of shares of Intersil Class A common stock that exceeds the maximum stock consideration, then

•	all elections to receive cash will be accepted;

•	all undesignated shares will be deemed to have made cash elections; and

•	to the extent necessary so that the number of shares of Xicor common stock to be converted into Intersil Class A common stock does not exceed the maximum stock consideration, the exchange agent will prorate the remaining shares of Intersil Class A common stock among all Xicor shareholders who made a stock election or a combination stock election and will treat such persons as having made a cash election as to the remainder of such persons’ Xicor common stock. The pro rata amount will be determined by dividing the maximum number of shares of Xicor common stock entitled to receive Intersil Class A common stock by the total number of shares of Xicor common stock for which Xicor shareholders have elected to receive Intersil Class A common stock. The allocation will be made in such a manner as to distribute all of the Intersil Class A common stock available. No fractional shares will be issued and cash will be paid in lieu of fractional shares.

•	Elections exceed the Cash Election Limit. If holders of Xicor common stock elect in the aggregate to convert their shares of Xicor common stock into cash that exceeds the maximum cash consideration, then

•	all stock elections will be accepted;

•	all undesignated shares will be deemed to have made stock elections;

•	to the extent necessary so that the number of shares of Xicor common stock to be converted into cash does not exceed the maximum cash consideration, the exchange agent will prorate the remaining cash among all Xicor shareholders who made a cash election or a combination election and will treat such persons as having made a stock election as to the remainder of such persons’ Xicor common stock. The pro rata amount will be determined by dividing the maximum number of shares of Xicor common stock entitled to receive cash by the total number of shares of Xicor common stock for which Xicor shareholders have elected to receive cash. The allocation will be made in such a manner as to distribute all of the cash available. No fractional shares will be issued and cash will be paid in lieu of fractional shares.

Because of the allocation and proration provisions described above, a Xicor shareholder may not receive the proportion of Intersil Class A common stock and cash indicated on such holder’s election form.

Effect of Proration on the Tax Consequences of the Merger

If the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code, the federal income tax consequences of the merger to each Xicor shareholder will vary depending on whether the Xicor shareholder receives cash, stock, or a combination of cash and stock in exchange for the shareholder’s shares of Xicor common stock. However, at the time that a Xicor shareholder makes an election to receive cash or stock, the shareholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each shareholder will not be ascertainable with certainty until the shareholder knows the precise amounts of cash and stock that will be received in the merger.

If the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code, generally, the tax consequences will be as follows:

•	All Cash. Holders of Xicor common stock who exchange all of their shares of Xicor common stock and receive only cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the shares of Xicor common stock exchanged.

•	All Stock. Holders of Xicor common stock who exchange all of their shares of Xicor common stock and receive only shares of Intersil Class A common stock in the merger will not recognize gain or loss for United States federal income tax purposes (except with respect to cash, if any, they receive in lieu of a fractional share of Intersil Class A common stock).

•	Combination of Cash and Stock. Xicor shareholders who exchange shares of Xicor common stock and receive a combination of Intersil Class A common stock and cash will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (i) the amount of cash received in the exchange and (ii) the amount of gain realized in the exchange. The amount of gain that is realized in the exchange will equal the excess of the sum of the cash plus the fair market value of the Intersil Class A common stock received in the exchange over the tax basis of the shares of Xicor common stock surrendered in the exchange.

If the merger does not qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code for any reason, including because the value of the Intersil Class A common stock to be issued in step one of the merger (valued at the lesser of the closing price or the average of the high and low trading prices of a share of Intersil Class A common stock on the day before the closing date) is less than 40% of the total consideration paid in exchange for the Xicor common stock, and as a result, step two of the merger is not consummated, the merger will be fully taxable to the Xicor shareholders, regardless of the mix of consideration received.

For more information regarding the tax consequences of the merger to the Xicor shareholders, please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 67.

Below is a set of examples based on certain assumptions to help understand how the proration will work. The actual proration will depend upon the mix of elections and the average closing price of the Intersil Class A common stock.

Key Assumptions.

•	Total number of Xicor shares outstanding,* as of the merger agreement = 29,191,891

•	Average Closing Price per share of Intersil Class A common stock = $22.63

•	Cash Consideration Price per Xicor share = $8.00 + (0.335 X $22.63) = $15.58

•	Stock Consideration (i.e., Intersil shares) per Xicor share = 0.335 + ($8/$22.63) = approximately 0.6885 per Xicor share

The average closing price is equal to the lesser of (i) the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the closing date and (ii) the average of the high and low trading prices of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the closing date. The merger cash price is equal to $8.00 + 0.335 X average closing price. The merger stock price is equal to the cash price divided by the average closing price.

Case 1: 62% of Xicor’s shareholders elect cash and 38% of Xicor’s shareholders elect stock.**

Resulting Consideration Paid

•	Those Xicor shares electing stock receive full consideration in Intersil Class A common stock.

■	The maximum number of Xicor shares that could be paid in Intersil stock in the merger (the “Stock Election Number”) is 0.335 X 29,191,891/ 0.6885 = 14,203,752.

■	The number of Xicor shares electing stock is 29,191,891 X 38% = 11,092,919.

➢	This number is less than the maximum number of Xicor shares that could be paid in stock (11,092,919< 14,203,752).

➢	As a result, every stock-electing Xicor share will receive their full consideration in Intersil Class A common stock. Every stock-electing Xicor share will receive 0.6885 of a share of Intersil Class A common stock, which represents a value of $15.58 (0.6885 X $22.63)=$15.58.

•	Those Xicor shares electing cash will receive partial consideration in cash and partial consideration in Intersil Class A common stock.

■	The maximum number of Xicor shares that could be paid in cash in the merger (the “Cash Election Number”) is $8.00 X 29,191,891 / $15.58 = 14,989,418.

■	The number of Xicor shares electing cash is 29,191,891 X 62% = 18,098,972.

➢	The number of Xicor shares electing cash (18,098,972) exceeds the maximum number of Xicor shares that could be paid in cash (14,989,418).

➢	Therefore, only 82.8% (14,989,418 / 18,098,972 = 82.8%) of the requested amount can be delivered as cash consideration to those Xicor shareholders electing cash.

■	Each cash-electing share will receive 82.8% of the cash consideration of $15.58, or $12.90.

■	The remaining consideration must be delivered in Intersil Class A common stock equal to 0.6885 X (1 - 0.828) = 0.1184 of a share of Intersil Class A common stock.

■	Each cash electing share will receive 0.1184 of a share of Intersil Class A common stock in addition to the $12.90 in cash to deliver the full $15.58 of consideration.

■	The total amount of cash paid for these Xicor shares is approximately $233,476,739.

•	The aggregate number of shares of Intersil Class A common stock issued for the Xicor shares in this case is approximately 9,779,283.

•	The aggregate amount of cash paid for all Xicor shares in this case is approximately $233,535,128.

Case 2: 30% of Xicor’s shareholders elect cash and 70% of Xicor’s shareholders elect stock.**

Resulting Consideration Paid

•	Those Xicor shares electing stock receive partial consideration in Intersil Class A common stock and partial consideration in cash.

■	The number of Xicor shares electing stock is 29,191,891 X 70%, or 20,434,324.

➢	This number is greater than the maximum number of Xicor shares that could be paid in stock (20,434,324> 14,203,752).

➢	Every stock-electing Xicor share will therefore receive a portion of the full $15.58 consideration in cash.

➢	Every stock-electing Xicor share will therefore receive 0.4786 of a share of Intersil Class A common stock (14,203,752 / 20,434,324 X stock merger price of 0.6885 = 0.4786) which represents a value of $10.83 (0.4786 X $22.63 = $10.83).

➢	The remaining consideration equal to the cash merger price of $15.58 X (1 - 0.695) = $4.75 must therefore be delivered in cash in order to meet the required $15.58 value per Xicor share.

•	Those Xicor shares electing cash receive full consideration in cash.

■	The number of Xicor shares electing cash is 29,191,891 X 30%, or 8,757,567.

➢	This number is less than the maximum number of Xicor shares that could be paid in cash (8,757,567< 4,989,418).

➢	Therefore, each cash-electing Xicor share will receive the full $15.58 of consideration in cash.
➢	The total amount of cash paid for these Xicor shares is approximately $136,442,894.

•	The aggregate number of shares of Intersil Class A common stock issued for the Xicor shares in this case is approximately 9,779,283.

•	The aggregate amount of cash paid for all Xicor shares in this case is approximately $233,535,128.

Case 3: 62% of Xicor’s shareholders elect cash, 18% of Xicor’s shareholders elect stock, and 20% of Xicor’s shareholders made no election.**

Resulting Consideration Paid

•	Those Xicor shares electing stock receive full consideration in Intersil stock.

■	The number of Xicor shares electing stock is 29,191,891 X 18%, or 5,254,540.

■	This number is less than the maximum number of Xicor shares that can be paid in stock 5,254,540 < 14,203,752), so all those Xicor stock-electing shares receive full consideration in Intersil Class A common stock.

■	For each Xicor share, 0.6885 of a share of Intersil Class A common stock will be issued (0.6885 X $22.63) to deliver the full $15.58 of consideration.

•	Those Xicor shares electing cash receive partial consideration in cash and partial consideration in Intersil Class A common stock.

■	The number of Xicor shares electing cash is 29,191,891 X 62%, or 18,098,972.

■	This number exceeds the maximum number of Xicor shares that could be paid in cash (18,098,972 > 14,989,418).

■	Therefore, only 82.8% (14,989,418 / 18,098,972) of the requested amount can be delivered as consideration to those Xicor shareholders electing cash.

■	Each cash-electing share will receive 82.8% of the cash merger price of $15.58, or $12.90.

■	The remaining consideration must be delivered in Intersil Class A common stock equal to 0.6885 X (1 - 0.828) = 0.1184 of a share of Intersil Class A common stock.

■	Each cash-electing share will therefore receive 0.1184 of a share of Intersil Class A common stock (worth $2.68) in addition to the $12.90 in cash to deliver the full $15.58 of consideration.

■	The total amount of cash paid for these Xicor shares is approximately $233,476,739.

•	Non-electing Xicor shares receive full consideration in Intersil Class A common stock.

■	Under this scenario, 5,838,378 Xicor shares have not elected a consideration preference (29,191,891 X 20%).

■	Those non-electing Xicor shares will each receive 0.6885 of a share of Intersil Class A common stock.

•	The aggregate number of shares of Intersil Class A common stock issued for the Xicor shares in this case is approximately 9,779,283.

•	The aggregate amount of cash paid for all Xicor shares in this case is approximately $233,535,128.

Case 4: 38% of Xicor’s shareholders elect cash, 42% of Xicor’s shareholders elect stock, and 20% of Xicor’s shareholders made no election.**

Resulting Consideration Paid

•	Those Xicor shares electing stock receive full consideration in Intersil Class A common stock.

■	The number of Xicor shares electing stock is 29,191,891 X 42% = 12,260,594.

■	This number is less than the maximum number of Xicor shares that can be paid in stock (12,260,594 < 14,203,752), so all those Xicor stock-electing shares receive full consideration in Intersil Class A common stock.

■	For each Xicor share, 0.6885 of a new Intersil share will be issued (0.6885 X $22.63) to deliver the full $15.58 of consideration.

■	The number of Intersil Class A common stock to be issued for these Xicor shares is 8,441,419.

•	Those Xicor shares electing cash receive full consideration in cash.

■	The number of Xicor shares electing cash is 29,191,891 X 38% = 11,092,919.

■	This number is less than the maximum number of Xicor shares that could be paid in cash (11,092,919 < 14,989,418).

■	Therefore, each cash-electing Xicor share will receive the full consideration of $15.58.

■	The total amount of cash paid for these Xicor shares is approximately $172,827,678.

Non-electing Xicor shares will receive partial consideration in cash and partial consideration in Intersil Class A common stock.

■	The number of Xicor shares who did not make an election is 29,191,891 X 20% = 5,838,378.

■	Under this scenario, $60,707,454 in cash remains for issuance ($233,535,132-$172,827,678).

■	Under this scenario, 1,337,864 shares of Intersil Class A common stock remain for issuance (9,779,283 – 8,441,419).

■	$60,707,454 and 1,337,864 shares of Intersil Class A common stock will be allocated among the 5,838,378 shares of Xicor common stock for which no election was made, as follows:

➢	$60,707,454 / 5,838,378= $10.40; and

➢	1,337,864 / 5,838,378= 0.229 of a share of Intersil Class A common stock.

■	Therefore, each Xicor share for which no election was made will be exchanged for $10.40 plus 0.229 of a share of Intersil Class A common stock (with a value of 0.229 X $22.63 = $5.18) for a total consideration with a value of $15.58.

•	The aggregate number of shares of Intersil Class A common stock issued for the Xicor shares in this case is approximately 9,779,283.

•	The aggregate amount of cash paid for all Xicor shares in this case is approximately $233,535,128.

These examples are used solely for purposes of illustration. The actual elections and the Intersil stock price are likely to differ, perhaps significantly.

*	Note: Assumes (1) neither Xicor nor any of its subsidiaries hold any Xicor common stock and (2) there are no dissenting shares in the merger.
**	Note: All calculations are rounded to the nearest whole number. Amounts may not add exactly due to rounding.

We expect the completion of the merger to occur on the day following Xicor’s shareholder meeting. Properly completed election forms must be received no later than immediately prior to commencement of Xicor’s shareholder meeting, which we expect to take place at 9:00 a.m., June 25, 2004. If you do not make a proper election within the time prescribed in the election form, then you will be deemed to have made an election to receive Intersil Class A common stock. You may change or revoke your election by written notice to the exchange agent if such notice is received before the election deadline.

Fractional Shares

Intersil will not issue fractional shares of Intersil Class A common stock to Xicor shareholders in the merger. There will be no dividends or voting rights with respect to any fractional shares. For each fractional share of Intersil Class A common stock that would otherwise be issued, Intersil will pay cash, without interest, in an amount, rounded down to the nearest whole cent, equal to the product of:

•	the fraction of a whole share that would otherwise have been issued multiplied by

•	the lesser of (i) the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the date the merger is completed and (ii) the average of the high and low trading prices of Intersil Class A common stock as reported on the Nasdaq National Market on the day before the date the merger is completed.

Conversion Of Warrants

Holders of warrants are not required to take any action at this time. Holders of Xicor’s warrants will be entitled to receive, upon exercise of the warrants after completion of the merger, in accordance with the terms of the warrant agreement governing the issuance of the warrants, for each warrant they hold, the merger consideration, as elected by such holder of warrants in the election form delivered to them along with this proxy statement/prospectus, instead of shares of Xicor common stock.

Representations And Warranties

Xicor made a number of representation and warranties in the merger agreement relating to, among other things:

•	its corporate organization and similar corporate matters;

•	its subsidiaries;

•	its capitalization;

•	authorization, execution, delivery and performance by and enforceability of the merger agreement against Xicor;

•	the absence of conflict with or violation of its articles of incorporation, its bylaws, applicable laws or material agreements by Xicor as a result of the merger;

•	governmental consents, approvals, orders and authorization required in connection with the merger;

•	the absence of certain changes or events in its business since December 31, 2003;

•	its filings and reports with the Securities and Exchange Commission;

•	the filing of tax returns and payment of taxes by Xicor;

•	compliance with applicable laws by Xicor;

•	intellectual property matters of Xicor;

•	its title to real and personal properties;

•	the accuracy of information supplied by Xicor in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of undisclosed litigation involving Xicor;

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger;

•	its employee benefit plans and other labor matters;

•	material contracts of Xicor;

•	the absence of undisclosed liabilities of Xicor;

•	permits and licenses held by Xicor;

•	environmental matters of Xicor;

•	agreements that restrict or impair its business activities;

•	the receipt of a fairness opinion by Xicor from its financial advisor;

•	the absence of transactions between Xicor and related parties since December 31, 2003;

•	the inapplicability of any state anti-takeover statutes to Xicor, the merger or the shares of Xicor common stock; and

•	the inapplicability of its shareholder rights agreement, after giving effect to the amendment thereto, to the merger and the other transactions contemplated by the merger agreement.

Intersil, Merger Sub and LLC made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	Intersil’s subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the merger agreement by Intersil, Merger Sub and LLC;

•	their capitalization;

•	the absence of conflicts with or violation of Intersil’s certificate of incorporation and bylaws, Merger Sub’s articles of incorporation and bylaws, LLC’s organizational documents or applicable laws by Intersil, Merger Sub or LLC as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	the absence of certain changes or events in Intersil’s business since December 31, 2003;

•	Intersil’s filings and reports with the Securities and Exchange Commission;

•	the accuracy of information supplied by Intersil in connection with the proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of undisclosed litigation involving Intersil;

•	the absence of undisclosed liabilities of Intersil;

•	permits and licenses held by Intersil;

•	environmental matters of Intersil;

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger;

•	compliance with applicable laws by Intersil; and

•	intellectual property matters of Intersil.

Conduct of Business Pending The Merger

Xicor agreed that until the termination of the merger agreement or completion of the merger, unless contemplated by the merger agreement or Intersil consents in writing, Xicor will conduct its business in the ordinary course, and shall use all reasonable efforts to:

•	preserve and maintain its business organization;

•	retain the services of its officers and key employees; and

•	maintain relationships with customers, suppliers, lessees, licensees and other third parties.

Xicor also agreed that until the termination of the merger agreement or completion of the merger, unless contemplated by the merger agreement or Intersil consents in writing, Xicor will conduct its business in compliance with specific restrictions relating, among other things, to the following:

•	the modification of Xicor’s articles of incorporation or bylaws;

•	the issuance, sale, pledge, disposition or encumbrance of equity securities of Xicor;

•	the sale, pledge, disposition or encumbrance of Xicor’s assets;

•	the issuance of dividends or other distributions;

•	the acquisition of assets or other entities;

•	the incurrence of indebtedness;

•	the entrance into or modification of certain contracts;

•	capital expenditures in excess of certain thresholds;

•	employees, employee benefits and labor matters;

•	accounting policies and procedures;

•	tax elections and liabilities;

•	the modification or waiver of any of Xicor’s rights under any provision of any confidentiality agreement or standstill agreement; and

•	entering into any transaction other than in the ordinary and usual course of business.

Acquisition Proposals By Third Parties

The merger agreement contains provisions prohibiting Xicor from seeking a competing transaction subject to certain exceptions described below. Under these “no solicitation” provisions, Xicor has agreed that it will not, directly or indirectly, through any officer, director, employee, representative or agent of Xicor, take any of the following actions:

•	solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, a “competing transaction”;

•	negotiate or otherwise engage in discussions with any person (other than Intersil or its respective directors, officers, employees, agents and representatives) with respect to any competing transaction; or

•	enter into any agreement, arrangement or understanding requiring Xicor to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement, except as set forth below.

Prior to the adoption of the merger agreement at the special meeting, Xicor may, after providing notice to Intersil, furnish information and participate in discussions or negotiations regarding a “competing proposal” which was not solicited by it, if the Xicor board of directors determined in good faith (after consultation with outside counsel) that failing to take such action would be reasonably likely to result in a breach of its fiduciary duties to Xicor’s shareholders under applicable law and that (after consultation with its financial advisor) such proposal is reasonably likely to result in a superior proposal.

Xicor has agreed to provide Intersil with detailed information about any competing transaction it receives.

A “competing transaction” is any inquiry or the making of any proposal involving Xicor other than the transaction contemplated by the merger agreement for any of the following:

•	any recapitalization, merger, consolidation or other business combination involving the transfer of more than 15% of the capital stock of Xicor or more than 15% of the assets of Xicor and its subsidiaries, taken as a whole;

•	the acquisition of 15% or more of the capital stock of Xicor (other than upon exercise of Xicor options that are outstanding as of the date hereof or that are granted in accordance with the merger agreement); or

•	the acquisition of 15% or more of the assets of Xicor and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or any acquisition by Xicor of any material assets or capital stock of any other person upon completion of which such person would control 15% or more of Xicor’s capital stock or assets, or any combination of the foregoing.

A “superior proposal” is a bona fide written proposal for a competing transaction that is, if accepted, reasonably likely to be consummated and is more favorable to Xicor’s shareholders from a financial point of view than the transaction contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Intersil in response to such competing transaction).

The Xicor board of directors may, prior to the approval and adoption of the merger agreement and the merger at the special meeting and in response to a superior proposal, withdraw or modify its recommendation that Xicor’s shareholders approve and adopt the merger agreement and the merger, or in the case of a tender offer, recommend that Xicor shareholders accept the tender offer, if the Xicor board of directors determines in good faith (after consultation with outside counsel) that failing to take such action would constitute a breach of its fiduciary obligations to Xicor’s shareholders and provided further, that Xicor has not breached in any material respect its obligation to call and convene the special meeting or the “no solicit” provisions of the merger agreement. In addition, such withdrawal or modification must occur no earlier than two business days after Xicor gives written notice to Intersil of (i) its intention to withdraw or modify the recommendation and (ii) the terms of the superior proposal.

Other Agreements

The merger agreement contains other agreements, in addition to the covenants relating to the conduct of business described above, including the following:

•	to cooperate with each other and to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, including this document and the registration statement of which this document is a part, and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	to use reasonable efforts to cause the merger to qualify as a reorganization under the Internal Revenue Code;

•	not to issue or cause the publication of any press release or other public announcement with respect to the merger, the merger agreement or the other transactions contemplated thereby without the prior approval of the other party, except such disclosures as may be required by the law or by any listing agreement with the Nasdaq National Market or a national securities exchange;

•	to provide each other, upon request, with all information concerning themselves for purposes of this document and other filings and statements made in connection with the merger; and

•	to take all steps as may be required to cause the merger and the transactions contemplated thereby, including any dispositions of Xicor common stock and acquisitions of Intersil Class A common stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Intersil has also agreed:

•	to prepare and file the registration statement as soon as reasonably practicable and to use all reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and to maintain the effectiveness of the registration statement through the effective time;

•	that, upon completion of the merger, it will indemnify and hold harmless the officers, directors and employees of Xicor and its subsidiaries for any liabilities incurred in connection with any matters arising out of (i) their service as an officer, director or employee of Xicor, (ii) the merger agreement, or (iii) the merger;

•	subject to certain limitations, to provide directors’ and officers’ liability insurance to Xicor’s directors and officers immediately prior to completion of the merger for six years after the merger is completed on terms at least as advantageous to those directors and officers as Xicor’s comparable insurance in place before the completion of the merger;

•	to use its reasonable efforts to cause the shares of Intersil Class A common stock issued in the merger to be approved for listing on the Nasdaq National Market; and

•	not to enter into, or publicly announce an intention to enter into, a definitive agreement for any acquisition, disposition, merger or other business combination if such transaction would present a material risk of making it materially more difficult to obtain any HSR approval or authorization or foreign approvals.

Xicor has also agreed:

•	to take all lawful action to convene and hold the special meeting of its shareholders as promptly as practicable to consider and vote on the merger, the merger agreement and the transactions contemplated thereby; and

•	to provide Intersil with reasonable access to its properties, books, contracts, commitments and records.

Required Regulatory Approvals

HSR

The merger is subject to review by the Antitrust Division of the Department of Justice and by the Federal Trade Commission under the Hart-Scott-Rodino Improvements Act of 1976, as amended, which requires Xicor and Intersil to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the merger. The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. On March 19, 2004 Xicor and Intersil each made the required filings under the Hart-Scott-Rodino Act and requested early termination of the required waiting period. Intersil and Xicor intend to comply with the antitrust laws of any other jurisdiction in which the merger is subject to review. On March 26, 2004, Intersil and Xicor received early termination of the waiting period under the Hart-Scott-Rodino Act, and Intersil and Xicor can proceed with the completion of the merger after the remaining closing conditions are satisfied or waived.

There can be no assurance that the reviewing authorities will permit the applicable statutory waiting periods to expire or that the reviewing authorities will terminate the applicable statutory waiting periods at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger were completed. These restrictions and conditions could include mandatory licenses, sales or other dispositions of assets, divestitures, or the holding separate of assets, businesses or capital stock.

In addition, during or after the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the Department of Justice, or the Federal Trade Commission could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Xicor and Intersil cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Xicor and Intersil will prevail.

Conditions To Completion of The Merger

The respective obligations of Intersil and Xicor to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement, the merger and the transactions contemplated thereby must be approved and adopted by the holders of a majority of the outstanding shares of Xicor common stock;

•	all waiting periods under the HSR Act must have expired or been terminated, and any requirements of any foreign jurisdictions applicable to the consummation of the merger must be satisfied;

•	no provision of any applicable laws and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the merger or the transactions contemplated by the merger agreement;

•	no governmental action shall be pending or threatened which has the effect of prohibiting or limiting the effect of the merger and the transactions contemplated by the merger agreement;

•	the Securities and Exchange Commission shall have declared the registration statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration agreement shall be in effect and no proceedings for such purpose shall be pending or threatened by the Securities and Exchange Commission or any state securities administrator.

Each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the additional conditions:

•	the representations and warranties of the other party set forth in the merger agreement must be true, complete and correct without reference to any qualification as to the materiality such that the effect of any inaccuracies in such representations and warranties will not have a material adverse effect on such party, as of the date the merger is completed, as if made at and as of that time; and

•	the other party to the merger agreement must have performed or complied with in all material respects with all of its agreements and covenants required by the merger agreement.

Employee Benefit Plans

Following the effective time of the merger, Intersil will provide Xicor employees, for so long as they remain employed by Intersil or its subsidiaries, with credit for service and vesting and eligibility purposes under Intersil benefit plans to the same extent such credit was granted under the terms of Xicor benefit plans prior to the effective time of the merger. On or before the first anniversary of the effective time of the merger, Intersil will, to the extent permitted by applicable law, provide Xicor employees with benefits that are substantially similar in the aggregate to those benefits provided to similarly situated Intersil employees. With respect to any medical or dental benefit plan in which the Xicor employees participate after the effective time of the merger, Intersil will use all reasonable efforts to waive any pre-existing condition exclusions and actively-at-work requirements and will provide that any covered expenses incurred on or before the effective time by a Xicor employee or a Xicor employee’s covered dependent will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the effective time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Intersil and subsidiaries of Intersil.

Xicor’s Employee Stock Purchase Plan

If the closing of the merger occurs on or before September 30, 2004, at the effective time of the merger, all outstanding purchase rights under the Xicor, Inc. 1998 Employee Stock Purchase Plan (the “Xicor ESPP”) will be assumed by Intersil on the same terms and conditions, except that:

•	the number of shares of Intersil common stock issuable upon exercise of these purchase rights will equal the number of shares of Xicor common stock otherwise issuable upon exercise multiplied by the option exchange ratio

•	the purchase price for these Intersil shares will be the lower of the quotient determined by dividing 85% of the fair market value per share of Xicor common stock on the commencement date of the purchase rights by the option exchange ratio or 85% of the fair market value per share of Intersil common stock on the purchase date provided for pursuant to the Xicor ESPP, and

•	the purchase date for each purchase right will be revised as explained further in the next paragraph.

If the closing of the merger occurs on or before April 30, 2004, Xicor will establish a new purchase date of April 30, 2004 for all purchase rights under the Xicor ESPP that are outstanding immediately prior to the effective time of the merger. However, if the closing of the merger occurs on or after May 1, 2004 but on or before September 30, 2004, the new purchase date will be September 30, 2004.

If the closing of the merger occurs on or after October 1, 2004, the purchase rights under the Xicor ESPP will not be assumed by Intersil and will remain rights to purchase Xicor stock in accordance with the terms of Xicor ESPP, except that Xicor will establish a new purchase price, which date may not be later than the date of the closing of the merger.

Regardless of when the closing of the merger occurs and which date is set as the new purchase date for outstanding purchase rights under the Xicor ESPP, the Xicor ESPP and all outstanding purchase rights will terminate on the new purchase date, and no additional purchase rights will be granted and no additional purchase periods will commence under the Xicor ESPP following such date.

Termination of The Merger Agreement

Intersil and Xicor expect the completion of the merger to occur on the day following Xicor’s shareholder meeting. The merger agreement may be terminated at any time before that time by:

•	the mutual consent of Xicor and Intersil;

•	either Xicor or Intersil if a judgment, injunction, order or decree of a court or other competent governmental entity enjoining Intersil or Xicor from consummating the merger shall have been entered and such judgment, injunction, order or decree shall have become final and unappealable;

•	either Xicor or Intersil if the mergers are not consummated by September 30, 2004;

•	either Xicor or Intersil if the required approval of the Xicor shareholders is not obtained at the special meeting;

•	either Xicor or Intersil if the other party is continuing material breach of a representation, warranty or covenant contained in the merger agreement that is not cured within 30 days following written notice to the breaching party;

•	Intersil if Xicor’s board of directors or any committee thereof fails to recommend the merger to Xicor’s shareholders or withdraws or modifies in a manner adverse to Intersil its recommendation;

•	Intersil if a tender offer or exchange offer for more than 20% of the outstanding Xicor common stock is commenced and the Xicor board of directors fails to recommend that the Xicor shareholders reject the offer within ten business days after commencement of the offer; and

•	Xicor if the Xicor board of directors has approved a superior proposal.

Termination Fees

Xicor shall pay to Intersil a termination fee of $15.8 million if the merger agreement is terminated by:

•	Intersil if Xicor’s board of directors or any committee thereof fails to recommend the merger to Xicor’s shareholders or withdraws or modifies in a manner adverse to Intersil its recommendation;

•	Intersil if a tender offer or exchange offer for more than 20% of the outstanding Xicor common stock is commenced and the Xicor board of directors fails to recommend that the Xicor shareholders reject the offer within ten business days after commencement of the offer;

•	Xicor if the Xicor board of directors has approved a superior proposal; or

•	either Xicor or Intersil if the required approval of the Xicor shareholders is not obtained at the special meeting and a competing transaction has been made known to Xicor, and the fact of such competing transaction has become publicly known or made directly to the Xicor shareholders generally, and such competing transaction shall not have been withdrawn and within 9 months of termination, Xicor consummates an acquisition.

Amendment, Extension And Waiver

Subject to applicable law, Xicor and Intersil may amend the merger agreement at any time before or after approval by Xicor’s shareholders, so long as the amendment does not reduce or change the form of consideration to be delivered to Xicor shareholders after they have adopted the merger agreement. Any amendment to the merger agreement must be in writing and signed on behalf of both of Xicor and Intersil.

At any time before completion of the merger, Xicor and Intersil may:

•	extend the time for performance of any of the other party’s obligations;

•	waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement to an extension or waiver must be in writing signed on behalf of the party agreeing to the extension or waiver.

Expenses

The merger agreement provides that each party will pay its own costs and expenses in connection with the merger and the transactions contemplated by the merger agreement.

Material United States Federal Income Tax Consequences of The Merger

The following discussion is a summary of the material United States federal income tax consequences of the merger to Xicor shareholders. This discussion is based on the Internal Revenue Code of 1986, as amended, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Xicor shareholders that hold their shares of Xicor common stock, and will hold the shares of Intersil Class A common stock received in exchange for their shares of Xicor common stock, if any, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Xicor common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Xicor common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

XICOR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

The parties intend that step one and step two of the merger, when taken together, will qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code if the value of the Intersil Class A common stock to be issued in step one of the merger (valued at the lesser of (i) the closing price of a share of Intersil Class A common stock on the day before the closing date and (ii) the average of the high and low trading prices of Intersil Class A common stock on the day before the closing date) is equal to or greater than 40% of the total consideration to be paid in exchange for the Xicor common stock. Completion of the merger is conditioned upon the receipt of tax opinions from Wilson Sonsini Goodrich & Rosati, P.C., counsel to Xicor, and Dechert LLP, counsel to Intersil, that, if the valuation test described above is satisfied, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions will be given in reliance on customary representations and assumptions as to accuracy and authenticity of supporting documents and representations from Xicor and Intersil regarding the businesses and the existence or absence of transactions related to the merger. In the event that the assumptions are incorrect and the ultimate facts do not support reorganization treatment, the tax opinions cannot be relied upon.

IF THE VALUATION TEST DESCRIBED ABOVE IS NOT MET, THEN STEP TWO OF THE MERGER WILL NOT OCCUR AND THE MERGER WILL BE FULLY TAXABLE TO THE XICOR SHAREHOLDERS. NO ASSURANCE CAN BE GIVEN THAT THE VALUATION TEST WILL BE MET.

Whether the valuation test is satisfied or not will depend upon several factors, each of which is outside the control of the parties, including the value of the Intersil Class A common stock at the valuation date as described above, the amount of cash paid in lieu of fractional shares and the number of any shareholders who dissent from the transaction. Assuming no dissenters and no cash paid in lieu of fractional shares, the valuation test will be satisfied if the value of Intersil Class A common stock, measured as described above, is greater than or equal to approximately $16 per share. In addition, assuming no dissenters and assuming that no more than 1% of the total consideration is payable as cash in lieu of fractional shares, the valuation test will be satisfied if the value of Intersil Class A common stock, measured as described above, is greater than or equal to approximately $16 per share. However, no assurances can be given that the valuation test will be satisfied and accordingly whether the transaction will be treated as a reorganization.

If the valuation test described above is satisfied and the merger qualifies as a “reorganization,” the federal income tax consequences of the merger to each Xicor shareholder will vary depending on whether the Xicor shareholder receives cash, stock, or a combination of cash and stock in exchange for the shareholder’s shares of Xicor common stock. At the time that a Xicor shareholder makes an election to receive cash or stock, the shareholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each shareholder will not be ascertainable with certainty until the shareholder knows the precise amounts of cash and stock that will be received in the merger.

Holders who Exchange Shares of Xicor Common Stock Solely for Cash. Holders of Xicor common stock who exchange all of their shares of Xicor common stock and receive only cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the shares of Xicor common stock exchanged. The amount and character of gain or loss will be computed separately for each block of Xicor common stock that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such shareholder has held the shares of Xicor common stock for more than one year, or will be short term if, as of such date, such shareholder has held the shares of Xicor common stock for one year or less.

Holders who Exchange Shares of Xicor Common Stock Solely for Intersil Class A common stock. Holders of Xicor common stock who exchange all of their shares of Xicor common stock and receive only shares of Intersil Class A common stock in the merger will not recognize gain or loss for United States federal income tax purposes (except with respect to cash, if any, they receive in lieu of a fractional share of Intersil Class A common stock). Each holder’s aggregate tax basis in the Intersil Class A common stock received in the merger will be the same as his or her aggregate tax basis in the Xicor common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Intersil Class A common stock received in the merger by a holder of Xicor common stock will include the holding period of Xicor common stock that he or she surrendered in the merger. If a Xicor shareholder has differing tax bases and/or holding periods in respect of the shareholder’s shares of Xicor common stock, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Intersil Class A common stock that the shareholder receives.

Holders who Exchange Shares of Xicor Common Stock for Intersil Class A common stock and Cash. Xicor shareholders who exchange shares of Xicor common stock and receive a combination of Intersil Class A common stock and cash may recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of:

•	the amount of cash received in the exchange; and

•	the amount of gain realized in the exchange.

The amount of gain that is realized in the exchange will equal the excess of:

•	the sum of the cash plus the fair market value of the Intersil Class A common stock received in the exchange over

•	the tax basis of the shares of Xicor common stock surrendered in the exchange.

For this purpose, a Xicor shareholder must calculate gain or loss separately for each identifiable block of shares of Xicor stock that such shareholder surrenders in the transaction, and a Xicor shareholder cannot apply a loss recognized on one block of such shares against a gain recognized on another block of such shares. Any gain recognized generally will be treated as capital gain. The aggregate tax basis in the Intersil Class A common stock received pursuant to the merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Xicor common stock surrendered in the merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized. The holding period of the Intersil Class A common stock received in the merger by a holder of Xicor common stock will include the holding period of Xicor common stock that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below.

The Receipt of Cash in Lieu of a Fractional Share. A holder of Xicor common stock who receives cash in lieu of a fractional share of Intersil Class A common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Intersil Class A common stock that is allocable to the fractional share. Such gain or loss will generally constitute capital gain or loss.

Tax Consequences if the Acquisition of Xicor Does Not Qualify as a Reorganization under Section 368 of the Code. If the valuation test described above is not met, and consequently, step two of the merger is not consummated, or if the Internal Revenue Service successfully asserts that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, Xicor shareholders would be required to recognize gain or loss with respect to each share of Xicor common stock surrendered in step one of the merger in an amount equal to the difference between (a) the sum of the fair market value of any Intersil Class A common stock and cash received in the merger and (b) the tax basis of the shares of Xicor common stock surrendered in exchange therefor. Such gain will be long-term capital gain or loss if the Xicor shareholder held the Xicor common stock for more than one year, and will be short-term capital gain or loss if such shareholder held the Xicor common stock for one year or less. The amount and character of gain or loss will be computed separately for each block of Xicor common stock that was purchased by the holder in the same transaction. A Xicor shareholder’s aggregate tax basis in the Intersil Class A common stock received in the merger would, in this case, equal its fair market value at the time of the closing of the merger, and the holding period for the Intersil Class A common stock will begin the day after the closing of the merger.

Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Xicor common stock, including cash received instead of a fractional share interest in shares of Intersil Class A common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Management And Operations of Intersil Following The Merger

General. After the mergers are completed, it is anticipated that New Castle Sub LLC will remain as Intersil’s wholly owned subsidiary.

Cost Savings. Although no assurances can be given that any specific level of expense savings will be realized or as to the timing thereof, Intersil and Xicor currently expect to achieve substantial cost synergies in the combined company’s operating expense base, primarily through purchasing leverage, research and development rationalization, and selling, general and administrative expenses. Intersil estimates that these savings will be fully realized by 2005 and will be approximately $8 million per year on a pre-tax basis.

Management After the Merger. Intersil intends to retain those personnel it believes will contribute to the implementation of its business strategy.

Board of Directors After the Merger. The board of directors of the combined company following the merger will be the same as the Intersil board of directors prior to the merger.

Interests Of Certain Persons In The Merger

In considering the recommendation of the Xicor board of directors in favor of the merger, you should be aware that some directors and officers of Xicor have interests in the merger which may be different from, or in addition to, your interest as a Xicor shareholder. The Xicor board of directors was aware of these potential interests and considered them. These potential interests, to the extent material, include the following:

Employment Agreements and Severance Agreements.

Louis DiNardo

Mr. DiNardo has entered into an employment and severance agreement with Intersil to become Executive Vice President and General Manager, Standard Linear Products Group effective on the closing date of the merger. In this position, Mr. DiNardo will receive, from time to time, in accordance with Intersil’s policies, stock and cash compensation in accordance with the employment agreement with Intersil including a base salary of $350,000 per year and a guaranteed bonus of $350,000 in the first year. Mr. DiNardo will also receive a grant of options to purchase 300,000 shares of Intersil Class A common stock at an exercise price equal to the closing price of Intersil Class A common stock on the closing date of the merger, with such options vesting at a rate of 25% on the first anniversary of his employment by Intersil, and 6.25% quarterly thereafter, as well as other equity incentive grants consistent with Intersil’s executive compensation policies. Mr. DiNardo will also receive 30,000 Deferred Stock Units (“DSUs”). A DSU is an award by Intersil under the Intersil 1999 Equity Compensation Plan, in which Intersil agrees to deliver, subject to certain conditions, a fixed number of shares of Intersil Class A common stock to Mr. DiNardo at the end of a three-year vesting period or such extended deferral period(s) as timely elected by Mr. DiNardo. During the vesting and deferral period(s), Mr. DiNardo will not have any voting rights with respect to any shares of Intersil Class A common stock underlying the DSU, but rather he has a right to receive shares at some future date, in accordance with the terms of his award. Amounts equal to any dividends declared prior to vesting, and post-vesting during the deferral period(s) for a DSU, if any, will be paid to Mr. DiNardo, without interest, at the time when the shares are no longer subject to vesting or a deferral period(s), as applicable. Shares of Intersil Class A common stock awarded pursuant to a DSU shall be issued and delivered at the end of the deferral period(s) specified in the agreement evidencing the DSU award. Mr. DiNardo will be entitled to receive separation benefits in the event of termination without cause or involuntary termination equal to a lump sum payment of 12 months of base salary, a pro-rata share of his bonus through the date of termination, and the lesser of 12 months or the remaining term of the applicable option grant in which to exercise his outstanding vested options. In addition, if Mr. DiNardo is terminated involuntarily or without cause within 12 months of the start of his employment with Intersil, he will be entitled to continued welfare benefits for a period of 12 months after his date of termination.

Mr. DiNardo also entered into an Executive Change in Control Severance Benefits Agreement with Intersil which provides that, if within 12 months following a change of control of Intersil: (i) his employment is involuntarily terminated without cause, or (ii) he terminates his employment for good reason, Mr. DiNardo will receive, in addition to his salary and target cash bonus pro-rated through the date of termination: (a) a lump sum severance payment equal to 12 months of his base salary as in effect immediately prior to the change in control, plus (b) a lump sum severance payment of his projected or estimated target annual cash incentive bonus for the fiscal year in which termination of his employment occurs, (c) up to 12 months of welfare benefits plus a full gross up of any tax liability that Mr. DiNardo incurs as a result of the welfare benefits coverage, and (d) reimbursement by Intersil of any excise taxes owed by him due to the foregoing payments and any option acceleration Mr. DiNardo may be entitled to under that agreement or the terms of his option grants. In addition, under that agreement and Intersil’s equity compensation plan and related stock option agreements, all stock options and restricted stock held by Mr. DiNardo will become fully vested and exercisable by him for a period equal to the shorter of 24 months or the remaining term of the option.

Geraldine Hench

Xicor has entered into a change of control agreement with Ms. Hench under which, when Ms. Hench’s employment is terminated in connection with the merger, Ms. Hench will receive severance benefits consisting of a cash payment of $330,000, a pro-rated bonus payment of approximately $55,000 through the date of termination, and acceleration of all of her outstanding, unvested options, as well as an 11 month extension of the post-termination exercise period for certain options granted under the 1990 Incentive and Non-Incentive Stock Option Plan. Ms. Hench will also be entitled to a full tax gross up for any excise taxes that may be charged to her in connection with her severance benefits.

Acceleration of Options under Xicor’s Directors Plan

In connection with the expected termination of each of Xicor’s non-employee directors immediately following the merger, each option granted under the Xicor, Inc. 2000 Director Option Plan will, pursuant to the terms of the plan, fully accelerate and be exercisable immediately prior to the merger. Options to purchase an aggregate of 66,666 shares granted under the Director Plan to each of Julius Blank, Andrew Elder, John R. Harrington, Emmanuel Hernandez and J. Daniel McCranie at exercise prices per share ranging from $6.35 to $14.65 will accelerate.

Indemnification and Insurance

The merger agreement provides that Intersil will for a period of six years following the effective time of the merger indemnify to the fullest extent permitted by law the directors and officers of Xicor for acts or omissions occurring at or prior to the effective time of the merger that are based in whole or in part on the fact that such person was or is an officer or director of Xicor. Intersil will also assume Xicor’s obligations under indemnification agreements with officers and directors in effect prior to March 14, 2004 and any indemnification provisions under Xicor’s articles and bylaws as in effect immediately prior to the effective time of the merger.

Also, for a period of six years after the effective time of the merger, Xicor or Intersil will maintain in effect the current policies of directors’ and officers’ liability insurance covering those persons who are currently covered by

Xicor’s directors’ and officers’ liability insurance policy or maintain substitute policies on comparable terms to those currently in effect, subject to certain limitations. See “The Merger Agreement.”

Stock Ownership

As of March 11, 2004, directors and officers of Xicor beneficially owned approximately 5.24% of the outstanding shares of common stock of Xicor entitled to vote at the special meeting.

Treatment of Xicor Stock Options

Upon completion of the merger, Intersil will assume each outstanding Xicor stock option, including options under each of the following Xicor plans:

•	Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan;

•	Xicor, Inc. 2002 Stock Option Plan;

•	Xicor, Inc. 2000 Director Option Plan;

•	Xicor, Inc. 1998 Nonstatutory Stock Option Plan; and

•	Xicor, Inc. 1995 Director Option Plan.

Upon completion of the merger, each outstanding option to purchase Xicor common stock will be deemed to constitute an option to purchase the number of shares of Intersil Class A common stock equal to the exchange ratio multiplied by the number of shares of Xicor common stock subject to such option before the merger, rounded down to the nearest whole share. The exercise price for each converted option will be equal to the exercise price per share for the Xicor stock option immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

The other terms of each outstanding option and the Xicor option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for vesting and exercisability.

Intersil has agreed to file a registration statement on Form S-8 as promptly as practicable and in any event within 5 days of the effective time of the merger covering shares of Intersil Class A common stock issuable upon the exercise of outstanding Xicor stock options and will maintain such Form S-8 in effect for as long as such options remaining outstanding.

Accounting Treatment

Intersil intends to treat the merger as a purchase by Intersil of Xicor under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Xicor will be recorded, as of completion of the merger, at the respective fair market values and added to those of Intersil. Financial statements and reported results of operations of Intersil issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Xicor.

Stock Exchange Listing

The merger agreement provides that Intersil will use all reasonable efforts to cause the shares of Intersil Class A common stock to be issued in the merger and the shares of Intersil Class A common stock to be reserved for issuance in connection with the merger to be approved for trading on the Nasdaq National Market.

Resale of Intersil Class A Common Stock Received By Xicor Shareholders

The shares of Intersil Class A common stock that Xicor shareholders will own following the merger have been registered under the Securities Act of 1933. They may be freely traded and without restriction by you if you are not an “affiliate” of Xicor under the Securities Act. An affiliate of Xicor, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Xicor. Persons who are affiliates of Xicor at the time the merger is submitted for a vote of the Xicor shareholders may not sell their shares of Intersil Class A common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act. These Xicor affiliates have been advised that they may not sell, transfer or otherwise dispose of shares of Intersil Class A common stock received by them in connection with the merger unless such sale, transfer or other disposition has been registered under the Securities

Act, is made in accordance with Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, or is otherwise exempt from registration under the Securities Act in the opinion of legal counsel reasonably acceptable to Intersil or based on a “no action” letter obtained by the shareholder from the Securities and Exchange Commission staff. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

In accordance with the affiliate letters, Intersil will be entitled to place appropriate restrictive legends on these Xicor shareholders’ certificates evidencing any Intersil Class A common stock to be received by them in connection with the merger. Execution of an affiliate letter does not constitute an admission by the Xicor shareholder to being an affiliate of Xicor.

Dissenter’s Rights

If the Merger Agreement is approved by the required vote of Xicor shareholders and is not abandoned or terminated, Xicor shareholders who did not vote in favor of the Merger may, by complying with Sections 1300 through 1312 of the California General Corporation Law, be entitled to dissenters’ rights as described therein. To exercise dissenters’ rights, a Xicor shareholder must comply with all of the procedures required by California law. Under California law, no dissenters’ rights are available for shares, such as Xicor’s, listed on any national securities exchange certified by the Commissioner of Corporations of California or listed on the National Market System of the NASDAQ Stock Market unless there exists with respect to such shares any restriction on transfer imposed by the company or by any law or regulation, or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class. We have included a copy of California General Corporation Law—Chapter 13—Dissenters’ Rights as Appendix D to this document. The record holders of Xicor Stock that do exercise their dissenters’ rights with respect to the merger are referred to herein as “Dissenting Shareholders,” and the shares of stock with respect to which they exercise dissenters’ rights are referred to herein as “Dissenting Shares.” If a Xicor shareholder has a beneficial interest in Xicor Stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

The following discussion is not a complete statement of California General Corporation Law relating to dissenters’ rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the California General Corporation Law, a copy of which is attached to this document as Appendix D and incorporated herein by reference. ANY XICOR SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND APPENDIX D (SECTIONS 1300 THROUGH 1312 OF THE CALIFORNIA CORPORATION CODE) CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

DISSENTERS’ RIGHTS UNDER CALIFORNIA LAW

Xicor Stock must satisfy each of the following requirements to qualify as Dissenting Shares under California General Corporation Law:

•	the Xicor stock must have been outstanding on May 18, 2004, the record date;

•	the Xicor stock must not have been voted in favor of the merger. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a Xicor shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the merger agreement or abstain from voting on the merger agreement;

•	the holder of such Xicor stock must make a written demand that Xicor repurchase the Xicor stock at fair market value (as described below); and

•	the holder of such Xicor stock must submit certificates for endorsement (as described below).

A VOTE IN FAVOR OF THE MERGER BY A XICOR SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under California General Corporation Law.

Pursuant to Sections 1300 through 1312 of the California General Corporation Law, holders of Dissenting Shares may require Xicor to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the merger by the Xicor shareholders, Xicor is required to mail to each holder of Xicor stock not voted in favor of the merger a notice of the approval of the merger, a statement of the price determined by Xicor to represent the fair market value of Dissenting Shares (which will constitute an offer by Xicor to purchase such Dissenting Shares at such stated price), and a description of the procedures of such holders to exercise their rights as Dissenting Shareholders.

Within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to Dissenting Shareholders, a Dissenting Shareholder must demand that Xicor repurchase such shareholder’s Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that Xicor purchase, and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price within such 30-day period. Such holder must also submit to Xicor or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands Xicor purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS’ RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

A Xicor shareholder who elects to exercise dissenters’ rights pursuant to Chapter 13 should mail or deliver a written demand to:

XICOR, INC.

933 MURPHY RANCH ROAD

MILPITAS, CALIFORNIA 95035

ATTENTION: GERALDINE N. HENCH

ASSISTANT CORPORATE SECRETARY

If upon the Dissenting Shareholder’s surrender of the certificates representing the Dissenting Shares, Xicor and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

If Xicor and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the merger by

Xicor Shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the Xicor stock held by such shareholder are Dissenting Shares, the fair market value of such Xicor stock, or both. The California General Corporation Law provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless Xicor consents to such request for withdrawal.

If a Xicor shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Xicor stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the Effective Time.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW FOR PERFECTING DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, IF YOU ARE A XICOR SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS UNDER THE CALIFORNIA GENERAL CORPORATION LAW, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

VOTING AGREEMENT AND AFFILIATE LETTERS

Xicor Voting Agreement

Some of the shareholders of Xicor have entered into a voting agreement with Intersil, New Castle Merger Sub Corp. and Xicor and have granted New Castle Merger Sub Corp. and its officers, agents and nominees irrevocable proxies to vote any shares of Xicor common stock which are beneficially owned by each of them in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. The irrevocable proxy is valid for the Xicor special shareholders meeting or at any annual or other meeting of Xicor’s shareholders or for any written consent of shareholders. For any matters other than voting in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, the shares owned by these Xicor shareholders shall be voted by and in the manner determined by these shareholders upon written notice to New Castle Merger Sub Corp.

The voting agreement does not prohibit the sale, transfer or other disposition by these Xicor shareholders of their shares of Xicor common stock. The irrevocable proxy applies to the shares of Xicor common stock, if any, that are owned by these shareholders at the time of the Xicor special shareholders meeting or other shareholder meeting. As of the date of this proxy statement/prospectus, the shareholders that have entered into voting agreements with Intersil beneficially own 1,607,201 shares of Xicor common stock (including certain options exercisable for shares of Xicor common stock), representing approximately 5.24% of the voting power of the outstanding Xicor common stock. In the event that these Xicor shareholders acquire any additional Xicor securities, these securities will automatically be subject to the terms of the Xicor voting agreement.

Each shareholder executing the Xicor voting agreement has made representations and warranties to Intersil and New Castle Merger Sub Corp., subject to certain qualifications, as to its ownership and unencumbered title to Xicor securities. These Xicor shareholders, on the one hand, and Intersil and New Castle Merger Sub Corp., on the other hand, have also made reciprocal representations and warranties to each other regarding power and authority to execute the voting agreement, due execution and enforceability of the voting agreement and the absence of conflicts with other agreements, arrangements, judgments, orders or applicable laws.

These Xicor shareholders have also agreed to execute affiliate letters in favor of Intersil and New Castle Merger Sub Corp. (as described below in the Section entitled “—Xicor Affiliate Letters”) and to confirm in writing to Intersil and New Castle Merger Sub Corp. the accuracy of their representation and warranties immediately prior to the effective time of the merger if requested.

The Xicor voting agreements will terminate at the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Xicor Affiliate Letters

Xicor has agreed to use all reasonable efforts to cause each of its affiliates, or persons who may be deemed to be affiliates of Xicor, to execute and deliver to Intersil an affiliate letter not less than thirty days prior to the date of the

Xicor special shareholders meeting. Pursuant to the form of affiliate letter, each affiliate will agree not to sell, transfer or otherwise dispose of Xicor common stock in violation of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

These Xicor affiliates have been advised that they may not sell, transfer or otherwise dispose of shares of Intersil Class A common stock received by them in connection with the merger unless such sale, transfer or other disposition has been registered under the Securities Act, is made in accordance with Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, or is otherwise exempt from registration under the Securities Act in the opinion of legal counsel reasonably acceptable to Intersil or based on a “no action” letter obtained by the shareholder from the Securities and Exchange Commission staff.

In accordance with the affiliate letters, Intersil will be entitled to place appropriate restrictive legends on these Xicor shareholders’ certificates evidencing any Intersil Class A common stock to be received by them in connection with the merger. Execution of an affiliate letter does not constitute an admission by the Xicor shareholder to being an affiliate of Xicor.

INFORMATION ABOUT INTERSIL

Intersil Corporation

Intersil Corporation, a Delaware company, is a global designer and manufacturer of high-performance analog integrated circuits. Intersil’s portfolio addresses some of the fastest growing applications within four attractive end markets: high-end consumer, computing, communications and industrial.

History

Intersil was formed on August 13, 1999 through a series of transactions, in which Intersil and its wholly-owned subsidiary, Intersil Communications, Inc. (“Intersil Communications”), acquired the semiconductor business of Harris Corporation (“Harris”). On March 16, 2001, Intersil sold the assets of its Discrete Power products group to Fairchild Semiconductor Corporation (“Fairchild”) for $338.0 million in cash and the assumption by Fairchild of certain liabilities of the product group. On May 14, 2002, Intersil consummated a merger with Elantec Semiconductor, Inc. (“Elantec”). On August 28, 2003, Intersil sold the assets of its Wireless Networking products group to GlobespanVirata, Inc. (“GlobespanVirata”) for $250.0 million in cash and $114.4 million in GlobespanVirata common stock. Additionally, Intersil kept the product group’s accounts receivable and accounts payable balances that existed at the time of sale.

Products and Technology

Intersil’s product portfolio includes over 2,000 analog semiconductor products. Intersil organizes its products into four end market categories:

•	High End Consumer

Intersil’s high-end consumer products include its optical storage and video display products, its handheld power management products, and certain standard analog drivers. These products target high growth applications such as DVD recorders for the home market, liquid crystal display (“LCD”) televisions, smart phones and digital still cameras. High-end consumer represented 16% of Intersil’s fiscal year 2003 revenue.

•	Computing

Intersil’s computing category includes desktop, server and notebook power management, including core power devices and other peripheral applications, such as graphics, ACPI control and DDR memory. Computing represented 32% of Intersil’s sales in fiscal year 2003.

•	Communications

Intersil’s communications group is made up of its line drivers, broadband and hot plug power management products and high speed converters targeted to applications in markets such as DSL, home gateway, space and VOIP. Communications accounted for 24% of Intersil’s sales in fiscal year 2003.

•	Industrial

Intersil’s industrial products include its Elantec family of operational amplifiers, bridge driver power management products, interface and analog switches and multiplexers, and other standard analog products. These products target end markets including medical imaging, energy management and factory automation. Industrial products represented 28% of Intersil’s fiscal year 2003 sales.

Intersil’s Served End Markets, product categories and applications

End Market	Intersil product categories	End Market Applications	% of Intersil’s CY 2003 revenue
High-end consumer	optical storage, video display product, handheld power management products, and certain standard analog drivers	DVD recorders, liquid crystal display (“LCD”) televisions, smart phones and digital still cameras	16%

Computing	desktop, server and notebook power management products,	core power, peripheral applications, such as graphics, advanced configuration power interface (“ACPI”) control and double data rate (“DDR”) memory	32%

Communications	line drivers, broadband and hot plug power management products and high-speed data converters	DSL, home gateway, space and voice over IP (“VOIP”)	24%

Industrial	Elantec family of operational amplifiers, bridge driver power management products, interface, analog switches and multiplexers, and other standard analog products	medical imaging, energy management and factory automation	28%

More information regarding the corporate structure and governance of Intersil is contained in the section entitled “Comparison of Rights of Holders of Intersil Class A Common Stock and Xicor Common Stock” beginning on page 78.

INFORMATION ABOUT XICOR

Xicor designs, develops and markets high performance analog mixed-signal integrated circuits used in communications, computing, networking, consumer and industrial applications. Xicor has three fundamental technology approaches to differentiate itself from competition and add value to Xicor’s customers’ products. First Xicor has the ability to utilize EEPROM technology as a feature in our integrated analog mixed-signal designs. This integration provides significant flexibility and increases performance in many applications. The second technology approach utilizes the proprietary non-volatile technology that Xicor developed as an EEPROM supplier to implement precision analog mixed-signal integrated circuits with significantly lower power consumption than traditional approaches. These products add significant value in battery powered precision applications where power consumption and heat dissipation are critical. The third technology approach utilizes an industry standard 0.18-micron logic process to implement high frequency analog mixed-signal designs for data conversion and signal processing applications.

Xicor’s Mixed-Signal Products include data conversion products, power management integrated circuits, application specific standard products and time-keeping devices. Xicor is focused on providing innovative, differentiated analog mixed-signal products that serve the trends toward flexibility, portability and increased processing power in electronic systems. The increased complexity of system design and higher levels of analog content have created a greater need for programmability in the system. Xicor’s programmable analog mixed-signal components regulate, control, convert and manage various voltages and currents without manual adjustment. The growth in portable digital electronics has created a greater need for precision low-power analog mixed-signal products to perform a variety of critical analog tasks such as setting a voltage reference as a standard in the system or comparing signals to determine appropriate system response to a change in circumstances. The increased processing power available to system designers today has created a demand for more data. Incoming analog information must first be converted to a digital code before it can be processed. Commonly referred to as analog-to-digital conversion, this application requires very fast or high-frequency products that can convert millions of samples of analog information per second. Xicor’s products are designed to meet the needs of systems designed for flexibility, low power consumption and sophisticated signal processing.

Xicor, Inc., a California corporation founded in 1978, is a leading supplier of analog and mixed-signal semiconductors. For many years its primary focus was on the development of electrically erasable programmable read only memory devices, or EEPROMs. During 1998 Xicor began to develop and implement a manufacturing strategy to leverage outside wafer fabrication technology and capacity. As a fabless semiconductor company Xicor also began the process of transitioning our product development effort to the area of high performance analog mixed-signal integrated circuits. Today Xicor has two major product areas, our core Analog Mixed-Signal Products and our legacy Memory Products.

Xicor’s legacy Memory Products are electrically erasable programmable read-only memories, or EEPROMs. Generally, EEPROMs are nonvolatile memory products that can be altered (reprogrammed) electrically while the device is still installed in a system. EEPROM products are divided into two broad categories: parallel EEPROMs and serial EEPROMs. Because of their performance characteristics, parallel EEPROMs tend to be used in non-consumer devices, such as communications infrastructure equipment, instrumentation and other industrial applications as well as telemetry, avionics and military electronic equipment. Serial EEPROMs are typically commodity parts. As a result, parallel EEPROMs tend to have higher average selling prices and gross margins than serial EEPROMs. In March 2001, Xicor announced its plan to exit the more commodity-like serial EEPROM business while continuing to provide parallel EEPROM products to its customers. Xicor substantially completed its exit from the serial EEPROM business in 2002.

COMPARISON OF RIGHTS OF HOLDERS OF INTERSIL CLASS A COMMON STOCK AND

XICOR COMMON STOCK

Intersil Corporation is incorporated under the laws of the State of Delaware and Xicor, Inc. is incorporated under the laws of the State of California. The rights of Xicor shareholders are governed by the California General Corporation Law, Xicor’s amended and restated articles of incorporation and amended bylaws. The rights of Xicor shareholders who receive Intersil Corporation shares as a result of the merger will be governed by the Delaware General Corporation Law, Intersil’s amended and restated certificate of incorporation, bylaws and shareholders’ agreement. The following discussion summarizes certain material differences between the rights of holders of Xicor common stock and Intersil Class A common stock resulting from the differences in their governing documents and the differences between California and Delaware law.

The following summary is not a complete summary and is qualified in its entirety by reference to the governing corporate documents of Intersil and Xicor and applicable law. See “Incorporation of Certain Documents by Reference” on page 83.

Authorized Capital Stock

Intersil. The authorized capital stock of Intersil consists of: (i) 300,000,000 shares of Class A common stock, par value $.01 per share, (ii) 300,000,000 shares of Class B common stock, par value $.01 per share, (iii) 100,000 shares of preferred stock, par value $.01 per share, and (iv) 25,000 shares of Series A Junior Participating preferred stock, par value $0.01 per share.

Xicor. The authorized capital stock of Xicor consists of 200,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

Voting Rights

Intersil. Each holder of Intersil Class A common stock has the right to cast one vote for each share of Intersil Class A common stock held of record on all matters submitted to a vote of shareholders of Intersil, including the election of directors. Except as otherwise required by law, the holders of Intersil Class B common stock have no voting rights. Holders of Intersil Class A common stock have no cumulative voting rights and no preemptive rights.

Xicor. Similarly, as permitted under California law and as set forth in the Xicor bylaws, holders of Xicor common stock have cumulative voting rights in the election of directors. This means that at all elections of directors, each holder of Xicor common stock has the right to cast one vote for each share of Xicor common stock held of record by such holder multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. On all other matters submitted to a vote of shareholders of Xicor, each holder of Xicor common stock has the right to cast one vote for each share of Xicor common stock held of record. Holders of Xicor common stock have no preemptive rights.

As required under California law, consummation of the merger requires the approval of a majority of the outstanding shares of Xicor common stock.

Size of the Board of Directors

Intersil. The certificate of incorporation for Intersil provides that the board of directors must have no fewer than three and no more than eight members and may not be divided into classes. The term of each member of the board of directors expires at each annual stockholders’ meeting.

The bylaws of Intersil provide that the board of directors shall have the authority to determine the number of directors and fix the terms of office for the directors.

Xicor. The articles of incorporation of Xicor provide that the board of directors must have no fewer than four and no more than seven members, with the exact number of directors to be fixed within such limits by approval of the board of directors or the shareholders. Xicor currently has six authorized directors. The bylaws of Xicor provide that the term of each member of the board of directors expires at each annual shareholders’ meeting. California law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The Xicor bylaws do not provide for a classified board.

Removal of Directors; Vacancies

Intersil. The Intersil bylaws and certificate of incorporation are silent with respect to the removal of directors and the filling of vacancies.

Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. Delaware law also provides that vacancies and newly created directorships may be filled by a majority of the directors then in office.

Xicor. The Xicor bylaws provide, by reference to authority under California law, that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal (or not consenting in writing to the removal) would be sufficient to elect such director if voted cumulatively at an election of the entire board of directors. The Xicor bylaws also provide that a vacancy in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders or at a special meeting called for that purpose, until his or her successor is duly elected and qualified. In addition, the Xicor shareholders may at any time elect a director to fill any vacancy not filled by the directors.

Meetings of Stockholders / Shareholders

Intersil. The bylaws of Intersil provide that an annual meeting of stockholders shall be held at a time and place as may be designated by the board of directors. The Intersil bylaws also provide that a special meeting of stockholders may be called at any time by the chief executive officer, the board of directors, or the holders of a majority of the outstanding shares of Intersil Class A common stock entitled to vote at the meeting.

Xicor. The Xicor bylaws provide that each year an annual meeting of shareholders shall be held at 3:00 p.m. (local time) on the first Thursday in June. Under California law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or bylaws of the company. The Xicor bylaws also provide that a special meeting of shareholders may be called at any time by the board of directors, the chairman of the board, the president, a vice-president, the secretary, or by one or more shareholders holding not less than one-tenth of the voting power of the company. Under the Xicor bylaws, if a special meeting of shareholders is called by any person or persons other than by a majority of the members of the board of directors, then the appropriate officer of the company shall cause notice to be given to the shareholders entitled to vote that a meeting will be held, which shall be held not less than 25 nor more than 60 days after the written request to call such special meeting was delivered to the company.

Indemnification of Officers and Directors

Intersil. The bylaws of Intersil provide for indemnification of directors and officers, except to the extent prohibited by applicable law. In addition, the Intersil bylaws provide that Intersil will pay any expenses incurred in defending any indemnified action, in advance, if a determination is made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding that resulted in the indemnification claim or (ii) by independent legal counsel if such quorum is not obtainable that indemnification or advancement of fees is permissible.

Xicor. The bylaws of Xicor provide for indemnification of directors and officers and that Xicor may pay in advance any expenses incurred in defending an indemnified action upon receipt of an undertaking by or on behalf of the indemnified party to repay all amounts advanced if it shall ultimately be determined that the indemnified party is not entitled to indemnification. In addition, the articles of incorporation of Xicor provide that the liability of the directors of the company for monetary damages will be eliminated to the fullest extent permitted by California law.

§ 203 of the Delaware General Corporation Law

Intersil. Section 203 of the Delaware General Corporation Law is a business combination statute that generally prohibits an “interested stockholder,” defined generally as a person beneficially owning 15% or more of a corporation’s voting stock or an affiliate or associate of such person, from engaging in a “business combination,” defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation’s assets, with a Delaware corporation for three years following the time at which this person became an interested stockholder. This prohibition does not apply if:

•	the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

•	the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by employee stock ownership plans; or

•	at or subsequent to the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Section 203 permits the board of directors of a corporation to defend against takeover attempts and could act as a deterrent to potential takeover attempts as well. Intersil’s certificate of incorporation provides that Intersil is not subject to the provisions of Section 203 of the DGCL. By opting out of Section 203, it is easier for Intersil to enter into transactions with large stockholders without giving at least 66 2/3% of Intersil’s stockholders the opportunity to approve the transaction.

Xicor. There is no equivalent provision to Section 203 of the Delaware General Corporation Law under California law. However, the California General Corporation Law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Rights Plan

Intersil. Intersil has entered into a rights agreement with American Stock Transfer & Trust Company as rights agent pursuant to which each share of Intersil Class A common stock is entitled to a right to purchase one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the company exercisable at such time when a person or group of persons or the company publicly (i) announces that such person or persons have acquired or intend to acquire 20% or more of Intersil Class A common stock or (ii) discloses facts indicating such acquisition. Each right not held by the stockholder whose acquisition has caused the rights to become exercisable becomes the right to purchase, at an exercise price of $115.00, that number of shares of the Intersil’s common stock that at the time of the transaction, have a market value of twice the exercise price. In addition, if, after the rights become exercisable, Intersil is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each right will entitle the holder to purchase for $115.00 that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of $230.00. Certain of our principal stockholders are exempted from trigger the exercisability of the rights and will not be counted as affiliates or associates of any other person in determining whether such person has caused the rights to become exerciseable. The rights plan has an anti-takeover effect and is intended to improve the ability of the board to protect the interests of the Intersil and its stockholders in the event of an unsolicited proposal to acquire a significant interest in Intersil.

Xicor. Xicor has entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, pursuant to which each share of Xicor common stock is entitled to a right to purchase one one-thousandth (0.001) of a share of Series A Participating Preferred Stock of the company exercisable upon the earlier of (a) the tenth day (or such later date as may be determined by Xicor’s board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Xicor’s common stock then outstanding, or (b) the tenth business day (or such later date as may be determined by Xicor’s board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by such person or group of 15% or more of Xicor’s common stock then outstanding. In connection with the proposed merger, Xicor has amended its rights agreement to exempt Intersil from triggering such rights and to provide for the termination of such rights at the effective time of the merger.

Action By Unanimous Written Consent Of Stockholders/Shareholders Without A Meeting

Intersil. The certificate of incorporation of Intersil provides that any action which may be taken at any annual or special meeting of the stockholders of the company may be taken by written consent, without a meeting and without notice or a vote.

Xicor. The Xicor bylaws provide that any action which may be taken at any annual or special meeting of the shareholders of the company may be taken without a meeting or prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which is consistent with California law.

Amendment

Intersil. The certificate of incorporation of Intersil provides that sections of the certificate of incorporation dealing with (i) the non-applicability of DGCL Section 203, (ii) the size, non-classification and term of each director of the board of directors, (iii) action by unanimous written consent of stockholders without a meeting, (iv) the lack of authority of the board of directors to establish classes of stock or series of preferred stock (except in connection with a stockholder rights plan), (v) the conditions under which Intersil may establish a stockholder rights plan, and (vi) amendment of the certificate of incorporation, may not be amended without the approval of the holders of 75% of Intersil’s outstanding Class A common stock unless (i) a third party—that is, a person or entity other than Intersil’s principal stockholders or members of management—acquires more than 40% of the Class A common stock, or (ii) after any transfer by Sterling or its affiliates, Sterling and its affiliates together own less than 15% of Intersil’s outstanding common stock. Sterling and its affiliates no longer own any of Intersil’s outstanding common stock. Accordingly, the holders of a majority of the Class A common stock now have the right to amend the foregoing provisions. The DGCL provides that the other sections of Intersil’s certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Under the provisions of Intersil’s certificate of incorporation and bylaws, the bylaws may be amended by the affirmative vote of a majority of all directors in office or the holders of a majority of the outstanding stock entitled to vote.

Xicor. California law provides that Xicor’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. Under the provisions of Xicor’s bylaws, the board of directors and the shareholders of the company holding a majority of the outstanding voting stock shall have the power to amend the bylaws.

Transactions Involving Directors

Intersil. Under the DGCL, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (a) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though less than a majority of a quorum.

Xicor. Under California law, contracts or transactions between a company and one or more of its directors or between a company and any other entity in which one or more of its directors has a material financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions are met. Under California law, either (a) the disinterested shareholders or the disinterested members of the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts, or (b) the contract or transaction must have been just and reasonable to the company. Xicor has not made any explicit mention in its articles of incorporation or bylaws regarding interested director transactions.

Appraisal or Dissenters Rights

Intersil. Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Since Intersil’s certificate of incorporation does not provide otherwise, these appraisal rights are not available:

•	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

•	with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or Nasdaq or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

•	to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

Xicor. Under California law, if the approval of the outstanding shares of the company is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the merger or reorganization, may require the company to purchase for cash at their fair market value the shares owned by such shareholder. Under California law, no dissenters’ rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations of California or listed on the National Market System of the NASDAQ Stock Market, unless there exists with respect to such shares any restriction on transfer imposed by the company or by any law or regulation, or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class. These appraisal rights’ are described more fully beginning on page 72.

LEGAL MATTERS

The validity of the shares of Intersil Class A common stock offered by this proxy statement/prospectus will be passed upon for Intersil by Dechert LLP, counsel for Intersil.

Dechert LLP, counsel for Intersil, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Xicor, will pass upon certain U.S. federal income tax consequences of the merger for Intersil and Xicor, respectively.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Intersil appearing in Intersil’s Annual Report on Form 10-K for the year ended January 2, 2004, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Xicor incorporated in this Registration Statement on Form S-4 by reference to Xicor’s Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Poweready incorporated in this Registration Statement on Form S-4 by reference to Xicor’s Form 8-K filed on February 23, 2004 have been so incorporated in reliance on the report of Nation Smith Hermes Diamond, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this document, the Xicor board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

In addition to solicitation of proxies by mail, directors, officers and regular employees of Xicor (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise.

SHAREHOLDER PROPOSALS

Xicor will hold an annual meeting of its shareholders in 2004 only if the merger is not completed. If Xicor’s 2004 annual meeting is to be held, in order to be considered for inclusion in Xicor’s proxy statement for the meeting, shareholder proposals must be submitted to Xicor’s Corporate Secretary at 933 Murphy Ranch Road, Milpitas, California 95035, on or before a date to be reasonably determined by Xicor. In order to be considered for possible action by shareholders at the 2004 annual meeting but not included in Xicor’s 2004 proxy statement, shareholder proposals must be submitted to Xicor’s Assistant Corporate Secretary on or before a date to be reasonably determined by Xicor. Xicor’s board of directors will review any shareholder proposals that are filed as required and will determine whether they meet applicable criteria for consideration at the 2004 annual meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Intersil to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below as well as any future filings that Intersil and Xicor make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Xicor shareholders’ meeting. These documents contain important information about Intersil and Xicor and their financial performance.

Intersil SEC Filings (File No. 000-29617)	Period

Annual Report on Form 10-K	Fiscal year ended January 2, 2004 (filing dated March 9, 2004)

Quarterly Reports on Form 10-Q and Form 10-Q/A	Quarters ended April 4, 2003 (filing dated May 14, 2003); July 4, 2003 (filing dated August 12, 2003); and October 3, 2003 (filing dated November 12, 2003, as amended February 27, 2004)

Current Reports on Form 8-K	Filing dated March 18, 2003; filing dated March 26, 2003; filing dated May 14, 2003; filing dated July 18, 2003; filing dated September 5, 2003; filing dated September 12, 2003; filing dated March 16, 2004; filing dated March 19, 2004; filing dated April 21, 2004 (Accession number 0001193125-04-066222)

Definitive Proxy Statement on Form 14A	Filing dated March 26, 2004

Description of Intersil Capital Stock included in our Registration Statement on Form S-1 (File No. 333-95199) incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000 under Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description	Filing dated February 4, 2000

Xicor SEC Filings (File No. 000-09653)

Annual Report on Form 10-K	Fiscal year ended December 31, 2003 (filing dated February 23, 2004), as amended by Form 10-K/A filed March 29, 2004

Current Report on Form 8-K	Filing dated February 23, 2004; filing dated March 16, 2004

Form 8-A/A	Filing Dated March 25, 2004

FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on Intersil Corporation’s (“Intersil”) and Xicor, Inc.’s (“Xicor”) current expectations, estimates, beliefs, assumptions, and projections about Intersil’s and Xicor’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could vary materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.

Important risk factors that may cause such material differences for Intersil and Xicor in connection with Intersil’s acquisition of Xicor include, but are not limited to:

•	the risks inherent in acquisitions (including integration issues, costs and unanticipated expenditures);

•	changing relationships with customers, suppliers, and strategic partners;

•	potential contractual, employment and intellectual property issues;

•	risks of not securing regulatory approvals;

•	accounting treatment and charges (changes to make accounting policies consistent could materially change such items as timing of revenue recognition, depreciation and amortization on a going forward basis);

•	the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized;

•	the timing, rescheduling or cancellation of significant customer orders;

•	the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products;

•	silicon wafer pricing and the availability and quality of foundry and assembly capacity and raw materials;

•	the effectiveness of Intersil’s and Xicor’s expense and product cost control and reduction efforts;

•	intellectual property disputes, customer indemnification claims, and other litigation risks;

•	Intersil’s and Xicor’s ability to develop, market and transition to volume production new products and technologies in a timely manner;

•	failure of the shareholders of Xicor to approve the merger; and

•	other economic, business, competitive and/or regulatory factors affecting the businesses of Intersil and Xicor generally.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the SEC.

Some of these factors and additional risks and uncertainties are further discussed under the other factors identified in the “Risk Factors” section beginning on page 24. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Intersil and Xicor shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates important business and financial information about Intersil and Xicor from other documents that are not included in or delivered with this one. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following addresses.

Intersil Corporation	Xicor, Inc.
Meghan Dalton	Investor Relations
2401 Palm Bay Road, Suite 100	933 Murphy Ranch Road, Bldg. 4
Palm Bay, FL 32905	Milpitas, CA 95035
(321) 729-5738	(408) 432-8888
mdalton@intersil.com	investors@xicor.com
www.intersil.com	www.xicor.com

If you would like to request any documents, please do so by June 18, 2004 in order to receive them before the Xicor special meeting.

Intersil and Xicor file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be inspected and copied at the following public reference facility maintained by the SEC:

Judiciary Plaza

Room 1024

450 Fifth Street, NW

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding Intersil. The address of the SEC web site is www.sec.gov. These materials may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, NW, Washington, D.C. 20006.

Intersil filed a registration statement on Form S-4 to register with the SEC the issuance of Intersil Class A common stock in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Intersil. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

Intersil and Xicor are also incorporating by reference additional documents that they file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of Xicor’s shareholders. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page 83. You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless Intersil has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from Intersil at the above address.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER INVOLVING OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, OR IN THE DOCUMENTS INTERSIL HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

APPENDIX G

FORM OF COMPANY AFFILIATE LETTER

Intersil Corporation

675 Trade Zone Blvd.

Milpitas, CA 95035

Attention: Thomas Tokos, Esq.

Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an “affiliate” of Xicor, Inc., a California corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March         , 2004 (the “Merger Agreement”) (capitalized terms used but not defined herein having the respective meanings given to them in the Merger Agreement), by and among Intersil Corporation, a Delaware corporation (“Parent”), New Castle Merger Sub Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and New Castle Sub LLC, a single member Delaware limited liability company wholly owned by Parent (the “LLC”), and the Company, the Merger Sub will be merged with and into the Company (the “Step One Merger”) and the Company, as surviving corporation of the Step One Merger, will be merged with and into the LLC (the “Step Two Merger,” and together with the Step One Merger, the “Mergers”), with the LLC being the ultimate surviving entity in the Mergers.

As a result of the Merger, the undersigned may receive shares of Parent Common Stock, par value $.01 per share, of Parent (the “Parent Securities”) in exchange for shares owned by the undersigned of common stock, no par value, of the Company (or upon the exercise of options or warrants for such shares, or upon a distribution, if any, from the Company 423 Plan or the Company’s 401(k) plan).

The undersigned hereby represents, warrants and covenants to Parent that in the event the undersigned receives any Parent Securities as a result of the Mergers:

A. The undersigned shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations of the Commission.

B. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon his, her or its ability to sell, transfer or otherwise dispose of the Parent Securities, to the extent the undersigned felt necessary, with his, her or its counsel or counsel for Parent.

C. The undersigned has been advised that the issuance of Parent Securities to him, her or it pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the shareholders of the Company, (i) the undersigned may be deemed to have been an affiliate of the Company and (ii) the distribution by the undersigned of the Parent Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Parent Securities issued to undersigned in the Merger unless (x) such sale, transfer or other disposition has been registered under the Act, (y) such sale, transfer or other disposition is made in conformity with Rule 145 (as such rule may be hereafter from time to time amended) promulgated by the Commission under the Act, or (z) in the opinion of counsel reasonably acceptable to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. The undersigned understands that Parent is under no obligation to the undersigned to register the sale, transfer or other disposition of the Parent Securities by the undersigned or on his, her or its behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. The undersigned also understands that stop transfer instructions will be given to Parent’s transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

F. The undersigned also understands that unless the transfer by the undersigned of his, her or its Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR

FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) evidence or representations satisfactory to Parent that the Parent Securities represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d) (as such rule may be hereafter from time to time amended) or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Execution of this letter is not and should not be considered an admission on the part of the undersigned that he, she or it is an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that he, she or it is such an affiliate on or after the date of this letter.

Very truly yours,

Name: Date:

Accepted this day of March, 2004 by

INTERSIL CORPORATION

By

Name: Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law, the Amended Restated Certificate of Incorporation of Intersil provides that directors of Intersil shall not be personally liable to Intersil or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Intersil or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iii) the rights conferred in the Bylaws are not exclusive, and (vi) the no modification or repeal of any provision relating to indemnification will affect the obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, Intersil has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of Intersil are insured against certain liabilities under Intersil’s directors’ and officers’ liability insurance.

The foregoing summary of the Delaware General Corporation Law and of the Restated Certificate of Incorporation and By-laws of Intersil is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of Intersil’s Restated Certificate of Incorporation and By-laws.

Item 21.	Exhibits and Financial Statement Schedules.

Incorporated by reference to the Exhibit Index of this proxy statement/prospectus.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) if the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3;

(5) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

(7) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(8) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(9) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(10) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this First Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milpitas, California, on this 6th day of May, 2004.

INTERSIL CORPORATION

/s/ Thomas C. Tokos

Thomas C. Tokos Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities at the above-named Registrant on May 6, 2004.

Signature	Title	Date

* Richard M. Beyer	Chief Executive Officer and Director (principal executive officer)	May 6, 2004

* Daniel J. Heneghan	Vice President and Chief Financial Officer (principal financial and accounting officer)	May 6, 2004

* Gregory L. Williams	Executive Chairman of the Board of Directors	May 6, 2004

* Robert W. Conn	Director	May 6, 2004

* James V. Diller	Director	May 6, 2004

* Gary E. Gist	Director	May 6, 2004

* Jan Peeters	Director	May 6, 2004

* Robert N. Pokelwaldt	Director	May 6, 2004

* By:	/s/ Thomas C. Tokos

Thomas C. Tokos Attorney-in-Fact

Exhibits

2.01	Agreement and Plan of Merger dated March 14, 2004, by and among Intersil Corporation, New Castle Merger Sub Corp., New Castle Sub LLC and Xicor, Inc., dated as of March 14, 2004 (incorporated by reference to Exhibit 2.01 to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

2.02	Voting Agreement, dated March 14, 2004, by and among Intersil Corporation, New Castle Merger Sub Corp., Xicor, Inc., J. Daniel McCranie, Louis DiNardo, Jack Harrington, Julius Blank, Emmanuel Hernandez, Andrew Elder, Geraldine Hench, Todd Smathers, Steven Bakos, and Davin Lee. (incorporated by reference to Exhibit 2.02 to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

2.03	Form of Xicor Affiliate Letter (included as Appendix G to this proxy statement/prospectus and incorporated herein by reference).

3.01	Amended and Restated Certificate of Incorporation of Intersil (incorporated by reference to Exhibit 3.01 to the Annual Report on Form 10-K, filed March 9, 2004).

3.02	Restated Bylaws of Intersil (incorporated by reference to Exhibit 3.02 to the Annual Report on Form 10-K, filed March 9, 2004).

4.01	Specimen Certificate of Holding’s Class A Common Stock (incorporated by reference to Exhibit 4.01 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration Number 333-95199)).

5.01	Opinion of Dechert LLP as to the legality of the securities being registered.*

8.01	Opinion of Dechert LLP as to tax matters.*

8.02	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to tax matters.*

10.01	Employment Agreement Letter between Louis DiNardo and Intersil, dated March 15, 2004 (incorporated by reference to Exhibit 10.01 to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

10.02	Executive Change in Control Severance Benefits Agreement between Louis DiNardo and Intersil, dated March 15, 2004 (incorporated by reference to Exhibit 10.02 to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

21.01	Subsidiaries of Intersil, Inc. (incorporated by reference to Exhibit 21.01 to the Annual Report on Form 10-K, filed March 9, 2004).

23.01	Consent of Dechert LLP (included as part of its opinion filed as Exhibits 5.01 and 8.01 and incorporated herein by reference).*

23.02	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of its opinion filed as Exhibit 8.02 and incorporated herein by reference).*

23.03	Consent of Ernst & Young LLP, Independent Certified Public Accountants.

23.04	Consent of Nation Smith Hermes Diamond, Independent Accountants.

23.05	Consent of PricewaterhouseCoopers LLP, Independent.

24.01	Power of Attorney (previously filed on the signature page to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

99.01	Form of Proxy Card of Xicor.*

99.02	Consent of Wachovia Capital Markets, LLC.

99.03	Form of California Corporations Code Chapter 13 Notice to Xicor Shareholders (incorporated by reference to Exhibit 99.03 to the Registration Statement on Form S-4 filed March 30, 2004 (Registration Number 333-114021)).

* To be filed by Amendment